Exhibit 10.1

AMENDMENT NO. 20 TO SECOND AMENDED AND RESTATED
MASTER REPURCHASE AGREEMENT

This Amendment Number Twenty (this “Amendment”) is made as September 30, 2022, by and between Barclays Bank PLC (“Purchaser” and “Agent”) and Nationstar Mortgage LLC (“Seller”), to that certain Second Amended and Restated Master Repurchase Agreement, dated as of January 29, 2016 (as amended by that certain Amendment Number One to the Second Amended and Restated Master Repurchase Agreement, dated as of June 24, 2016, Amendment Number Two to the Second Amended and Restated Master Repurchase Agreement, dated as of October 17, 2016, Amendment Number Three to the Second Amended and Restated Master Repurchase Agreement, dated as of October 31, 2016, Amendment Number Four to the Second Amended and Restated Master Repurchase Agreement, dated as of October 30, 2017, Amendment Number Five to the Second Amended and Restated Master Repurchase Agreement, dated as of March 22, 2018, Amendment Number Six to the Second Amended and Restated Master Repurchase Agreement, dated as of May 29, 2018, Amendment Number Seven to the Second Amended and Restated Master Repurchase Agreement, dated as of October 24, 2018, Amendment Number Eight to the Second Amended and Restated Master Repurchase Agreement, dated as of November 20, 2018, Amendment Number Nine to the Second Amended and Restated Master Repurchase Agreement, dated as of January 28, 2019, Amendment Number Ten to the Second Amended and Restated Master Repurchase Agreement, dated as of March 29, 2019, Amendment Number Eleven to the Second Amended and Restated Master Repurchase Agreement, dated as of April 3, 2019, Amendment Number Twelve to the Second Amended and Restated Master Repurchase Agreement, dated as of October 25, 2019, Amendment Number Thirteen to the Second Amended and Restated Master Repurchase Agreement, dated as of March 30, 2020, Amendment Number Fourteen to the Second Amended and Restated Master Repurchase Agreement, dated as of September 11, 2020, Amendment Number Fifteen to the Second Amended and Restated Master Repurchase Agreement, dated as of October 26, 2020, Amendment Number Sixteen to the Second Amended and Restated Master Repurchase Agreement, dated as of December 18, 2020, Amendment Number Seventeen to the Second Amended and Restated Master Repurchase Agreement, dated as of July 9, 2021, Amendment Number Eighteen to the Second Amended and Restated Master Repurchase Agreement, dated as of September 30, 2021, Amendment Number Nineteen to the Second Amended and Restated Master Repurchase Agreement, dated as of June 3, 2022, and as further amended, restated, supplemented or otherwise modified from time to time, the “Repurchase Agreement”), by and among Seller, Agent and Purchaser. Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Repurchase Agreement.

WHEREAS, pursuant to Section 28 of the Agreement the parties hereto desire to amend the Agreement as described below;

NOW, THEREFORE, pursuant to the provisions of the Agreement concerning modification and amendment thereof, and in consideration of the amendments, agreements and other provisions herein contained and of certain other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, it is hereby agreed between Seller and Purchaser as follows:

Section 1. Amendment to Agreement. Effective as of the Effective Date (as hereinafter defined), the Repurchase Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double- underlined text (indicated textually in the same manner as the following example: double- underlined text) as set forth in Exhibit A hereto. The parties hereto further acknowledge and agree that Exhibit A constitutes the conformed Repurchase Agreement as amended and modified by the terms set forth herein.

Section 2. Fees and Expenses. Seller agrees to pay to Purchaser all documented and reasonable out of pocket fees and expenses incurred by Purchaser in connection with this Amendment, including all reasonable and documented fees and out of pocket costs and expenses of the legal counsel to Purchaser and Agent incurred in connection with this Amendment, in accordance with Section 23(a) of the Repurchase Agreement.

Section 3. Conditions to Effectiveness of this Amendment. This Amendment shall become effective on the day (the “Effective Date”) when Seller shall have paid or delivered, as applicable, to Purchaser all fees, expenses, documents and instruments, each of which shall be in form and substance acceptable to Purchaser:

(a)all accrued and unpaid fees and expenses owed to Purchaser in accordance with the Program Documents, in each case, in immediately available funds, and without deduction, set-off or counterclaim;

(b)a copy of this Amendment duly executed by each of the parties hereto;

(c)a copy of the Amendment Number Fourteen to the Second Amended and Restated Master Repurchase Agreement Pricing Side Letter, dated as of the date hereof (the “MRA PSL Amendment”);

(d)a copy of the Amendment Number Twelve to the Mortgage Loan Participation Purchase and Sale Agreement Pricing Side Letter, dated as of the date hereof;

(e)a copy of the Amendment Number Twenty to the Loan and Security Agreement, dated as of the date hereof;

(f)a copy of the Amendment Number Four to the Third Amended and Restated Pricing Side Letter to the Loan and Security Agreement, dated as of the date hereof;

(g)the payment of the first installment of the Renewal Fee (as defined in the MRA PSL Amendment); and

(h)any other documents reasonably requested by Purchaser or Agent on or prior to the date hereof.

Section 4. Effect of Amendment. Except as expressly amended and modified by this Amendment, all provisions of the Repurchase Agreement shall remain in full force and effect and all such provisions shall apply equally to the terms and conditions set forth herein. After this Amendment becomes effective, all references in the Repurchase Agreement (or in any other document relating to the Mortgage Loans) to “this Agreement,” “the Repurchase Agreement,” “hereof,” “herein” or words of similar effect referring to such Agreement shall be deemed to be references to such Agreement as amended by this Amendment. This Amendment shall not be deemed to expressly or impliedly waive, amend or supplement any provision of the Repurchase Agreement other than as set forth herein.

Section 5. Successors and Assigns. This Amendment shall be binding upon the parties hereto and their respective successors and assigns.

Section 6. Section Headings. The various headings and sub-headings of this Amendment are inserted for convenience only and shall not affect the meaning or interpretation of this Amendment or the Agreement or any provision hereof or thereof.

Section 7. Representations. In order to induce Purchaser to execute and deliver this Amendment, Seller hereby represents to Purchaser that as of the date hereof (i) it is in full compliance with all of the terms and conditions of the Program Documents and remains bound by the terms thereof and (ii) no Default or Event of Default has occurred and is continuing under the Program Documents.

Section 8. GOVERNING LAW. THIS AMENDMENT SHALL BE CONSTRUED WITH AND GOVERNED BY AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS EXCEPT SECTIONS 5-1401 AND 5-1402 OF NEW YORK GENERAL OBLIGATIONS LAW, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

Section 9. Counterparts. For the purpose of facilitating the execution of this Amendment, and for other purposes, this Amendment may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and such counterparts, together, shall constitute one and the same agreement. This Amendment shall be valid, binding, and enforceable against a party when executed and delivered by an authorized individual on behalf of the party by means of (i) an original manual signature; (ii) a faxed, scanned, or photocopied manual signature, or (iii) any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including any relevant provisions of the Uniform Commercial Code, in each case to the extent applicable. Each faxed, scanned, or photocopied manual signature, or electronic signature, shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm of otherwise verify the validity or authenticity thereof. The original documents shall be promptly delivered, if requested.

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IN WITNESS WHEREOF, Purchaser, Agent and Seller have caused their names to be duly thereunto duly authorized, as of the date and signed to this Amendment by their respective officers year first above written.

BARCLAYS BANK PLC,
as Purchase r and Agent

By: /s/ Grace Park
Name: Grace Park
Title: Managing Director

NATIONSTAR MORTGAGE LLC,
as Seller

By: /s/ Pedro Alvarez      Name: Pedro Alvarez
Title: Treasurer

EXHIBIT A

CONFORMED THROUGH AMENDMENT NO. ~~19~~20, DATED AS OF ~~JUNE 3~~SEPTEMBER 30,
2022

SECOND AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT

Between

BARCLAYS BANK PLC, as Purchaser and Agent, and
NATIONSTAR MORTGAGE LLC, as Seller

Dated as of January 29, 2016

SECOND AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT

Dated as of January 29, 2016

BETWEEN:

BARCLAYS BANK PLC, in its capacity as purchaser (“Barclays” or “Purchaser”) and agent pursuant hereto (“Agent”),

and

NATIONSTAR MORTGAGE LLC (“Seller”).

1.APPLICABILITY

Barclays and Seller entered into that certain Amended and Restated Master Repurchase Agreement, dated as of May 17, 2013 (as amended, supplemented or otherwise modified prior to the date hereof, the “Original Agreement”), which prescribes the manner of sale of Eligible Mortgage Loans and the method and manner by which Seller will repurchase such Purchased Assets, and contemporaneously entered into the Program Documents (as such term is defined in such Original Agreement).

Purchaser and Seller desire to further amend and restate the Original Agreement in its entirety to add the REO Asset as an Eligible Asset and to make certain changes and contemporaneously enter into or reaffirm the Program Documents (as such term is defined in this Agreement), as applicable.

Barclays may from time to time, upon the terms and conditions set forth herein, agree to enter into transactions on a committed basis with respect to the Committed Amount and an uncommitted basis with respect to the Uncommitted Amount, in which Seller sells to Purchaser Eligible Assets (and transfers to Barclays the REO Asset), on a servicing-released basis, against the transfer of funds by Purchaser, with a simultaneous agreement by such Purchaser to transfer to Seller such Purchased Assets on a date certain not later than one year following such transfer, against the transfer of funds by Seller; provided, that the Aggregate MRA Purchase Price shall not exceed, as of any date of determination, the lesser of (a) the Maximum Aggregate Purchase Price (less the sum of the Aggregate EPF Purchase Price and the MSR Facility Borrowed Amount) and (b) the aggregate Asset Base of all Purchased Assets and all Eligible Mortgage Loans proposed to be sold in such Transaction. Each such transaction involving
(x) the transfer of Eligible Mortgage Loans to Purchaser or (y) the transfer of REO Property to REO Subsidiary resulting in an increase in the value of the REO Asset, shall each be referred to herein as a “Transaction,” and shall be governed by this Agreement. This Agreement is not a commitment by Purchaser to enter into Transactions with Seller but rather sets forth the procedures to be used in connection with periodic requests for Purchaser to enter into Transactions with Seller. Seller hereby acknowledges that Purchaser is under no obligation to enter into, any Transaction pursuant to this Agreement with respect to the Uncommitted Amount.

After the initial Purchase Date, as part of separate Transactions, Seller may request and, as set forth in the previous paragraph and subject to the terms and conditions of this Agreement, Purchaser may or shall fund an increase in the Aggregate MRA Purchase Price for (i) additional Eligible Mortgage Loans and (ii) the REO Asset based upon either the conveyance by Seller of additional REO Properties to REO Subsidiary or the acquisition of additional REO Properties by the REO Subsidiary.

2.DEFINITIONS AND INTERPRETATION

(a)Defined Terms.

“30+ Day Delinquent Mortgage Loan” means any Mortgage Loan at any time the Monthly Payment for which was not received within twenty-nine (29) days after its Due Date.

“Accepted Servicing Practices” means with respect to any Mortgage Loan, those accepted, customary and prudent mortgage servicing practices (including collection procedures) of prudent mortgage banking institutions that service mortgage loans of the same type as the Mortgage Loans in the jurisdiction where the related Mortgaged Property is located, and which are in accordance with the requirements of each Agency Program, applicable law, FHA regulations and VA regulations, if applicable, and the requirements of any private mortgage insurer so that the FHA insurance, VA guarantee or any other applicable insurance or guarantee in respect of any Mortgage Loan is not voided or reduced.

“Accrual Period” means the period commencing on and including the first (1st) day of each calendar month and ending on and including the final calendar date of such calendar month.

“Acquisition of a Mortgage Originator” shall mean an acquisition, merger or other business combination of Seller resulting in either Seller or a Subsidiary of Seller (i) becoming affiliated with an originator or servicer of Mortgage Loans or (ii) acquiring a substantial portion of the assets of an originator or servicer of Mortgage Loans, in any case, that, with the passage of time or otherwise (including the incurrence of indebtedness in connection with such acquisition, merger or other business combination), in the reasonable determination of Seller (as supported by financial projections and other material information that the Agent may request in connection with such acquisition, merger or other business combination), would cause any of the following: (x) the Tangible Net Worth of Seller to be at any time less than or equal to $400,000,000; or (y) the ratio of the Servicer’s Total Net Indebtedness to Tangible Net Worth at any time to exceed 9:1.

“Act” shall have the meaning assigned thereto in Section 39.

“Act of Insolvency” means, with respect to any Person,
(i)the filing of a voluntary petition (or the consent by such Person to the filing of any such petition against it), commencing, or authorizing the commencement of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law relating to the protection of creditors, or suffering any such petition or proceeding to be commenced by another; or such Person shall consent or seek to the appointment of or taking possession by a custodian, receiver, conservator, trustee, liquidator, sequestrator or similar official of such Person, or for any substantial part of its Property, or any general assignment for the benefit of creditors;

(ii)a proceeding shall have been instituted against such Person under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, moratorium, delinquency or liquidation law of any jurisdiction, whether now or subsequently in effect, or a custodian, receiver, conservator, liquidator, trustee, sequestrator or similar official for such Person or such Person’s Property (as a debtor or creditor protection procedure) is appointed by any Governmental Authority having the jurisdiction to do so or takes possession of such Property and any such proceeding is not dismissed within sixty (60) days of filing; provided, that if, under any other agreement for Indebtedness, Seller is subject to a shorter time period to dismiss any such proceeding, such shorter time period shall be automatically incorporated into this Agreement as if fully set forth herein without the need of any further action on the part of any party;

(iii)that such Person or any Affiliate shall become insolvent;

(iv)that such Person shall (a) admit in writing its inability to pay or discharge its debts or obligations generally as they become due or mature, (b) admit in writing its inability to, or intention not to, perform any of its material obligations, or (c) generally fail to pay any of its debts or obligations as they become due or mature;

(v)any Governmental Authority shall have seized or appropriated, or assumed custody or control of, all or any substantial part of the Property of such Person, or shall have taken any action to displace the executive management of such Person; or

(vi)the audited annual financial statements of Person or the notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of such Person as a “going concern” or a reference of similar import or shall indicate that such Person has a negative net worth or is insolvent; or

(vii)if such Person or any Affiliate is a corporation, such Person or any Affiliate or any of their Subsidiaries, shall take any corporate action in furtherance of, or the action of which would result in any of the foregoing actions.

“Additional Eligible Loan Criteria” shall have the meaning assigned thereto in the Pricing Side Letter.

“Additional Purchased Mortgage Loans” shall have the meaning assigned thereto in Section 7(b) hereof.

“Additional REO Subsidiary” means Nationstar HECM Acquisition Trust 2018-1.

“Adjustable Rate Mortgage Loan” means a Mortgage Loan which provides for the adjustment of the Mortgage Interest Rate payable in respect thereto.

“Affiliate” means, with respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling,” “controlled by” and “under common control with” have meanings correlative to the meaning of “control.”

“Aged Mortgage Loan” means a Mortgage Loan for which the time between the Origination Date and the date of determination is more than (i) sixty (60) days, with respect to Fannie Mae Mortgage Loans, Freddie Mac Mortgage Loans and Ginnie Mae Mortgage Loans (other than FHA Buyout Loans, VA Buyout Loans and HECM Buyout Loans), (ii) sixty (60) days, with respect to Jumbo Mortgage Loans and (iii) sixty (60) days, with respect to Modified Loans.

“Aged REO Property” means an REO Property for which the time between the date on which the Seller or the REO Subsidiary first obtained marketable title to such REO Property and the date of determination is more than six (6) months; provided, however, that after the AR Sunset Date (as defined in the Pricing Side Letter), such time is more than twelve (12) months.

“Agency” means Freddie Mac, Fannie Mae or Ginnie Mae, as applicable.

“Agency Guide” means the Freddie Mac Guide, the Fannie Mae Guide, or the Ginnie Mae Guide, as applicable.

~~“Agency Investor Mortgage Loan” means a Mortgage Loan that (i) meets Seller’s Investor Underwriting Guidelines and (ii) is a Fannie Mae Mortgage Loan, a Freddie Mac Mortgage Loan, or a Ginnie Mae Mortgage Loan.~~

“Agency Program” means the Freddie Mac Program, the Fannie Mae Program, or the Ginnie Mae Program, as applicable.

“Agent” means Barclays Bank PLC and its successors in interest, as administrative agent for Purchaser and any additional purchasers that may become a party hereto.

“Aggregate EPF Purchase Price” means as of any date of determination, an amount equal to the aggregate Outstanding Purchase Price (as defined in the Mortgage Loan Participation Purchase and Sale Agreement) for all Participation Certificates (as defined in the Mortgage Loan Participation Purchase and Sale Agreement) then owned by Barclays under the Mortgage Loan Participation Purchase and Sale Agreement.

“Aggregate MRA Purchase Price” means as of any date of determination, an amount equal to the aggregate Outstanding Purchase Price for all Purchased Assets then subject to Transactions under this Agreement.

“Agreement” means this Second Amended and Restated Master Repurchase Agreement (including all exhibits, schedules and other addenda thereto), as it may be amended, further supplemented or otherwise modified from time to time.

“Allowable Variance” shall have the meaning assigned thereto in Section 3(c) hereof.

“Applicable Agency” means Ginnie Mae, Fannie Mae, or Freddie Mac, as applicable.

“Applicable Margin” shall have the meaning assigned thereto in the Pricing Side Letter.

“Approvals” means with respect to Seller and Servicer the approvals obtained from the Applicable Agency or HUD in designation of Seller and/or Servicer as a Ginnie Mae-approved issuer, an FHA-approved mortgagee, a VA-approved lender, a Fannie Mae-approved lender or a Freddie Mac-approved Seller/Servicer, as applicable, in good standing.

“Asset Base” shall have the meaning assigned thereto in the Pricing Side Letter.

“Assignment and Acceptance” shall have the meaning assigned thereto in Section 27(b).

“Assignment and Contribution Agreement” means that certain Assignment and Contribution Agreement, dated on or about January 31, 2016, between Seller, as assignor, and the Existing REO Subsidiary, as assignee.

“Assignment of Mortgage” means (i) with respect to any Mortgage, an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the assignment of the Mortgage to the Purchaser or (ii) with respect to a Cooperative Loan, an assignment of such Cooperative Loan and the related recognition agreement, sufficient under the laws of the jurisdiction wherein the related apartment building is located to reflect the assignment of the Cooperative Loan and the related recognition agreement to the Purchaser.

“Available Facility Amount” has the meaning assigned to it in the Loan Agreement.

“Backup Servicer Agreement” means any backup servicing agreement among Purchaser, Seller and a backup servicer appointed pursuant to Section 16(d), as the same may be amended, modified or supplemented from time to time.

“Bail-In Action” means the exercise by the Bank of England (or any successor resolution authority) of any write-down or conversion power existing from time to time (including, without limitation, any power to amend or alter the maturity of eligible liabilities of an institution under resolution or amend the amount of interest payable under such eligible liabilities or the date on which interest becomes payable, including by suspending payment for a temporary period and together with any power to terminate and value transactions) under, and exercised in compliance with, any laws, regulations, rules or requirements in effect in the United Kingdom relating to the transposition of the European Banking Recovery and Resolution Directive as amended from time to time, including but not limited to, the Banking Act 2009 as amended from time to time, and the instruments, rules and standards created thereunder, pursuant to which Barclays’s obligations (or those of Barclays’s affiliates) can be reduced (including to zero), cancelled or converted into shares, other securities, or other obligations of Barclays or any other person.

“Bank” means (i) Wells Fargo Bank, National Association and its successors and permitted assigns or (ii) such other bank as may be mutually acceptable to the Seller and the Purchaser.

“Bankruptcy Code” means 11 U.S.C. Section 101 et seq., as amended from time to time.

“Barclays” means Barclays Bank PLC, as Purchaser hereunder.

“Barclays Collection Account” means the following account established by the Seller in accordance with Section 16(e) for the benefit of Barclays, Account Number: 4122119035, ABA: # 121000248.

“Barclays Collection Account Control Agreement” means that certain Collection Account Control Agreement, dated as of March 25, 2011, by and among Barclays, the Seller and Bank, in form and substance acceptable to the Barclays to be entered into with respect to the Barclays Collection Account, as the same may be amended, modified or supplemented from time to time.

“Barclays Custodial Agreement” means the DB Custodial Agreement or the U.S. Bank Custodial Agreement, as applicable.

“Benchmark” means, initially, Term SOFR; provided that if a Benchmark Transition Event has occurred with respect to Term SOFR or the then-current Benchmark, then "Benchmark" means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior Benchmark pursuant to Section 42.

“Benchmark Replacement” means the sum of:

(1)the alternate benchmark rate that has been selected by Agent giving due consideration to

(b)any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body at such time; or

(c)any evolving or then-prevailing market convention for determining a rate of interest for Dollar-denominated syndicated or bilateral credit facilities; and

(2)the Benchmark Replacement Adjustment, provided that, if at any time, the Benchmark Replacement as so determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and any other Program Documents.

“Benchmark Replacement Adjustment” means, for each applicable Accrual Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Purchaser giving due consideration to the factors set forth in clauses (1)(a) and (1)(b) in the definition of Benchmark Replacement.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Accrual Period,” timing and frequency of determining rates and making payments of interest, timing of seller requests for repurchase, the applicability and length of lookback periods and other technical, administrative or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the date on which a Benchmark Replacement becomes effective pursuant to Section 42.

“Benchmark Transition Event” means, with respect to any then-current Benchmark, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all applicable tenors of such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any applicable tenor of such Benchmark, (b) all applicable tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored or that such Benchmark is or will not be in compliance or aligned with the International Organization of Securities Commissions Principals for Financial Benchmarks, (c) Agent determines in its sole discretion that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining such Benchmark, or (d) Agent determines in its sole discretion that the adoption of any Change in Law or in the interpretation or application thereof shall make it unlawful for Purchaser to accrue Price Differential based on such Benchmark.

“BPO” means an opinion of the BPO Value of a Converted REO Property.

“BPO Value” means the stated dollar value contained in a BPO regarding the fair market value of a Converted REO Property and given by a licensed real estate agent or broker (such agent or broker being independent from Seller and acceptable to Purchaser) which generally shall include three (3) comparable sales and three (3) comparable listings. For the avoidance of doubt, a “BPO Value” may not be determined or derived in connection with an automated valuation methodology.

“Breakage Costs” shall have the meaning assigned thereto in Section 3(h).

“Business Day” means (A) any day other than (i) a Saturday or Sunday, (ii) a day upon which the New York Stock Exchange or the Federal Reserve Bank of New York is closed or (iii) with respect to any day on which the parties hereto have obligations to the Custodian or on which the Custodian has obligations to any party hereto, a day upon which the Custodian’s offices are closed, and (B) with respect to any calculation of Term SOFR, a U.S. Government Securities Business Day.

“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash Equivalents” means any of the following:

(a)marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within ninety (90) days from the date of acquisition;

(b)certificates of deposit, time deposits, or eurodollar time deposits, in each case such deposits having maturities of ninety (90) days or less from the date of acquisition, or overnight bank deposits issued or held by any commercial bank organized under the laws of the United States or of any state thereof having combined capital and surplus of not less than $500,000,000 unless otherwise approved by Purchaser in writing in its sole discretion;

(c)repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven (7) days, with respect to securities issued or fully guaranteed or insured by the United States government;

(d)commercial paper of a domestic issuer rated at least A-1 by S&P and P-1 by Moody’s and maturing within ninety (90) days from the date of acquisition;

(e)securities with maturities of ninety (90) days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P and A2 by Moody’s;

(f)securities with maturities of ninety (90) days or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition; or

(g)unencumbered shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Change in Control” means,

(i)at any time prior to the consummation of the Merger, (a) less than 100% of Seller’s equity securities are owned, directly or indirectly, by Nationstar Mortgage Holdings Inc. (“NMH”), (b) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person and its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than one or more Permitted Holders, becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such Act), of more than the greater of (x) 35% of the then-outstanding voting power of NMH’s voting equity interests and (y) the percentage of the then-outstanding voting power of NMH’s voting equity interests owned, in the aggregate, directly or indirectly, beneficially and of record, by the Permitted Holders, determined after such person’s or group’s most recent acquisition of outstanding voting power of NMH’s voting equity interests; unless the Permitted Holders have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of NMH’s board of directors, or (c) a sale of all or substantially all of the assets of Seller; and

(ii)at any time upon or after the consummation of the Merger, (a) less than 100% of Seller’s equity securities are owned, directly or indirectly, by NMH, (b) less than 100% of NMH’s equity securities are owned, directly or indirectly by WMIH, (c) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person and its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such Act), of more than the greater of (x) 35% of the then-outstanding voting power of WMIH’s voting equity interests, and (y) the percentage of the then-outstanding voting power of WMIH’s voting equity interests owned, in the aggregate, directly or indirectly, beneficially and of record, by the New Permitted Holders, determined after such person’s or group’s most recent acquisition of outstanding voting power of WMIH’s voting equity interests; unless the New Permitted Holders have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of WMIH’s board of directors; or (d) a sale of all or substantially all of the assets of Seller.

For purposes of this definition, “Permitted Holders” means Fortress Investment Group LLC and any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, Fortress Investment Group LLC. For purposes of this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by Purchaser (or any Affiliates thereof) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Closing Instruction Letter” shall mean, with respect to any Wet-Ink Mortgage Loan that becomes subject to a Transaction, the closing instruction letter delivered by Seller to the related Settlement Agent which sets forth the procedures to be followed by such Settlement Agent in connection with the origination of such Wet-Ink Mortgage Loan, which closing instruction letter shall include, without limitation, (i) instructions that govern the execution, retention and delivery of the underlying Mortgage Loan Documents by such Settlement Agent to Seller or its designee, (ii) instructions with respect to the disbursement of funds by such Settlement Agent, and (iii) any other conditions precedent required by the Seller in connection with the origination and/or closing of such Wet-Ink Mortgage Loan.

“Closing Protection Letter” shall mean, with respect to any Wet-Ink Mortgage Loan that becomes subject to a Transaction, a letter of indemnification (which may be in the form of a blanket letter) addressed to Seller in any jurisdiction where insured closing letters are permitted under applicable law and regulation, that (i) is issued by a title company approved by Barclays, in its sole discretion, (ii) is fully assignable to the Purchaser, with coverage that is customarily acceptable to Persons engaged in the origination of mortgage loans, (iii) identifies the Settlement Agent covered thereby, and (iv) indemnifies Seller for losses incurred in connection with the such Settlement Agent’s (a) failure to follow the instructions of Seller with respect to obtaining the related Mortgage Loan Documents and/or disbursing any amounts in connection with the origination of the related Wet-Ink Mortgage Loan, and (b) fraud or dishonesty with respect to obtaining the related Mortgage Loan Documents and/or disbursing any amounts in connection with the origination of the related Wet-Ink Mortgage Loan.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collection Account” means the Barclays Collection Account.

“Collection Account Control Agreement” means the Barclays Collection Account Control Agreement.

“Contract” means an agreement between an originator and any Obligor, pursuant to or under which such Obligor shall be obligated to pay for merchandise, insurance or services from time to time.

“Converted REO Property” means an REO Property that results from the foreclosure of any Mortgage Loan that was a Purchased Asset, or transfer of the related Mortgaged Property in lieu of foreclosure or other transfer of such real property, and (i) which is titled in the name of the REO Subsidiary and (ii) with respect to which such REO Property has satisfied the conditions of Section 3(j)(iv).

“Cooperative” means, with respect to a Cooperative Loan, the corporation that owns the related apartment building.

“Cooperative Loan” means a Mortgage Loan that is evidenced by a note secured by security interests in shares issued by a Cooperative and in the related proprietary lease or occupancy agreement granting exclusive rights to occupy a specific dwelling unit in the related building.
“Cooperative Loan Sublimit” shall have the meaning assigned thereto in the Pricing Side Letter.

“Corporate Advances” shall mean advances made by the Servicer in connection with the foreclosure or servicing of a Mortgage Loan, other than, for the avoidance of doubt, Servicing Advances made on account of delinquent principal and interest payments.

“Correspondent Loan” means a Mortgage Loan that is (i) originated by a Correspondent Seller and underwritten in accordance with Seller’s underwriting guidelines and (ii) acquired by Seller from a Correspondent Seller in the ordinary course of business.

“Correspondent Seller” means a mortgage loan originator that sells Mortgage Loans originated by it to Seller as a “correspondent” or “private label” client.

“Correspondent Seller Release” means, with respect to any Correspondent Loan, a release by the related Correspondent Seller, substantially in the form of Exhibit J hereto (as the same may be modified, supplemented and in effect from time to time, subject to the approval of Purchaser), of all right, title and interest, including any security interest, in such Correspondent Loan.

“Custodial Agreement” means the Barclays Custodial Agreement.

“Custodian” means U.S. Bank National Association or Deutsche Bank National Trust Company, as the case may be, and their successors and permitted assigns.

“DB Custodial Agreement” means that certain Second Amended and Restated Custodial and Disbursement Agreement, dated as of July 15, 2020, among Seller, Barclays and Deutsche Bank National Trust Company, as custodian and the Disbursement Agent, entered into in connection with this Agreement and the Mortgage Loan Participation Purchase and Sale Agreement, as the same may be amended, amended and restated, modified or supplemented from time to time.

“Default” means any event that, with the giving of notice or the passage of time or both, would constitute an Event of Default.

“Default Rate” shall have the meaning assigned thereto in the Pricing Side Letter.

“Diligence Sample Set” shall have the meaning assigned thereto in the Pricing Side Letter.

“Disbursement Agent” means Deutsche Bank National Trust Company, and its successors and permitted assigns.

“Dollars” or “$” means, unless otherwise expressly stated, lawful money of the United States of America.

“Due Date” means the day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

“Due Diligence Review Percentage” shall have the meaning assigned thereto in the Pricing Side Letter.

“E-Sign” means the federal Electronic Signatures in Global and National Commerce Act, as amended from time to time.

“Economic and Trade Sanctions and Anti-Terrorism Laws” means any laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering, or bribery, all as amended, supplemented or replaced from time to time.

“Effective Date” means January 29, 2016.

“Electronic Tracking Agreement” means the electronic tracking agreement in form and substance acceptable to Barclays and Seller, dated as of March 25, 2011, among Barclays, Seller, MERSCORP Holdings, Inc. and Mortgage Electronic Registration Systems, Inc., entered into in connection with this Agreement and the Mortgage Loan Participation Purchase and Sale Agreement, as the same may be amended, modified or supplemented from time to time.

“Electronic Transmission” means the delivery of information in an electronic format acceptable to the applicable recipient thereof. An Electronic Transmission shall be considered written notice for all purposes hereof (except when a request or notice by its terms requires execution).

“Eligible Asset” means any Eligible Mortgage Loan or the REO Asset, as the context requires and shall include all outstanding Servicing Advances to the extent that such Servicing Advances are related to an FHA Buyout Loan, VA Buyout Loan or any Converted REO Property related thereto.

“Eligible Mortgage Loan” means a Mortgage Loan that (i) satisfies each of the representations and warranties in Exhibit B-1 to this Agreement, as applicable, in all material respects, (ii) if such Mortgage Loan is (a) a Ginnie Mae Mortgage Loan, Fannie Mae Mortgage Loan or Freddie Mac Mortgage Loan, it is in Strict Compliance with the eligibility requirements of the Ginnie Mae Program, Fannie Mae Program, or Freddie Mac Program, as applicable, or (b) an FHA

Buyout Loan, a VA Buyout Loan or HECM Buyout Loan, it meets the additional eligibility requirements as set forth in Exhibit I; provided that, no VA Buyout Loan shall be eligible unless approved by the Agent in its sole discretion, (iii) contains all required documents in the Mortgage Loan File without exceptions unless otherwise waived by the Purchaser or permitted below, and (iv) meets each of the applicable Additional Eligible Loan Criteria.

“EPF Custodial Account Control Agreement” means that certain Deposit Account Control Agreement (Custodial Account), dated as of March 25, 2011, among Seller, Barclays and Bank entered into in connection with the Mortgage Loan Participation Purchase and Sale Agreement, as the same shall be amended, supplemented or otherwise modified from time to time.

“EPF Pricing Side Letter” means that certain Pricing Side Letter, dated as of March 25, 2011, between Seller and Barclays entered into in connection with the Mortgage Loan Participation Purchase and Sale Agreement, as the same shall be amended, supplemented or otherwise modified from time to time.

“EPF Program Documents” means the Mortgage Loan Participation Purchase and Sale Agreement, the EPF Pricing Side Letter, the EPF Custodial Account Control Agreement and all other agreements, documents and instruments entered into by Seller on the one hand, and Barclays or one of its Affiliates (or Custodian on its behalf) and/or Agent or one of its Affiliates on the other, in connection herewith or therewith with respect to the transactions contemplated hereunder or thereunder and all amendments, restatements, modifications or supplements thereto.

“ERISA” means, with respect to any Person, the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor thereto, and the regulations promulgated and rulings issued thereunder.

“Escrow Advance” shall mean advances made by the Servicer to pay Escrow Payments.

“Escrow Instruction Letter” means the Escrow Instruction Letter (if required) from Seller to the Settlement Agent, in form and substance acceptable to Agent in its sole discretion.

“Escrow Payments” means, with respect to a Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water charges, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges and other payments as may be required to be escrowed by the Mortgagor with the Mortgagee pursuant to the terms of the Mortgage or any other document.

“Estimated Purchase Price” shall have the meaning assigned thereto in Section 3(c) hereof. “Event of Default” shall have the meaning assigned thereto in Section 17 hereof.
“Existing REO Subsidiary” means Nationstar REO Sub 1B LLC, the special purpose Subsidiary of the Seller formed to hold REO Property related to foreclosures of Mortgage Loans that are Purchased Assets.

“Fannie Mae” means Fannie Mae or any successor thereto.

“Fannie Mae Agreement” means that certain Wiring Instruction and Release of Interest Agreement, dated the date hereof, by and among Barclays, Seller, the Custodian and Fannie Mae.

“Fannie Mae Guide” means the Fannie Mae MBS Selling and Servicing Guide, as such Guide may hereafter from time to time be amended.

“Fannie Mae Mortgage Loan” means a mortgage loan that is in Strict Compliance on the related Purchase Date with the eligibility requirements specified for the applicable Fannie Mae Program described in the Fannie Mae Guide.

“Fannie Mae Non-Traditional Loan” means a Fannie Mae Mortgage Loan that fully conforms to the requirements for the Fannie Mae program recently created to serve borrowers without traditional credit scores, as such program is amended, supplemented or otherwise modified, from time to time.

“Fannie Mae Program” means the Fannie Mae Guaranteed Mortgage-Backed Securities Programs, as described in the Fannie Mae Guide.

“Fannie Mae Security” means an ownership interest in a pool of Fannie Mae Mortgage Loans, evidenced by a book-entry account in a depository institution having book-entry accounts at the Federal Reserve Bank of New York, issued and guaranteed, with respect to timely payment of interest and ultimate payment of principal, by Fannie Mae and backed by a pool of Fannie Mae Mortgage Loans, in substantially the principal amount and with substantially the other terms as specified with respect to such Fannie Mae Security in the related Takeout Commitment, if any.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCA” means the United Kingdom Financial Conduct Authority.

“FDIC” means the Federal Deposit Insurance Corporation or any successor thereto.

“FHA” means the Federal Housing Administration, an agency within HUD, or any successor thereto, and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA regulations.

“FHA Buyout Loan” means an Eligible Mortgage Loan that (a) is insured by FHA, (b) is a Ginnie Mae Mortgage Loan, (c) (1) has been purchased out of a Ginnie Mae Security or (2) or was purchased out of a Ginnie Mae Security as a result of delinquent mortgage payments, but, without any loan modifications, subsequently became reperforming and (d) is not a Modified Loan or HECM Buyout Loan. Solely for purposes of determining the Applicable Margin and Purchase Price Percentage Amount, “FHA Buyout Loans” shall include Converted REO Property related such Mortgage Loans.

“FICO Score” means the credit score of the Mortgagor provided by Fair, Isaac & Company, Inc. or such other organization providing credit scores on the Origination Date of a Mortgage Loan.

“Floor” has the meaning assigned thereto in the Pricing Side Letter.

“Foreclosure Date” has the meaning assigned thereto in Section 3(j)(iii) hereof.

“Foreign Purchaser” shall have the meaning assigned thereto in Section 8(d).

“Freddie Mac” means Freddie Mac, and its successors in interest.

“Freddie Mac Agreement” means that certain Repurchase Addendum to Freddie Mac Forms 996 and 996E, dated the date hereof, by and among Barclays, Seller, the Custodian and Freddie Mac.

“Freddie Mac Guide” means the Freddie Mac Sellers’ and Servicers’ Guide, as such Guide may hereafter from time to time be amended.

“Freddie Mac Mortgage Loan” means a mortgage loan that is in Strict Compliance on the related Purchase Date with the eligibility requirements specified for the applicable Freddie Mac Program described in the Freddie Mac Guide.

“Freddie Mac Program” means the Freddie Mac Home Mortgage Guarantor Program or the Freddie Mac FHA/VA Home Mortgage Guarantor Program, as described in the Freddie Mac Guide.

“Freddie Mac Security” means a modified pass-through mortgage-backed participation certificate, evidenced by a book-entry account in a depository institution having book-entry accounts at the Federal Reserve Bank of New York, issued and guaranteed, with respect to timely payment of interest and ultimate payment of principal, by Freddie Mac and backed by a pool of Freddie Mac Mortgage Loans, in substantially the principal amount and with substantially the other terms as specified with respect to such Freddie Mac Security in the related Takeout Commitment, if any.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Ginnie Mae” means the Government National Mortgage Association and its successors in interest, a wholly-owned corporate instrumentality of the government of the United States of America.

“Ginnie Mae Guide” means the Ginnie Mae Mortgage-Backed Securities Guide, as such Guide may hereafter from time to time be amended.
“Ginnie Mae Mortgage Loan” means a mortgage loan that is in Strict Compliance on the related Purchase Date with the eligibility requirements specified for the applicable Ginnie Mae Program in the applicable Ginnie Mae Guide, and such mortgage loan has not been purchased out of a Ginnie Mae Security.

“Ginnie Mae Program” means the Ginnie Mae Mortgage-Backed Securities Programs, as described in the Ginnie Mae Guide.

“Ginnie Mae Security” means a modified pass-through mortgage-backed certificate guaranteed by Ginnie Mae, evidenced by a book-entry account in a depository institution having book-entry accounts at the Federal Reserve Bank of New York and backed by a pool of Ginnie Mae Mortgage Loans, in substantially the principal amount and with substantially the other terms as specified with respect to such Ginnie Mae Security in the related Takeout Commitment.

“Governmental Authority” means any nation or government, any state or other political subdivision, agency or instrumentality thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over Seller, any of its Subsidiaries or any of their Property.

“HARP Mortgage Loan” means a Fannie Mae Mortgage Loan or a Freddie Mac Mortgage Loan that fully conforms to the Home Affordable Refinance Program (as such program is amended, supplemented or otherwise modified, from time to time), and is referred to by Fannie Mae as a “Refi Plus mortgage loan” or “DU Refi Plus mortgage loan,” and by Freddie Mac as a “Relief Refinance Mortgage,” respectively.

“HECM Buyout Loan” means an Eligible Mortgage Loan that (a) is insured by FHA, (b) is a Ginnie Mae Mortgage Loan, (c) has been purchased out of a Ginnie Mae Security, (d) is a home equity conversion Mortgage Loan secured by a first lien, (e) comprises all payments made to the related borrower(s) under the related Mortgage Note and (f) is not a Modified Loan.

“Hedge Instrument” means any interest rate cap agreement, interest rate floor agreement, interest rate swap agreement or other interest rate hedging agreement entered into by Seller with a counterparty reasonably acceptable to Agent, in each case with respect to the Mortgage Loans.

“High Cost Mortgage Loan” means a Mortgage Loan that is (a) subject to, covered by or in violation of the provisions of the Homeownership and Equity Protection Act of 1994, as amended, (b) a “high cost,” “covered,” “abusive,” “predatory” or “high risk” mortgage loan under any federal, state or local law, or any similarly classified loan using different terminology under any law imposing heightened regulation, scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees, or any other state or other regulation providing assignee liability to holders of such mortgage loans, (c) subject to or in violation of any such or comparable federal, state or local statutes or regulations, or (d) a “High Cost Loan” or “Covered Loan,” as applicable, as such terms are defined in the current version of the Standard & Poor’s LEVELS® Glossary Revised, Appendix E.

“HUD” means the Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to FHA mortgage insurance. The term “HUD,” for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Ginnie Mae.

"IBA" means the ICE Benchmark Administration.
“Income” means, with respect to any Purchased Asset at any time, any principal and/or interest thereon and all dividends, sale proceeds and all other proceeds as defined in Section 9-102(a)(64) of the Uniform Commercial Code and all other collections and distributions thereon (including, without limitation, any proceeds received in respect of mortgage insurance) and all reimbursement payments or collections of Servicing Advances but excluding, for the avoidance of doubt, any amounts related to escrow payments.

“Indebtedness” means, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (c) indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) obligations of such Person under Capital Lease Obligations; (f) obligations of such Person under repurchase agreements or like arrangements; (g) indebtedness of others guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (i) indebtedness of general partnerships of which such Person is a general partner; and (j) any other indebtedness of such Person by a note, bond, debenture or similar instrument; provided that “Indebtedness” shall not include Non-Recourse Debt.

“Indemnified Party” shall have the meaning assigned thereto in Section 21(a). “Incremental Purchase Price” has the meaning assigned thereto in Section 3(i) hereof.
“Incremental Purchase Price Request” has the meaning assigned thereto in Section 3(i) hereof.

“Investment Company Act” means the Investment Company Act of 1940, as amended, including all rules and regulations promulgated thereunder.

~~“Investor Underwriting Guidelines” means the written underwriting guidelines of Seller that govern the underwriting, acquisition and program operations of each Agency Investor Mortgage Loan, as supplemented or modified by underwriting overlays that have been approved by Purchaser prior to the applicable Purchase Date.~~

“Jumbo Mortgage Loan” means a first lien mortgage loan that is underwritten as a jumbo mortgage loan in compliance with Seller’s underwriting guidelines. Any changes to Seller’s underwriting guidelines are subject to Agent’s approval, which shall not be unreasonably withheld.

“Lien” means any mortgage, deed of trust, lien, claim, pledge, charge, security interest or similar encumbrance.

“Liquidity” means, as of any date, the sum of (a) Seller’s Unrestricted Cash and (b) the aggregate amount of unused committed capacity available to Seller (taking into account applicable haircuts) under mortgage loan warehouse and servicer advance facilities (other than the facilities provided under the Program Documents) for which Seller has unencumbered eligible collateral to pledge thereunder.
“LLC Agreement” means the limited liability company agreement of the Existing REO Subsidiary entered into by the Seller, as sole member, as the same may be amended, supplemented, or otherwise modified from time to time in accordance with its terms.

“Loan Agreement” means that certain Loan and Security Agreement, dated as of June 20, 2014, by and between the Seller, as borrower thereunder, and the Purchaser, as lender thereunder, as the same may be amended, modified or supplemented from time to time.

“Margin Call” shall have the meaning assigned thereto in Section 7(b) hereof. “Margin Deficit” shall have the meaning assigned thereto in Section 7(b) hereof.
“Market Value” means, with respect to (x) any Transaction and as of any date of determination,
(i) the value ascribed to a Purchased Asset (other than the REO Asset) by Agent in its sole good faith discretion, using methodology and parameters customarily used by Agent to value similar assets, as may be as marked to market daily, and (ii) zero, with respect to any Mortgage Loan that is not an Eligible Mortgage Loan and (y) the REO Asset as of any date of determination (i) the value ascribed to each related Converted REO Property by Agent in its sole good faith discretion, using methodology and parameters customarily used by Agent to value similar assets, as may be marked to market daily or (ii) zero, with respect to any related Converted REO Property that does not satisfy the representations and warranties set forth in Exhibit B-2. In order to determine Market Value, the Agent will consider, among a number of factors, the value of outstanding Servicing Advances related to the Eligible Assets.

“Master Netting Agreement” means that certain Amended and Restated Global Netting and Security Agreement, dated as of May 17, 2013, among Purchaser, Seller and certain Affiliates and Subsidiaries of Purchaser and/or Seller, entered into in connection with this Agreement and the Mortgage Loan Participation Purchase and Sale Agreement, as the same shall be amended, supplemented or otherwise modified from time to time.

“Material Adverse Change” means, with respect to a Person, any material adverse change in the business, condition (financial or otherwise), operations, performance or Property of such Person including the insolvency of such Person or its Parent Company, if applicable.

“Material Adverse Effect” means (a) a Material Adverse Change with respect to Seller, Servicer or any of their respective Affiliates; (b) a material impairment of the ability of Seller, Servicer or any of their respective Affiliates that is a party to any Program Document to perform under any Program Document to which it is a party; (c) a material adverse effect upon the legality, validity, binding effect or enforceability of any Program Document against Seller, Servicer or any of their respective Affiliates that is a party to any Program Document; (d) a material adverse effect on the Market Value of the Purchased Assets; or (e) a material adverse effect on the Approvals of Seller or Servicer.

“Maturity Date” means September 30, ~~2023~~2024.

“Maximum Age Since Origination” means for (a) each Eligible Mortgage Loan (other than Wet-Ink Mortgage Loans, FHA Buyout Loans, VA Buyout Loans and HECM Buyout Loans), the following period of time commencing with the related Origination Date for which such Eligible Mortgage Loan may be subject to a Transaction hereunder: (i) ninety (90) days for Fannie Mae Mortgage Loans, Freddie Mac Mortgage Loans and Ginnie Mae Mortgage Loans, (ii) ninety (90) days for Modified Loans and (iii) 364 calendar days for Jumbo Mortgage Loans and (b) for the REO Asset, the 364 day period of time commencing with the date the REO Asset is sold to Purchaser by Seller. Wet-Ink Mortgage Loans shall have the aging restrictions set forth in the Pricing Side Letter.

“Maximum Aggregate Purchase Price” means, with respect to this Agreement, the Mortgage Loan Participation Purchase and Sale Agreement and the Loan Agreement in the aggregate, an amount equal to the sum of the Committed Amount and the Uncommitted Amount.

“Membership Certificate” means a physical certificate evidencing a 100% beneficial ownership interest in the Existing REO Subsidiary and registered in the name of Barclays.

“Merger” means the occurrence of a merger of W and Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of WMIH, with and into NMH, with NMH continuing as the surviving corporation and a wholly-owned subsidiary of WMIH.

“MERS” means Mortgage Electronic Registration Systems, Inc., a Delaware corporation, or any successor in interest thereto.

“MERS Designated Mortgage Loan” means any Mortgage Loan as to which the related Mortgage or Assignment of Mortgage, has been recorded in the name of MERS, as agent for the holder from time to time of the Mortgage Note.

“MERS Identification Number” shall have the meaning assigned thereto in the Custodial Agreement.

“Modified Loan” means an Eligible Mortgage Loan that (a) is insured by FHA or VA, (b) was purchased out of a Ginnie Mae Security solely as a result of modifications to such Eligible Mortgage Loan and (c) is a Ginnie Mae Mortgage Loan and is expected to be repooled into a Ginnie Mae Security.

“Monthly Payment” shall mean the scheduled monthly payment of principal and interest on a Mortgage Loan as adjusted in accordance with changes in the mortgage interest rate pursuant to the provisions of the Mortgage Note for an Adjustable Rate Mortgage Loan.

“Monthly Payment Date” means the twentieth (20th) day of each calendar month beginning with February 20, 2016; provided that if such day is not a Business Day, the next succeeding Business Day.

“Moody’s”: Moody’s Investors Service, Inc. or its successors in interest.

“Mortgage” means a mortgage, deed of trust, or other security instrument, securing a Mortgage Note.

“Mortgage Interest Rate” means, with respect to each Mortgage Loan, the annual rate at which interest accrues on such Mortgage Loan from time to time in accordance with the provisions of the related Mortgage Note.

“Mortgage Loan” means a Jumbo Mortgage Loan, a Ginnie Mae Mortgage Loan, a Fannie Mae Mortgage Loan or a Freddie Mac Mortgage Loan.

“Mortgage Loan File” shall have the meaning assigned thereto in the Custodial Agreement.

“Mortgage Loan Participation Purchase and Sale Agreement” means that certain Mortgage Loan Participation Purchase and Sale Agreement, dated as of March 25, 2011, between Barclays and Seller, as the same may be amended, modified or supplemented from time to time.

“Mortgage Note” means a promissory note or other evidence of indebtedness of the obligor thereunder, evidencing a Mortgage Loan, and secured by the related Mortgage.

“Mortgaged Property” means the real property (or leasehold estate, if applicable) securing repayment of the debt evidenced by a Mortgage Note.

“Mortgagee” means the record holder of a Mortgage Note secured by a Mortgage.

“Mortgagor” means the obligor or obligors on a Mortgage Note, including any person who has assumed or guaranteed the obligations of the obligor thereunder.

“MSR Facility Borrowed Amount” means the ~~outstanding amount borrowed~~Outstanding Aggregate Loan Amount, as defined under the Loan Agreement, as of any date of determination.

“Negative Amortization” means the portion of interest accrued at the Mortgage Interest Rate in any month which exceeds the Monthly Payment on the related Mortgage Loan for such month and which, pursuant to the terms of the Mortgage Note, is added to the principal balance of the Mortgage Loan.

“Net Worth” means, with respect to any Person, such Person’s assets minus such Person’s liabilities, each determined in accordance with GAAP.

“New Construction One-Time Close Loan” means a Ginnie Mae Mortgage Loan, Fannie Mae Mortgage Loan or Freddie Mac Mortgage Loan that is in Strict Compliance with the eligibility requirements of the Ginnie Mae Program, Fannie Mae Program or Freddie Mac Program, as

applicable, created to serve borrowers to single-close construction-to-permanent financing transactions, as such program may be amended, supplemented or otherwise modified, from time to time.

“New Permitted Holders” shall mean KKR & Co. LLP, management of WMIH, KKR & Co. LLP controlled investment affiliates and any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with KKR & Co. LLP (but, in each case, excluding any “portfolio company” (as such term is customarily used in the private equity business) of KKR & Co. LLP). For purposes of this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Non-Recourse Debt” shall mean liabilities for which the assets securing such obligations are the only source of repayment.

“Non-Utilization Fee” shall have the meaning assigned thereto in the Pricing Side Letter. “Notice Date” shall have the meaning assigned thereto in Section 3(b) hereof.

“Obligations” means (a) all amounts due and payable by Seller to Purchaser in connection with a Transaction hereunder, together with interest thereon (including interest which would be payable as post-petition interest in connection with any bankruptcy or similar proceeding) and other obligations and liabilities of Seller to Purchaser arising under, or in connection with, the Program Documents or directly related to the Purchased Assets, whether now existing or hereafter arising; (b) any and all sums paid by Purchaser or on behalf of Purchaser pursuant to the Program Documents in order to preserve any Purchased Asset or its interest therein; (c) in the event of any proceeding for the collection or enforcement of any of Seller’s indebtedness, obligations or liabilities referred to in clause (a), the reasonable expenses of retaking, holding, collecting, preparing for sale, selling or otherwise disposing of or realizing on any Purchased Asset, or of any exercise by Purchaser of its rights under the Program Documents, including without limitation, reasonable attorneys’ fees and disbursements and court costs; and (d) all of Seller’s indemnity obligations to Purchaser pursuant to the Program Documents.

“Obligor” means a Person obligated to make payments pursuant to a Contract; provided, that in the event that any payments in respect of a Contract are made by any other Person, such other Person shall also be deemed to be an Obligor.

“OFAC” means the Office of Foreign Assets Control of the United States Department of Treasury.

“OFSI” means the Office of Financial Sanctions Implementation of the United Kingdom’s HM Treasury.

“Operating Income” means for any period, the operating income of Seller for such period as determined in accordance with GAAP; provided, that (i) charges of up to a maximum aggregate amount of $15,000,000 which directly relate to Seller’s stock-based management equity plan and (ii) mark-to-market adjustments to Seller’s mortgage servicing rights recorded at fair value, shall be excluded from this calculation.

“Origination Date” means the date on which a Mortgage Loan was originated or, in the case of (i) Modified Loans, the date on which such Mortgage Loan became a Modified Loan and (ii) Correspondent Loans, the date on which a Correspondent Loan was acquired by Seller.

“Originator” means Seller or any other third party originator as mutually agreed upon by Agent and Seller.

“Other Connection Taxes” means with respect to any Purchaser or Agent, taxes imposed as a result of a present or former connection between such Purchaser or Agent and the jurisdiction imposing such tax (other than connections arising from such Purchaser or Agent having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Program Document, or sold or assigned an interest in any Purchased Asset or Program Document).

“Other Taxes” shall have the meaning assigned thereto in Section 8(b). “OTS” means Office of Thrift Supervision or any successor thereto.

“Outstanding Purchase Price” means, for any Purchased Asset, as of any date of determination, the Initial Purchase Price thereof, as reduced by any amount thereof repaid to the Purchaser pursuant to the terms of this Agreement and as increased by any Incremental Purchase Price related to such Purchased Asset.

“Parent Company”: A corporation or other entity owning at least 50% of the outstanding shares of voting stock of Seller.

“Person” means any legal person, including any individual, corporation, partnership, association, joint stock company, trust, limited liability company, unincorporated organization, governmental entity or other entity of similar nature.

“Price Differential” means, with respect to any Purchased Asset or Transaction as of any date of determination, an amount equal to the product of (A) the Pricing Rate (or during the continuation of an Event of Default, the Default Rate) and (B) the Outstanding Purchase Price for such Purchased Asset or Transaction, and (C) 1/360. Price Differential will be calculated in accordance with Section 3 herein for the actual number of days elapsed during a given Accrual Period.

“Price Differential Determination Date” means, with respect to any Monthly Payment Date, the second (2nd) Business Day preceding such date.

“Pricing Rate” means, as of any date of determination and with respect to an Accrual Period for any Purchased Asset or Transaction, an amount equal to the sum of (i) the greater of the Benchmark and the Floor plus (ii) the Applicable Margin.

“Pricing Side Letter” means that certain Second Amended and Restated Pricing Side Letter, dated as of January 29, 2016, between Seller and Purchaser, entered into in connection with this Agreement, as the same may be amended, modified or supplemented from time to time.

“Program Documents” means this Agreement, the Pricing Side Letter, the Custodial Agreements, the Collection Account Control Agreements, any assignment of Hedge Instrument, the Electronic Tracking Agreement, the Master Netting Agreement, the Fannie Mae Agreement, the Freddie Mac Agreement, the Verification Agent Letter, the Wire Confirmation, any Backup Servicer Agreement, the EPF Program Documents and all other agreements, documents and instruments entered into by Seller on the one hand, and any Purchaser or one of its Affiliates (or Custodian on its behalf) and/or Agent or one of its Affiliates on the other, in connection herewith or therewith with respect to the transactions contemplated hereunder or thereunder and all amendments, restatements, modifications or supplements thereto.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Purchase Date” means, with respect to each Transaction, the date on which Purchased Assets are sold by Seller to Purchaser or such Purchaser’s designee hereunder, provided that a Purchase Date for any FHA Buyout Loan, VA Buyout Loan or HECM Buyout Loan may occur no more than five (5) times within a calendar month and shall occur within the first three (3) weeks of such calendar month.

“Purchase Price Percentage” shall have the meaning assigned thereto in the Pricing Side Letter.

“Purchase Price Percentage Amount” shall have the meaning assigned thereto in the Pricing Side Letter.

“Purchased Assets” means, with respect to each Eligible Asset sold by Seller to Purchaser in a Transaction until its repurchase by Seller, whether now existing or hereafter acquired: (i) the Mortgage Loans, (ii) the Servicing Rights, (iii) Seller’s rights under any related Hedge Instruments to the extent related to the Mortgage Loans, (iv) such other Property, rights, titles or interest as are specified on the related Transaction Notice, (v) all mortgage guarantees and insurance relating to the individual Mortgage Loans (issued by governmental agencies or otherwise) or the related Mortgaged Property and any mortgage insurance certificate or other document evidencing such mortgage guarantees or insurance and all claims and payments related to the Mortgage Loans, (vi) all guarantees or other support for the Mortgage Loans, (vii) all rights to Income and the rights to enforce such payments arising from the Mortgage Loans and any other contract rights, payments, rights to payment (including payments of interest or finance charges) with respect thereto (including, with respect to any FHA Buyout Loan, VA Buyout Loan or any Converted REO Property related thereto, any rights to reimbursement of related Servicing Advances), (viii) all Takeout Commitments and Trade Assignments (including the rights to receive the related purchase price related therefor), (ix) the Collection Accounts and all amounts on deposit therein, (x) the REO Asset and the REO Property File with respect to any REO Property held by the REO Subsidiary, (xi) any proceeds related to any Part A FHA Claim and Part B FHA Claim or any related VA Claim, as applicable, (xii) all “accounts,” “deposit accounts,” “securities accounts,” “chattel paper,” “commercial tort claims,” “deposit accounts,” “documents,” “general intangibles,” “instruments,” “investment property,” and “securities accounts,” relating to the foregoing as each of those terms is defined in the Uniform Commercial Code and all cash and cash equivalents and all products and proceeds relating to or constituting any or all of the foregoing, (xiii) any purchase agreements or other agreements or contracts relating to or constituting any or all of the foregoing, (xiv) any other collateral pledged or otherwise relating to any or all of the foregoing, together with all files, material documents, instruments, surveys (if available), certificates, correspondence, appraisals, computer records, computer storage media, accounting records and other books and records relating to the foregoing, (xv) with respect to any Purchased Asset that is an FHA Buyout Loan, VA Buyout Loan or any Converted REO Property related thereto, the related Servicing Advances and rights to reimbursement thereof and (xvi) any and all replacements, substitutions, distributions on, or proceeds with respect to, any of the foregoing.

The term “Purchased Assets” with respect to any Transaction at any time also shall include Additional Purchased Mortgage Loans delivered pursuant to Section 7(b) hereof.

“Purchaser” shall have the meaning set forth in the preamble hereof.

“Purchaser’s Wire Instructions” shall have the meaning set forth in the Pricing Side Letter. “Records” means all instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by Seller or any other person or entity with respect to a Purchased Asset. Records shall include, without limitation (i) with respect to the REO Asset, the Membership Certificate, including the related stock power, the related REO Property File and any other instruments necessary to document ownership of such REO Asset, and (ii) with respect to the other Purchased Assets, the Mortgage Notes, any Mortgages, the Mortgage Loan Files, the Servicing Files, and any other instruments necessary to document or service an Eligible Asset that is a Purchased Asset, including, without limitation, the complete payment and modification history of each Eligible Asset that is a Purchased Asset.

“REO Asset” means, as the context requires, the Membership Certificate or the Trust Certificate, so long as the LLC Agreement provides that such Membership Certificate or the Trust Agreement provides that such Trust Certificate, as applicable, is a “Certificated Security” as defined in Article 8 of the Uniform Commercial Code.

“REO Deed” means, with respect to each REO Property acquired by or transferred to the REO Subsidiary, the instrument or document required by the law of the jurisdiction in which the REO Property is located to convey fee title.

“REO Funding Date” has the meaning assigned thereto in Section 3(j)(iii).

“REO Property” means a residential real property including land and improvements, together with all buildings, fixtures and attachments thereto, all insurance proceeds, liquidation proceeds, condemnation proceeds, and all other rights, benefits, proceeds and obligations arising from or in connection therewith.

“REO Property File” means the original or a certified copy of (i) the unrecorded REO Deed showing that such REO Deed is being recorded to evidence the ownership of the related REO Property by the REO Subsidiary and (ii) the recorded REO Deed evidencing the ownership of the related REO Property by the REO Subsidiary.

“REO Subsidiary” means, as the context requires, the Existing REO Subsidiary or the Additional REO Subsidiary.

“REO Subsidiary Schedule of Assets” means an electronic schedule of assets, identifying the REO Properties currently owned by the REO Subsidiary, whereupon delivery of such schedule, Seller designates which items have been added to or removed from such schedule as compared to the version of such schedule most recently provided by Seller.

“REO Transfer Date” has the meaning assigned thereto in Section 3(j)(ii) hereof.

“Repurchase Date” means, with respect to any Transaction, the earliest of (i) the Termination Date, (ii) the date set forth in the related Transaction Notice as the scheduled Repurchase Date, (iii) the second Business Day following Seller’s written notice to the Purchaser requesting a repurchase of such Transaction or (iv) at the conclusion of the Maximum Age Since Origination for each such Transaction, or if such day is not a Business Day, the immediately following Business Day.

“Repurchase Price” means the price at which Purchased Assets are to be transferred from the Purchaser or such Purchaser’s designee to Seller upon termination of a Transaction, which will be determined in each case as the sum of: (i) any portion of the Outstanding Purchase Price, and in the case of the REO Asset, such unpaid portion of the Outstanding Purchase Price attributable to the REO Property subject to repurchase, (ii) the Price Differential accrued and unpaid thereon, (iii) Breakage Costs, if any, and (iv) any accrued and unpaid fees or expenses or indemnity amounts and any other outstanding amounts owing under the Program Documents from Seller to such Purchaser.

“Request for Release of Documents” shall mean the Request for Release of Documents set forth as Annex 5 of the DB Custodial Agreement or U.S. Bank Custodial Agreement, as applicable.

“Requirement of Law” means as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Restricted Mortgage Loan” means (i) a “Growing Equity Loan,” “Manufactured Home Loan,” “Graduated Payment Loan,” “Buydown Loan,” “Project Loan,” “Construction Loan” or “HECM Loan,” each as defined in the applicable Agency Guide, (ii) a 30+ Day Delinquent Mortgage Loan, (iii) a Mortgage Loan for which the related Escrow Payments have not been made by the next succeeding Due Date, or (iv) a High Cost Mortgage Loan.

“S&P”: S&P Global Ratings or any successor in interest.

“Sanctions Lists” shall have the meaning ascribed thereto in Section 39 hereof.

“SEC” shall have the meaning ascribed thereto in Section 35 hereof.

“Section 404 Notice” means the notice required pursuant to Section 404 of the Helping Families Save Their Homes Act of 2009 (P.L. 111-22), which amends 15 U.S.C. Section 1641 et seq., to be delivered by a creditor that is an owner or an assignee of a Mortgage Loan to the related Mortgagor within thirty (30) days after the date on which such Mortgage Loan is sold or assigned to such creditor.

“Security” means a Ginnie Mae Security, a Fannie Mae Security or a Freddie Mac Security, as applicable.

“Seller” shall have the meaning set forth in the preamble hereof.

“Seller Mortgage Loan Schedule” means the list of Purchased Assets proposed to be purchased by Purchaser, in the form of Exhibit H hereto, that will be delivered in an excel spreadsheet format by Seller to Agent, Purchaser and Custodian and attached by the Custodian to the related Trust Receipt.

“Separateness Covenants” means the covenants located in Section 5.4 of the LLC Agreement and in Section 2.05 of the Trust Agreement.

“Servicer” means any servicer approved by Agent in its sole discretion, which may be Seller.

“Servicing Advances” shall mean, with respect to any FHA Buyout Loan, VA Buyout Loan or any Converted REO Property related thereto, any advances (including existing delinquency advances, Corporate Advances and Escrow Advances and all future Corporate Advances and Escrow Advances) by the Servicer, which advances shall be owned by the owner of the related Eligible Asset, and to the extent first advanced by Servicer shall be reimbursed by the owner of the Eligible Asset pursuant to the terms of the applicable servicing agreement. For the avoidance of doubt, the rights of Servicer to reimbursement are a contract right derived solely from the applicable servicing agreement and shall be subordinated to the rights of Seller and REO Subsidiary as owner of the related Eligible Assets and Purchaser as the purchaser hereunder.

“Servicing File” means with respect to each Mortgage Loan or REO Property, the file retained by Seller or its designee consisting of all documents that a prudent originator and servicer would include (including copies of the Mortgage Loan File), all documents necessary to document and service the Mortgage Loans and REO Properties and any and all documents required to be delivered in connection with any transfer of servicing pursuant to the Program Documents.

“Servicing Records” means with respect to a Mortgage Loan, the related servicing records, including but not limited to any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of such Mortgage Loan.

“Servicing Rights” means contractual, possessory or other rights of Seller or any other Person to administer or service a Mortgage Loan or to possess the Servicing File.

“Servicing Term” shall have the meaning assigned thereto in Section 16(b).

“Set Off Eligible Agreement” means any lending or hedging agreement (including, without limitation, this Agreement) entered into between Seller or any of its Subsidiaries on the one hand, and Purchaser or any of its Affiliates on the other hand. For avoidance of doubt, Purchaser agrees that any flow agreement for the purchase and sale of Mortgage Loans (other than the Mortgage Loan Participation Purchase and Sale Agreement) or any securitization, debt or equity transaction with respect to which Purchaser or any of its Affiliates acts as underwriter, placement agent, securities administrator or in a similar capacity shall not constitute a Set Off Eligible Agreement.

“Settlement Agent” means, with respect to any Transaction the subject of which is a Wet-Ink Mortgage Loan, the entity approved by Agent, in its sole good-faith discretion, which may be a title company, escrow company or attorney in accordance with local law and practice in the jurisdiction where the related Wet-Ink Mortgage Loan is being originated.

“Settlement Date” means the date specified in a Takeout Commitment upon which the related Security is scheduled to be delivered to the specified Takeout Investor on a “delivery versus payment” basis.

“SOFR” means, with respect to any day, the secured overnight financing rate published for such day by the SOFR Administrator on the SOFR Administrator’s website, currently at http://www.newyorkfed.org, or any successor source identified by the SOFR Administrator from time to time.

“SOFR Administrator” means the Federal Reserve Bank of New York, as administrator of SOFR (or a successor administrator).

“Special Loan” means a (i) Fannie Mae Non-Traditional Loan or (ii) New Construction One-Time Close Loan.

“Specified Indebtedness” means the portion of payable and accrued liabilities as reported on Seller’s consolidated balance sheet in accordance with GAAP related to the purchase of mortgage servicing rights (including advances payable) arising in connection with the Mortgage Servicing Rights Purchase and Sale Agreement between Bank of America, National Association and Seller, dated January 6, 2013.

“Specified Indebtedness Amount” means, as of any date, an amount equal to the amount of any Specified Indebtedness on such date; provided that the “Specified Indebtedness Amount” shall not be an amount greater than $5,000,000,000.

“Streamline Mortgage Loan” means any Mortgage Loan that is refinanced pursuant to the FHA Streamline Refinance program or the VA Interest Rate Reduction Refinancing program.

“Strict Compliance” means compliance of Seller and the Mortgage Loans with the requirements of the Agency Guide as amended by any agreements between Seller and the Applicable Agency, sufficient to enable Seller to issue and to service and Ginnie Mae to guarantee or Fannie Mae or Freddie Mac to issue and guarantee a Security; provided, that until copies of any such agreements between Seller and the Applicable Agency have been provided to Agent by Seller and agreed to by Agent, such agreements shall be deemed, as between Seller and Barclays, not to amend the requirements of the Agency Guide.

“Subsidiary” means, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Takeout Commitment” means a fully executed trade confirmation from the related Takeout Investor to Seller confirming the details of a forward trade between the Takeout Investor and Seller with respect to one or more Purchased Assets, which trade confirmation shall be enforceable and in full force and effect, and shall be validly and effectively assigned to Barclays pursuant to a Trade Assignment, and relate to pools of Mortgage Loans that satisfy the “good delivery standards” of the Securities Industry and Financial Markets Association as set forth in the Securities Industry and Financial Markets Association Uniform Practices Manual, as amended from time to time.

“Takeout Investor” means either (i) Barclays Capital Inc., or any successor thereto, or (ii) any other Person approved by Agent in its sole discretion.

“Taxes” shall have the meaning assigned thereto in Section 8(a).

“Tangible Net Worth” means, with respect to any Person at any date of determination, (i) the Net Worth of such Person and its consolidated Subsidiaries, determined in accordance with GAAP, minus (ii) all intangibles determined in accordance with GAAP (including, without limitation, goodwill, capitalized financing costs and capitalized administration costs but excluding originated and purchased mortgage servicing rights and retained residual securities) and any and all advances to, investments in and receivables held from Affiliates; provided, however, that the non-cash effect (gain or loss) of any mark-to-market adjustments made directly to stockholders’ equity for fluctuation of the value of financial instruments as mandated under the Statement of Financial Accounting Standards No. 133 (or any successor statement) shall be excluded from the calculation of Tangible Net Worth.

“Term SOFR” means, with respect to any date of determination, the forward-looking term rate based on SOFR, for a corresponding tenor of one month, as of two (2) Business Days prior to the first day of the corresponding Accrual Period containing such date of determination, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any such date Term SOFR has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to Term SOFR has not occurred, then Term SOFR will be the Term SOFR as published by the Term SOFR Administrator on the first preceding Business Day for which such Term SOFR was published by the Term SOFR Administrator so long as such first preceding Business Day is not more than three (3) Business Days prior to such determination date.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (or any successor administrator of a forward-looking term rate based on SOFR approved by Purchaser in its sole discretion).

“Termination Date” means the earliest to occur of (i) the Maturity Date, (ii) the termination of the Mortgage Loan Participation Purchase and Sale Agreement, (iii) at the option of Agent, the occurrence of an Event of Default under this Agreement after the expiration of any applicable grace period and (iv) with respect to the Uncommitted Amount, the fifteenth (15th) Business Day after the Purchaser delivers a notice of termination to the Seller.

“Total Net Indebtedness” means, with respect to any Person, for any period, (i) the aggregate Indebtedness of such Person and its Subsidiaries during such period minus (ii) the amount of any non-recourse debt (including any securitization debt).

“Trade Assignment” means an assignment to Barclays of a forward trade between the Takeout Investor and Seller with respect to one or more Purchased Assets, together with the related trade confirmation from the Takeout Investor to Seller that has been fully executed, is enforceable and is in full force and effect and confirms the details of such forward trade.

“Transaction” has the meaning assigned thereto in Section 1.

“Transaction Notice” means a written request of Seller to enter into a Transaction in a form attached as Exhibit C hereto or such other form as shall be mutually agreed upon between Seller and Purchaser, which is deemed to be delivered to the Purchaser in accordance with Section 3(c) herein.

“Trust Agreement” means the Amended and Restated Trust Agreement, dated October 25, 2019, between Nationstar Reverse Mortgage Funding LLC, U.S. Bank National Association and Wilmington Savings Fund Society, FSB, with respect to Nationstar HECM Acquisition Trust 2018-1, as may be amended, supplemented or otherwise modified from time to time.

“Trust Certificate” means a physical certificate evidencing a 100% beneficial ownership interest in the Additional REO Subsidiary and registered in the name of Barclays.

“Trust Receipt” shall have the meaning assigned thereto in the DB Custodial Agreement or the
U.S. Bank Custodial Agreement, as applicable.

“UETA” means the Official Text of the Uniform Electronic Transactions Act as approved by the National Conference of Commissioners on Uniform State Laws at its Annual Conference on July 29, 1999.

“Uncommitted Amount” shall have the meaning assigned thereto in the Pricing Side Letter.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Purchased Assets or the continuation, renewal or enforcement thereof is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

“Unrestricted Cash” means, as of any date of determination, the sum of (i) Seller’s cash, (ii) Seller’s Cash Equivalents that are not, in either case, subject to a Lien in favor of any Person or that are not required to be reserved by Seller in a restricted escrow arrangement or other similarly restricted arrangement pursuant to a contractual agreement or requirement of law.

“U.S. Bank Custodial Agreement” means that certain Custodial Agreement, dated as of November 25, 2013, among Seller, Purchaser and U.S. Bank National Association, entered into in connection with this Agreement, as the same may be amended, modified or supplemented from time to time.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the U.S. Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“VA” means the U.S. Department of Veterans Affairs, an agency of the United States of America, or any successor thereto including the Secretary of Veterans Affairs.

“VA Buyout Loan” means an Eligible Mortgage Loan that (a) is insured by VA, (b) is a Ginnie Mae Mortgage Loan, (c) has been purchased out of a Ginnie Mae Security, and (d) is not a Modified Loan.

“Verification Agent” means an entity appointed by the Agent to perform specific services with respect to the Eligible Mortgage Loans, or its successors and assigns.

“Verification Agent Letter” means the agreement pursuant to which the Verification Agent performs services with respect to the Eligible Mortgage Loans.

“Warehouse Lender” means any lender providing financing to Seller for the purpose of warehousing, originating or purchasing a Mortgage Loan, which lender has a security interest in such Mortgage Loan to be purchased by Barclays.

“Warehouse Lender’s Release” means a letter, in the form of Exhibit E, from a Warehouse Lender to Barclays, unconditionally releasing all of Warehouse Lender’s right, title and interest in certain Mortgage Loans identified therein upon payment to the Warehouse Lender.

“Wet-Ink Mortgage Loan” means a Mortgage Loan (other than a Jumbo Mortgage Loan) that Seller is selling to Barclays simultaneously with the origination thereof that is funded as part, either directly or indirectly, with the Initial Purchase Price paid by Barclays hereunder and prior to receipt by Barclays or its Custodian of the original Mortgage Note.

“Wet-Ink Mortgage Loan Document Receipt Date” means for any Wet-Ink Mortgage Loan, the date that the Custodian executes an original trust receipt without exceptions.

“Wet-Ink Mortgage Loan Sublimit” shall have the meaning assigned thereto in the Pricing Side Letter.

“WMIH” means WMIH Corp., a Delaware corporation.

(b)    Interpretation.

Headings are for convenience only and do not affect interpretation. The following rules of this subsection (b) apply unless the context requires otherwise. The singular includes the plural and conversely. A gender includes all genders. Where a word or phrase is defined, its other grammatical forms have a corresponding meaning. A reference to a subsection, Section, Annex or Exhibit is, unless otherwise specified, a reference to a section of, or annex or exhibit to, this Agreement. A reference to a party to this Agreement or another agreement or document includes the party’s successors and permitted substitutes or assigns. A reference to an agreement or document is to the agreement or document as amended, modified, novated, supplemented or replaced, except to the extent prohibited by any Program Document. A reference to legislation or to a provision of legislation includes any modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it. A reference to writing includes a facsimile transmission and any means of reproducing words in a tangible and permanently visible form. A reference to conduct includes, without limitation, an omission, statement or undertaking, whether or not in writing. The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. An Event of Default exists until it has been waived in writing by Agent or has been cured. The term “including” is not limiting and means “including without limitation.” In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.” This Agreement may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms. Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied. References herein to “fiscal year” and “fiscal quarter” refer to such fiscal periods of Seller.

Except where otherwise provided in this Agreement, any determination, consent, approval, statement or certificate made or confirmed in writing with notice to Seller by Purchaser or authorized officers of Purchaser as required by this Agreement is conclusive in the absence of manifest error. A reference to an agreement includes a security interest, guarantee, agreement or legally enforceable arrangement whether or not in writing related to such agreement.

A reference to a document includes an agreement in writing or a certificate, notice, instrument or document, or any information recorded in electronic form. Where Seller is required to provide any document to Purchaser under the terms of this Agreement, the relevant document shall be provided in writing or printed form unless Purchaser request otherwise.

This Agreement is the result of negotiations among, and has been reviewed by counsel to, Purchaser and Seller, and is the product of all parties. In the interpretation of this Agreement, no rule of construction shall apply to disadvantage one party on the ground that such party proposed or was involved in the preparation of any particular provision of this Agreement or this Agreement itself. Except where otherwise expressly stated, Purchaser may give or withhold, or give conditionally, approvals and consents and may form opinions and make determinations in their absolute sole discretion. Except as specifically required herein, any requirement of good faith, discretion or judgment by Purchaser or Agent shall not be construed to require Purchaser to request or await receipt of information or documentation not immediately available from or with respect to Seller, any other Person or the Purchased Assets themselves.

3.THE TRANSACTIONS

(a)It is acknowledged and agreed that, notwithstanding any other provision of this Agreement to the contrary, the facility provided under this Agreement is (i) a committed facility with respect to the Committed Amount and (ii) an uncommitted facility with respect to the Uncommitted Amount, and Purchaser shall have no obligation to enter into any Transactions hereunder with respect to the Uncommitted Amount. All purchases of Eligible Assets hereunder shall be first deemed committed up to the Committed Amount and then the remainder, if any, shall be deemed uncommitted up the Uncommitted Amount.

(b)Subject to the terms and conditions of the Program Documents, Purchaser may enter into Transactions provided, that the Aggregate MRA Purchase Price shall not exceed, as of any date of determination, the lesser of (a) the Maximum Aggregate Purchase Price (less the sum of the Aggregate EPF Purchase Price and MSR Facility Borrowed Amount) and (b) the aggregate Asset Base of all Purchased Assets and all Eligible Mortgage Loans proposed to be sold in such Transaction.

(c)Unless otherwise agreed, Seller shall request that Purchaser enter into a Transaction with respect to any Eligible Mortgage Loan by delivering to the indicated required parties (each, a “Required Recipient”) the required delivery items (each, a “Required Delivery Item”) set forth in the table below by the corresponding required delivery time (the “Required Delivery Time”), and such Transaction shall occur no later than the corresponding required purchase time (the “Required Purchase Time”):

Purchased Asset Type	Required Delivery Items	Required Delivery Time	Required Recipient	Required Purchase Time
Eligible Mortgage Loans (other than Wet-Ink Mortgage Loans, FHA Buyout Loans, VA Buyout Loans, HECM Buyout Loans and Modified Loans)	Seller Mortgage Loan Schedule	No later than 3:00 p.m. (New York City time) on the Business Day prior to the requested Purchase Date	Purchaser and Custodian	No later than 5:00 p.m. (New York City time) on the requested Purchase Date
	For Correspondent Loans, the Correspondent Seller Release, duly executed and delivered by each applicable Correspondent Seller	No later than 3:00 p.m. (New York City time) on the Business Day prior to the requested Purchase Date	Purchaser
	The complete Mortgage Files to Custodian for each Mortgage Loan subject to such Transaction	No later than 3:00 p.m. (New York City time) on the Business Day prior to the requested Purchase Date	Custodian
AM Funded Wet-Ink Mortgage Loans	Seller Mortgage Loan Schedule	No later than 4:00 p.m. (New York City time) on the Business Day prior to the requested Purchase Date	Purchaser, Custodian and Disbursement Agent	No later than 9:00 a.m. (New York City time) on the requested Purchase Date
PM Funded Wet-Ink Mortgage Loans	Seller Mortgage Loan Schedule	No later than 1:00 p.m. (New York City time) on the requested Purchase Date	Purchaser, Custodian and Disbursement Agent	No later than 4:00 p.m. (New York City time) on the requested Purchase Date
Wet-Ink Mortgage Loans	(i) Seller Mortgage Loan Schedule and (ii) Wet-Ink Mortgage Loan Funding Report	No later than 2:00 p.m. (New York City time) on the requested Purchase Date	Purchaser and Custodian	No later than 4:00 p.m. (New York City time) on the requested Purchase Date

Purchased Asset Type	Required Delivery Items	Required Delivery Time	Required Recipient	Required Purchase Time
FHA Buyout Loans, VA Buyout Loans, HECM Buyout Loans and Modified Loans	Seller Mortgage Loan Schedule	No later than 10:00 a.m. (New York City time) on the Business Day prior to the requested Purchase Date	Purchaser and Custodian	No later than 5:00 p.m. (New York City time) on the requested Purchase Date

2. The date on which any notice pursuant to this Section 3(c) is given is known as the “Notice Date”. By submitting a Seller Mortgage Loan Schedule, Seller hereby agrees that it shall be deemed to have made all of the representations and warranties set forth in the form of Transaction Notice attached as Exhibit C hereto.

3. With respect to each Wet-Ink Mortgage Loan, immediately following the Purchase Date, Seller shall cause the related Settlement Agent to deliver to the Custodian the remaining documents in the Mortgage Loan File.

4. In addition, with respect to the purchase of any Eligible Mortgage Loans that are Wet-Ink Mortgage Loans, Seller shall deliver to Barclays and Custodian, no later than 5:00 p.m. (New York City time) one (1) Business Day prior to the proposed Purchase Date, the estimated Outstanding Purchase Price (the “Estimated Purchase Price”) of the Wet-Ink Mortgage Loans to be purchased on such Purchase Date within a variance not to exceed $5,000,000 of the actual Outstanding Purchase Price on such Purchase Date (the “Allowable Variance”).

(d)Upon Seller’s request to enter into a Transaction pursuant to Section 3(c) and assuming all conditions precedent set forth in this Section 3 and in Sections 10(a) and (b) have been met, and provided no Default or Event of Default shall have occurred and be continuing, on the requested Purchase Date, Barclays shall, in the case of a Transaction with respect to the Committed Amount and may, in its sole discretion, in the case of a Transaction with respect to the Uncommitted Amount, purchase the Eligible Mortgage Loans, each included in the related Seller Mortgage Loan Schedule by transferring the Initial Purchase Price (net of any related Structuring Fee or any other fees and expense then due and payable by Seller to the Purchaser pursuant to the Agreement) in accordance with the following wire instructions or as otherwise provided:

Receiving Bank: Wells Fargo ABA#: 121 000 248
Account Name: Nationstar Mortgage Account Number: 4121888200

Seller acknowledges and agrees that the Initial Purchase Price for any Eligible Mortgage Loan includes a mutually negotiated premium allocable to the portion of the Purchased Assets that constitutes the related Servicing Rights.

(e)On the related Price Differential Determination Date, Agent shall calculate the Price Differential for each outstanding Transaction payable on the Monthly Payment Date utilizing the Pricing
Rate. Not less than two (2) Business Days prior to each Monthly Payment Date, Agent shall provide Seller with an invoice for the amount of the Price Differential due and payable with respect to all outstanding Transactions, setting forth the calculations thereof in reasonable detail and all accrued fees and expenses then due and owing to the Purchaser. On the earliest of (1) the Monthly Payment Date or (2) the Termination Date, Seller shall pay to the Purchaser the Price Differential then due and payable for (x) all outstanding related Transactions and (y) Purchased Assets for which the Purchaser has received the related Outstanding Purchase Price pursuant to Section 3(f).

(f)With respect to a Transaction, upon the earliest of (1) the Repurchase Date and (2) the Termination Date, Seller shall pay to the Purchaser the related Outstanding Purchase Price together with any other Obligations then due and payable, and shall repurchase all Purchased Assets then subject to such Transaction; provided that Seller may, within ninety (90) days of Agent’s notification of the Benchmark Replacement, (A) give notice to Agent (with reasonable corroborative evidence upon request by the Agent) that the Benchmark Replacement is materially different from the successor rate of interest implemented by the majority of financial institutions similar to Agent for assets similar to the Purchased Assets in warehouse facilities in the United States similar to this Agreement and (B) elect to repurchase all Purchased Assets at the related Outstanding Purchase Price together with any other Obligations then due and payable and terminate this Agreement without penalty or premium on an elected Termination Date that is on or after the date the Benchmark Replacement is effective. The Repurchase Price shall be transferred directly to the Purchaser.

(g)If Agent determines in its sole discretion that any Change in Law or any change in accounting rules regarding capital requirements has the effect of reducing the rate of return on Purchaser’s capital or on the capital of any Affiliate of Purchaser under this Agreement as a consequence of such Change in Law or change in accounting rules, then from time to time Seller will compensate the Purchaser or the Purchaser’s Affiliate, as applicable, for such reduced rate of return suffered as a consequence of such Change in Law or change in accounting rules on terms similar to those imposed by the Purchaser. Further, if due to the introduction of, any change in, or the compliance by Purchaser with
(i) any eurocurrency reserve requirement, or (ii) the interpretation of any law, regulation or any guideline or request from any central bank or other Governmental Authority whether or not having the force of law, there shall be an increase in the cost to Purchaser or any Affiliate of Purchaser in engaging in the present or any future Transactions, then Seller shall, from time to time and upon demand by the Purchaser, compensate the Purchaser or the Purchaser’s Affiliate for such increased costs, and such amounts shall be deemed a part of the Obligations hereunder. The Purchaser shall provide Seller with notice as to any such Change in Law, change in accounting rules or change in compliance promptly following such Purchaser’s receipt of actual knowledge thereof.

(h)Seller shall indemnify the Purchaser and hold the Purchaser harmless from any losses, costs and/or expenses that Purchaser may sustain or incur as a result of Seller’s termination of any Transaction on or before a Repurchase Date arising from the reemployment of funds obtained by the Purchaser hereunder or from actual out-of-pocket fees and expenses payable to terminate the deposits from which such funds were obtained (“Breakage Costs”). Purchaser and Agent shall use good faith efforts to mitigate all Breakage Costs. The Agent shall deliver to Seller a statement setting forth the amount and basis of determination of any Breakage Costs in such detail as determined in good faith by the Purchaser to be adequate, it being agreed that such statement and the method of its calculation shall be adequate and shall be conclusive and binding upon Seller, absent manifest error. The provisions of this Section 3(h) shall survive termination of this Agreement.

(i)To the extent that the Asset Base for any Purchased Mortgage Loan is greater than the Outstanding Purchase Price for such Purchased Mortgage Loan, Seller may request (an “Incremental Purchase Price Request”) that Purchaser transfer an additional purchase price amount less than or equal to the positive difference between the Asset Base and the Outstanding Purchase Price for such Purchased Mortgage Loan (each such additional purchase price amount, an “Incremental Purchase Price”). Each Incremental Purchase Price Request and Purchaser’s transfer of the applicable Incremental Purchase Price shall constitute a Transaction under this Agreement and will be subject to all conditions precedent and other terms required to be satisfied prior to execution of each such Transaction under this Agreement. In connection with each Incremental Purchase Price Request, Seller may direct Purchaser to transfer the applicable Incremental Purchase Price in full or in part to reduce the Exposure that is a positive number under the other Relevant Master Agreements identified under the Master Netting Agreement; provided however that pursuant to

Section 4.2 and Section 4.3 of the Master Netting Agreement, Barclays in its capacity as the Designated Barclays Entity under the Master Netting Agreement shall have the right to require Seller to transfer all or a portion of the Incremental Purchase Price to reduce the Exposure that is a positive under the other Relevant Master Agreements identified under the Master Netting Agreement, to zero.

(j)REO Property.

(i)Seller shall take all actions necessary to fully establish the Existing REO Subsidiary, including, but without limitation, filing a certificate of formation with the applicable state and executing the LLC Agreement.

(ii)Following the Effective Date, the Seller (A) (x) shall promptly transfer to Barclays the REO Asset and to the Existing REO Subsidiary the REO Properties related to Mortgage Loans that had been Purchased Assets but had converted to REO Properties prior to the Effective Date and (y) from time to time shall transfer certain REO Properties unrelated to Mortgage Loans that are Purchased Assets to the Existing REO Subsidiary, in each case along with written notice of the Transaction in the form of an REO Subsidiary Schedule of Assets to Barclays (any such date, an “REO Transfer Date”) and (B) shall (x) subject to any applicable redemption period, deliver to Barclays within seven (7) Business Days following the related REO Transfer Date a foreclosure sale deed or evidence, as described in clause (iv) hereof, that Seller has caused the REO Deed to be sent for recording in the applicable office of the applicable jurisdiction and (y) promptly transfer to the Custodian the related REO Property File as the documents contained therein come into existence.

(iii)At any time that a Mortgage Loan that is a Purchased Asset is foreclosed upon, (A) the marketable title in the related REO Property shall promptly be vested in and retained by the Existing REO Subsidiary and allocated to the REO Asset (any such date, a “Foreclosure Date”) and (B) Seller shall (x) subject to any applicable redemption period, deliver to Barclays within seven (7) Business Days following the related Foreclosure Date a foreclosure sale deed or evidence, as described in clause (iv) hereof, that Seller has caused the REO Deed to be sent for recording in the applicable office of the applicable jurisdiction; provided that if Seller fails to deliver such evidence within the applicable time period, the related REO Property shall no longer be considered an Eligible Asset and (y) promptly transfer to the Custodian the related REO Property File as the documents contained therein come into existence.

(iv)For purposes of this Agreement, a Mortgage Loan that is a Purchased Asset shall be deemed to have converted into an REO Property upon the earliest to occur of the following:

(A)an REO Deed shall have been received in the name of the Existing REO Subsidiary with respect to the Mortgaged Property related to such Mortgage Loan;
(B)the Existing REO Subsidiary shall have received a receipt or other written acknowledgment acceptable to Purchaser from the filing clerk evidencing the submission for filing of an REO Deed with respect to the Mortgaged Property related to such Mortgage Loan;

(C)the Existing REO Subsidiary shall have received a receipt issued by a Governmental Authority evidencing the Existing REO Subsidiary’s right to receive the REO Deed for the Mortgaged Property related to such Mortgage Loan; or

(D)Purchaser shall have received such other evidence of the Existing REO Subsidiary’s interest in such REO Property acceptable to Purchaser in its reasonable discretion.

(i)On any Foreclosure Date, a Transaction shall be deemed to occur with respect to any related Converted REO Property, and the Repurchase Price with respect to the related Mortgage Loan shall be reduced by the Outstanding Purchase Price of such Converted REO Property. A Transaction Notice shall not be required for any such deemed Transaction to occur; however, Seller shall provide prompt written notice in the form of an REO Subsidiary Schedule of Assets to Purchaser upon such deemed conversion.

4.[RESERVED]

5.TAKEOUT COMMITMENTS

Seller hereby assigns to Barclays, free of any security interest, lien, claim or encumbrance of any kind, Seller’s rights under each Takeout Commitment to deliver the Purchased Assets specified therein to the related Takeout Investor and to receive the purchase price therefor from such Takeout Investor. Seller shall deliver to Barclays a duly executed and enforceable Trade Assignment on the date such Trade Assignment is executed by the related Takeout Investor. Subject to Barclays’ rights hereunder, Barclays agrees that it will satisfy the obligation under the Takeout Commitment to deliver the related Purchased Assets to the Takeout Investor on the date specified therein. Seller understands that, as a result of this Section 5 and each Trade Assignment, Barclays will succeed to the rights and obligations of Seller with respect to each Takeout Commitment subject to a Trade Assignment, and that in satisfying each such Takeout Commitment, Barclays will stand in the shoes of Seller and, consequently, will be acting as a non-dealer in exercising its rights and fulfilling its obligations assigned pursuant to this Section 5 and each Trade Assignment. Each Trade Assignment delivered by Seller to Barclays shall be delivered by Seller in a timely manner sufficient to enable Barclays to facilitate the settlement of the related trade on the trade date in accordance with “good delivery standards” of the Securities Industry and Financial Markets Association as set forth in the Securities Industry and Financial Markets Association Uniform Practices Manual, as amended from time to time.

6.PAYMENT AND TRANSFER

Unless otherwise agreed by Seller and Purchaser, all transfers of funds hereunder shall be in Dollars in immediately available funds. Seller shall remit (or, if applicable, shall cause to be remitted) directly to the Purchaser all payments required to be made by it to the Purchaser hereunder or under any other Program Document in accordance with wire instructions provided by the Purchaser. Any payments received by Purchaser after 5:00 p.m. (New York City time) shall be applied on the next succeeding Business Day.

7.MARGIN MAINTENANCE

(k)Agent shall determine the Market Value of the Purchased Assets on a daily basis as determined by the Agent in its sole good faith discretion, including the right to determine that the Market Value with respect to one or more of the Purchased Assets may be zero. After making that determination, Agent may determine the Asset Base of any Purchased Asset on such day.

(l)If, as of any date of determination, the Agent determines that the aggregate Asset Base of all Purchased Assets and all Eligible Mortgage Loans proposed to be sold in such Transaction is less than the aggregate Outstanding Purchase Price of all Purchased Assets for all such Transactions (a “Margin Deficit”), then Agent may, by notice to the Seller (as such notice is more particularly set forth below, a “Margin Call”), require Seller to transfer to the Purchaser or the Purchaser’s designee cash or, at the Purchaser’s option (and provided Seller has additional Eligible Mortgage Loans), additional Eligible Mortgage Loans to the Purchaser (“Additional Purchased Mortgage Loans”) to cure the Margin Deficit. If the Agent delivers a Margin Call to the Seller on or prior to 11:00 a.m. (New York City time) on any Business Day, then the Seller shall transfer cash or Additional Purchased Mortgage Loans to the Purchaser or its designee no later than (i) 5:00 p.m. (New York City time) on the same Business Day. In the event the Agent delivers a Margin Call to Seller after 11:00 a.m. (New York City time) on any Business Day, Seller shall be required to transfer cash or Additional Purchased Mortgage Loans no later than (i) 12:00 p.m. (New York City time) on the next succeeding Business Day.

(m)Any cash transferred to Purchaser or its designee in satisfaction of a Margin Call or pursuant to Section 16(f)(ii) herein shall reduce the Outstanding Purchase Price of the related Transactions.

(n)The failure of Purchaser, on any one or more occasions, to exercise its rights hereunder, shall not change or alter the terms and conditions of this Agreement or limit the right of the Purchaser to do so at a later date. Seller and Purchaser each agree that a failure or delay by Purchaser to exercise its rights hereunder shall not limit or waive the Purchaser’s rights under this Agreement or otherwise existing by law or in any way create additional rights for Seller.

(o)For the avoidance of doubt, it is hereby understood and agreed that Seller shall be responsible for satisfying any Margin Deficit existing as a result of any cram down of the unpaid principal balance of any Purchased Asset pursuant to any action by any bankruptcy court.

8.TAXES; TAX TREATMENT

(p)All payments made by Seller under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto imposed by any Governmental Authority therewith or thereon, excluding (i) income taxes, branch profits taxes, franchise taxes or any other tax imposed on net income by the United States, a state or a foreign jurisdiction under the laws of which Purchaser, or Agent, is organized or, in the case of any Purchaser, of its applicable lending office, or a state or foreign jurisdiction with respect to which such Purchaser has a present or former connection (other than any connection arising from executing, delivering, being party to, engaging in any transaction pursuant to, performing its obligations under, receiving payments under, receiving or perfecting a security interest under or enforcing any Program Document, or selling or assigning any Purchased Asset or Program Document), or any political subdivision thereof, (ii) in the case of any Purchaser, U.S. federal withholding taxes imposed on amounts payable to or for the account of Purchaser with respect to an applicable interest in a Transaction pursuant to a law in effect on the date on which Purchaser enters into a Transaction or such Purchaser changes its lending office, except in each case to the extent that, pursuant to this Section 8, amounts with respect to such taxes were payable either to Purchaser’s assignor immediately before such Purchaser became a party hereto or to such Purchaser immediately before it changed its lending office, (iii) taxes attributable to a Purchaser’s failure to comply with Section 8(d), and (iv) any withholding taxes imposed under FATCA (collectively, such non-excluded taxes are hereinafter called “Taxes”), all of which shall be paid by Seller for its own account not later than the date when due. If Seller is required by law or regulation to deduct or withhold any taxes from or in respect of any amount payable hereunder, it shall: (a) make such deduction or withholding, (b) pay the amount so deducted or withheld to the appropriate Governmental Authority not later than the date when due, (c) deliver to the Purchaser, as soon as practicable, original or certified copies of tax receipts and other evidence satisfactory to the Purchaser of the payment when due of the full amount of such Taxes, and (d) if such taxes are Taxes, pay to the Purchaser such additional amounts (including all Taxes imposed by any Governmental Authority on such additional amounts) as may be necessary so that the Purchaser receives, free and clear of all Taxes, a net amount equal to the amount it would have received under this Agreement, as if no such deduction or withholding had been made.

(q)In addition, Seller agrees to pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including, without limitation, mortgage recording taxes, transfer taxes and similar fees) imposed by the United States or any taxing authority thereof or therein that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, except any such taxes that are Other Connection Taxes imposed with respect to an assignment (“Other Taxes”).

(r)Seller agrees to indemnify Purchaser within ten (10) days after written demand therefor for the full amount of Taxes (including additional amounts attributable to amounts payable under this Section) and Other Taxes, paid by Purchaser or required to be withheld or deducted from a payment to Purchaser, and any liability (including penalties, interest and expenses arising thereon or with respect thereto) arising therefrom or with respect thereto, provided that the Purchaser shall have provided Seller with evidence, reasonably satisfactory to Seller, of payment of Taxes or Other Taxes, as the case may be.

(s)Any Purchaser that is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Program Document shall deliver to the Seller and Agent, at the time or times reasonably requested by the Seller or the Agent, such properly completed and executed documentation reasonably requested by the Seller or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Purchaser, if reasonably requested by the Seller or Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Seller or the Agent as will enable the Seller or the Agent to determine whether or not such Purchaser is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in the subsequent sentences of this Section 8(d)) shall not be required if in the Purchaser’s reasonable judgment such completion, execution or submission would subject such Purchaser to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Purchaser. Agent and any Purchaser that is either (i) not incorporated under the laws of the United States, any State thereof, or the District of Columbia or (ii) not otherwise treated as a “United States person” under the Code (a “Foreign Purchaser”) shall, to the extent it is legally entitled to do so, provide Seller and Agent with properly completed and duly executed copies of United States Internal Revenue Service (“IRS”) Forms W-8BEN-E or W-8ECI or any successor form prescribed by the IRS (or IRS Form W-8IMY, with IRS Form W-8BEN-E or W-8ECI attached), certifying that such Person is (1) entitled to benefits under an income tax treaty to which the United States is a party which eliminates or reduces United States withholding tax under Sections 1441 through 1442 of the Code on payments to it, (2) entitled to the benefits of the exemption for portfolio interest under Section 881(c) of the Code or (3) otherwise fully exempt or entitled to relief from United States withholding tax under Sections 1441 through 1442 of the Code on payments to it, or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States, in any case, on or prior to the date upon which each such Foreign Purchaser becomes a Purchaser. In addition, the Agent shall be a “qualified intermediary” (as defined in Treasury regulation section 1.1441-1(e)(5)) and provide the Seller with copies of a properly completed and duly executed IRS Form W-8IMY with “qualified intermediary” checked in Part I and Part II properly completed to provide that the Agent is a “qualified intermediary” for Purchaser with respect to payments under this Agreement and the other Program Documents (with all appropriate attachments) for any amount received on behalf of Purchaser which eliminates withholding tax on payments to it on or prior to the date it becomes an Agent. Agent and each Foreign Purchaser will resubmit the appropriate form eliminating or reducing withholding tax on payments to it on the earliest of
(A) the third anniversary of the prior submission, or (B) on or before the expiration of thirty (30) days after there is a “change in circumstances” with respect to such Person as defined in Treas. Reg. Section 1.1441-1(e)(4)(ii)(D). For any period with respect to which the Foreign Purchaser has failed to provide Seller with the appropriate form or other relevant document as expressly required under this Section 8(d) (unless such failure is due to a change in treaty, law, or regulation occurring subsequent to the date on which a form originally was required to be provided or except to the extent that, pursuant to this Section 8, amounts payable with respect to such taxes were payable to Purchaser’s assignor immediately before Purchaser became a party hereto), such Person shall not be entitled to “gross-up” of Taxes under Section 8(a) or indemnification under Section 8(c) with respect to Taxes imposed by the United States which are imposed because of such failure; provided, however, that should a Foreign Purchaser, which is otherwise exempt from, or eligible for relief from, a withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, Seller, as applicable, shall, at no cost or expense to Seller, take such steps as such Foreign Purchaser shall reasonably request to assist such Foreign Purchaser to recover such Taxes. . Upon the execution of this Agreement, each Purchaser that is a “United States person” within the meaning of the Code shall deliver to Seller a duly executed copy of IRS Form W-9 or such other documentation or information prescribed by applicable laws or reasonably requested by Seller as will enable Seller, as applicable, to determine whether or not Purchaser is subject to backup withholding or information reporting requirements. Upon the execution of this Agreement, each Purchaser shall deliver to the Seller and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Seller or the Agent such documentation prescribed by applicable law and such additional documentation reasonably requested by the Seller or the Agent to comply with their obligations under FATCA and to determine that such Purchaser has complied with such Purchaser’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

(t)Without prejudice to the survival of any other agreement, the agreements and obligations of the parties contained in this Section 8 shall survive the termination of this Agreement. Nothing contained in this Section 8 shall require Purchaser to make available any of its tax returns or other information that it deems to be confidential or proprietary.

(u)Each party to this Agreement acknowledges that it is its intent solely for purposes of U.S. federal and relevant state and local income and franchise taxes to treat each Transaction as indebtedness of the Seller that is secured by the Purchased Assets and that the Purchased Assets are owned by Seller in the absence of an Event of Default by the Seller. All parties to this Agreement agree to such treatment and agree to take no action inconsistent with this treatment, unless required by law.

9.SECURITY INTEREST; PURCHASER’S APPOINTMENT AS ATTORNEY-IN-FACT

(v)Seller and Purchaser intend that (other than for tax and accounting purposes) the Transactions hereunder be sales to Purchaser of the Purchased Assets and not loans from Purchaser to Seller secured by the Purchased Assets. However, in order to preserve Purchaser’s rights under this Agreement in the event that a court or other forum recharacterizes the Transactions hereunder as other than sales, and as security for Seller’s performance of all of its Obligations, Seller hereby grants to the Purchaser a first priority security interest in the related Purchased Assets. Seller acknowledges and agrees that its rights with respect to the Purchased Assets are and shall continue to be at all times junior and subordinate to the rights of the Purchaser hereunder.

(w)Seller hereby irrevocably constitutes and appoints Purchaser and any officers or agents thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Seller and in the name of Seller or in its own name, from time to time in Purchaser’s discretion, to file such financing statement or statements relating to the Purchased Assets as Purchaser at its option may deem appropriate, and if an Event of Default shall have occurred and be continuing, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be reasonably necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, Seller hereby gives Purchaser the power and right, on behalf of Seller, without assent by, but with notice to, Seller, to do the following if an Event of Default shall have occurred and be continuing and Purchaser has elected to exercise their remedies pursuant to Section 18 hereof:

(i)in the name of Seller, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any Purchased Assets and to file any claim or to take any other action or initiate and maintain any appropriate proceeding in any appropriate court of law or equity or otherwise deemed appropriate by Purchaser for the purpose of collecting any and all such moneys due with respect to any Purchased Assets whenever payable;

(ii)to pay or discharge taxes and Liens levied or placed on or threatened against the Purchased Assets;

(iii)(A) to direct any party liable for any payment under any Purchased Assets to make payment of any and all moneys due or to become due thereunder directly to Purchaser or as Purchaser shall direct, (B) in the name of Seller, or in its own name, or otherwise as appropriate, to directly send or cause the applicable servicer to send “hello” letters, “goodbye” letters in the form of Exhibit D, and Section 404 Notices; (C) to ask or demand for, collect, receive payment of and receipt for any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Purchased

Assets; (D) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Purchased Assets; (E) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Purchased Assets or any proceeds thereof and to enforce any other right in respect of any Purchased Assets; (F) to defend any suit, action or proceeding brought against Seller with respect to any Purchased Assets; (G) to settle, compromise or adjust any suit, action or proceeding described in clause (F) above and, in connection therewith, to give such discharges or releases as Purchaser may deem appropriate; and (H) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Purchased Assets as fully and completely as though Purchaser were the absolute owner thereof for all purposes, and to do, at Purchaser’s option and Seller’s expense, at any time, and from time to time, all acts and things which Purchaser deem necessary to protect, preserve or realize upon the Purchased Assets and Purchaser’s Liens thereon and to effect the intent of this Agreement, all as fully and effectively as Seller might do.

Seller hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof.

This power of attorney is a power coupled with an interest and shall be irrevocable.

Seller also authorizes Purchaser, from time to time if an Event of Default shall have occurred and be continuing, to execute any endorsements, assignments or other instruments of conveyance or transfer with respect to the Purchased Assets in connection with any sale provided for in Section 18 hereof.

The powers conferred on Purchaser hereunder are solely to protect Purchaser’s interests in the Purchased Assets and shall not impose any duty upon it to exercise any such powers. Purchaser shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither Purchaser nor any of its officers, directors, employees or agents shall be responsible to Seller for any act or failure to act hereunder.

10.CONDITIONS PRECEDENT

(x)As conditions precedent to the effectiveness of this Agreement, Purchaser shall have received on or before the Effective Date (except as otherwise noted below) each of the following, in form and substance satisfactory to Purchaser and duly executed by each party thereto (as applicable):

(iv)Each of the Program Documents duly executed and delivered by the parties thereto and being in full force and effect, free of any modification, breach or waiver;

(v)Certificates of an officer of each of Seller and Existing REO Subsidiary attaching certified copies of Seller’s and Existing REO Subsidiary’s certificate of formation, operating agreement and manager resolutions, as applicable, approving the Program Documents and Transactions thereunder (either specifically or by general resolution), and all documents evidencing other necessary corporate action or governmental approvals as may be required in connection with the Program Documents;

(vi)Certified copies of good standing certificates from the jurisdictions of organization of each of Seller and Existing REO Subsidiary, dated as of no earlier than the date which is ten (10) Business Days prior to the Purchase Date with respect to the initial Transaction hereunder;

(vii)An incumbency certificate of the secretary of each of Seller and Existing REO Subsidiary certifying the names, true signatures and titles of Seller’s and Existing REO Subsidiary’s representatives who are duly authorized to request Transactions hereunder and to execute the Program Documents and the other documents to be delivered thereunder;

(viii)An opinion of Seller’s counsel as to such matters as Purchaser or Agent may reasonably request including, without limitation, with respect to Purchaser’s first priority lien on and perfected security interest in the Purchased Assets, a no material litigation, non-contravention, enforceability and corporate opinion with respect to Seller, an opinion with respect to the inapplicability of the Investment Company Act of 1940 (the “1940 Act Opinion”) to Seller, an opinion that this Agreement constitutes a “repurchase agreement” and a “securities contract” within the meaning of the Bankruptcy Code and an opinion that no Transaction constitutes an avoidable transfer under Section 546(f) of the Bankruptcy Code, in form and substance acceptable to Purchaser and Agent in their reasonable discretion, and from nationally recognized outside counsel acceptable to Purchaser and Agent in their reasonable discretion; provided, however, that Seller is permitted to provide the 1940 Act Opinion to Purchaser after but no later than fifteen (15) days following the Effective Date;

(ix)Seller shall have paid to Purchaser and Purchaser shall have received all accrued and unpaid fees and expenses owed to Purchaser in accordance with the Program Documents, including without limitation, the Structuring Fee then due and owing pursuant to Section 2 of the Pricing Side Letter, and any fees due and owing to the Verification Agent, in each case, in immediately available funds, and without deduction, set-off or counterclaim;

(x)A copy of the insurance policies required by Section 14(q) of this Agreement;

(xi)Purchaser and/or Agent shall have completed the due diligence review pursuant to Section 36, and such review shall be satisfactory to Purchaser and Agent in its sole discretion;

(xii)Evidence that all other actions necessary to perfect and protect Purchaser’s interest in the related Purchased Assets have been taken, including, without limitation, the establishment of the Collection Account, and duly executed and filed Uniform Commercial Code financing statements acceptable to Purchaser and covering the Purchased Assets on Form UCC1;

(xiii)Seller shall have provided evidence, satisfactory to Purchaser and Agent, that Seller’s Approvals are in good standing; and

(xiv)Any other documents reasonably requested by Purchaser or Agent.

(y)As conditions precedent to each Transaction (including the initial Transaction), each of the following conditions shall have been satisfied:

(v)Purchaser or the Purchaser’s designee shall have received on or before the Purchase Date with respect to Eligible Assets that are to be the subject of such Transaction (unless otherwise specified in this Agreement) the following, in form and substance satisfactory to the Purchaser and (if applicable) duly executed:

(A)Seller shall have paid to Purchaser and Purchaser shall have received all accrued and unpaid fees and expenses owed to Purchaser in accordance with the Program Documents in immediately available funds, and without deduction, set-off or counterclaim;

(B)The Transaction Seller Mortgage Loan Schedule (and additionally with respect to Correspondent Loans, the Correspondent Seller Release) with respect to such Purchased Assets, delivered pursuant to Section 3(c);

(C)Such certificates, customary opinions of counsel or other documents as Purchaser or Agent may reasonably request, provided that such opinions of counsel shall not be required routinely in connection with each Transaction but shall only be required from time to time as deemed necessary by Purchaser in its commercially reasonable judgment;

(D)Purchaser shall have received the Structuring Fee and any Non-Utilization Fee in respect of such Transaction then due and owing pursuant to
Section 2 of the Pricing Side Letter, in immediately available funds, and without deduction, set-off or counterclaim;

(E)(x) With respect to an Eligible Asset that is an Eligible Mortgage Loan (other than Wet-Ink Mortgage Loans), an original Trust Receipt executed by the Custodian without exceptions; and (y) with respect to an Eligible Asset that is the REO Asset, an original Trust Receipt executed by the Custodian identifying that the Custodian has received (i) an electronic copy of the REO Deeds relating to the REO Properties transferred to the Existing REO Subsidiary and (ii) the REO Property File relating to REO Properties held by the Additional REO Subsidiary;

(F)Such other certifications of Custodian as are required under Sections 2 and 4 of the Custodial Agreement;

(G)With respect to any table-funded Wet-Ink Mortgage Loan that is the subject of such Transaction, (i) a copy of the Closing Instruction Letter delivered to the applicable Settlement Agent and (ii)(a) a copy of the Closing Protection Letter from the applicable title company, or (b) a copy of the Escrow Instruction Letter signed by the applicable Settlement Agent;

(H)[reserved]; and

(I)a duly executed Warehouse Lender’s Release from any Warehouse Lender (including any party that has a precautionary security interest in a Mortgage Loan) having a security interest in any Mortgage Loans, substantially in the form of Exhibit E, addressed to Barclays, releasing any and all of its right, title and interest in, to and under such Mortgage Loan (including, without limitation, any security interest that such secured party or secured party’s agent may have by virtue of its possession, custody or control thereof) and, to the extent applicable, has filed Uniform Commercial Code termination statements in respect of any Uniform Commercial Code filings made in respect of such Mortgage Loan, and each such Warehouse Lender’s Release and Uniform Commercial Code termination statement has been delivered to Barclays prior to such Transaction and to the Custodian as part of the Mortgage Loan File; and

(J)with respect to any FHA Buyout Loan, VA Buyout Loan or HECM Buyout Loan, evidence that such FHA Buyout Loan, VA Buyout Loan or HECM Buyout Loan, as applicable, is fully insured by FHA or VA, as applicable.

(xv)No Default or Event of Default shall have occurred and be continuing;

(xvi)Purchaser shall not have reasonably determined that the introduction of or a change in any Requirement of Law or in the interpretation or administration of any requirement of law applicable to Purchaser has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Purchaser to enter into Transactions with the applicable Pricing Rate;

(xvii)All representations and warranties in the Program Documents shall be true and correct on the date of such Transaction and Seller is in compliance with the terms and conditions of the Program Documents, other than as may be expressly waived by the Purchaser;

(xviii)The then Aggregate MRA Purchase Price when added to the Initial Purchase Price for the requested Transaction, shall not exceed, as of any date of determination, the lesser of (a) the Maximum Aggregate Purchase Price (less the sum of the Aggregate EPF Purchase Price and MSR Facility Borrowed Amount) and (b) the aggregate Asset Base of all Purchased Assets and all Eligible Mortgage Loans proposed to be sold in such Transaction;

(xix)The Initial Purchase Price for the requested Transaction shall not be less than
$1,000,000;

(xx)Satisfaction of any conditions precedent to the initial Transaction as set forth in clause (a) of this Section 10 that were not satisfied prior to such initial Purchase Date;

(xxi)Purchaser shall have determined that all actions necessary to maintain Purchaser’s perfected security interest in the Purchased Assets have been taken;

(xxii)Purchaser or its designee shall have received any other documents reasonably requested by Purchaser;

(xxiii)There is no Margin Deficit at the time immediately prior to entering into a new Transaction (other than a Margin Deficit that will be cured contemporaneous with such Transaction in accordance with the provisions of Section 7 hereof); and

(xxiv)With respect to FHA Buyout Loans, VA Buyout Loan and HECM Buyout Loans, the FHA or VA, as applicable, continues to hold permanent indefinite authority to obtain funds directly from the United States Treasury without additional congressional approval.

(z)As conditions precedent to the initial Transaction involving REO Property, each of the following conditions, in addition to the foregoing conditions, shall have been satisfied:

(i)The REO Asset is delivered to Barclays, and the LLC Agreement is in form and substance acceptable to Purchaser and Agent.

(ii)The Assignment and Contribution Agreement shall be duly executed and delivered by the parties thereto and being in full force and effect, free of any modification, breach or waiver;

(iii)A nonconsolidation opinion with respect to the REO Subsidiary and Seller and an opinion that no assignment or contribution pursuant to the Assignment and Contribution Agreement constitutes an avoidable transfer under Section 546(f) of the Bankruptcy Code, each in form and substance acceptable to Purchaser and Agent in their reasonable discretion shall be delivered to Purchaser; and

(iv)An opinion with respect to the inapplicability of the Investment Company Act to the REO Subsidiary (and an opinion that the REO Subsidiary is not a covered fund under the Volcker Rule), a no material litigation, noncontravention, enforceability and corporate opinion with respect to the REO Subsidiary, and an opinion with respect to Barclays’ perfected security interest in the REO Asset shall each be delivered to Purchaser.

(aa)As conditions precedent to any Transactions involving REO Property held by the Additional REO Subsidiary that are outstanding on or after November 30, 2019, each of the following conditions, in addition to the foregoing conditions, shall have been satisfied or waived by November 30, 2019:

(xxv)A nonconsolidation opinion with respect to the Additional REO Subsidiary and Seller, in form and substance acceptable to Purchaser and Agent in their reasonable discretion shall be delivered to Purchaser; and

(xxvi)An opinion with respect to the inapplicability of the Investment Company Act to the Additional REO Subsidiary, a no material litigation, noncontravention, enforceability and corporate opinion with respect to the Additional REO Subsidiary, and an opinion with respect to Barclays’ perfected security interest in the related REO Asset shall each be delivered to Purchaser.

(ab)As a condition precedent to the initial Transaction involving VA Buyout Loans, Purchaser shall have notified Seller in writing that it has received internal approvals to fund such Mortgage Loans.

11.RELEASE OF PURCHASED ASSETS

Upon timely payment in full of the Repurchase Price and all other Obligations (if any) then owing with respect to a Purchased Asset or REO Property pursuant to Section 3(f) hereof, unless a Margin Deficit or an Event of Default shall have occurred and be continuing: (a) the Purchaser shall be deemed to have terminated any security interest that such Purchaser may have in such Purchased Asset, or in the case of the REO Asset, the REO Property subject to repurchase, (b) all of the Purchaser’s right, title and interest in such Purchased Assets or, in the case of the REO Asset, the REO Property subject to repurchase, shall automatically transfer to Seller, and (c) with respect to such Purchased Asset, the Purchaser shall or shall direct Custodian to release such Purchased Asset to Seller or, in the case of the REO Asset, the Purchaser shall release the related REO Property File to Seller. Except as set forth in Sections 16(f)(ii) and 15, Seller shall give at least two (2) Business Days’ prior written notice to the Purchaser if such repurchase shall occur on any date other than the Repurchase Date.

If such a Margin Deficit is applicable, Purchaser shall notify Seller of the amount thereof and Seller may thereupon satisfy the Margin Call in the manner specified in Section 7.

12.RELIANCE

With respect to any Transaction, Purchaser may conclusively rely upon, and shall incur no liability to Seller in acting upon, any request or other communication that Purchaser reasonably believe to have been given or made by a person authorized to enter into a Transaction on Seller’s behalf.

13.REPRESENTATIONS AND WARRANTIES

Seller hereby represents and warrants to Purchaser and Agent, and shall on and as of the Purchase Date for any Transaction and on and as of each date thereafter through and including the related Repurchase Date be deemed to represent and warrant to Purchaser and Agent that:

(ac)Due Organization, Qualification, Power, Authority and Due Authorization. Each of Seller and REO Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and it has qualified to do business in each jurisdiction in which it is legally required to do so. Each of Seller and REO Subsidiary has the power and authority under its certificate of formation, operating agreement (or equivalent organizational documents) and applicable law to enter into this Agreement and the Program Documents and to perform all acts contemplated hereby and thereby or in connection herewith and therewith; this Agreement and the Program Documents and the transactions contemplated hereby and thereby have been duly authorized by all necessary action and do not require any additional approvals or consents or other action by, or any notice to or filing with, any Person other than any that have heretofore been obtained, given or made.

(ad)Noncontravention. The consummation of the transactions contemplated by this Agreement and Program Documents are in the ordinary course of business of Seller and will not conflict with, result in the breach of or violate any provision of the certificate of formation and operating agreement of Seller or REO Subsidiary or result in the breach of any provision of, or conflict with or constitute a default under or result in the acceleration of any obligation under, any agreement, indenture, loan or credit agreement or other instrument to which Seller or REO Subsidiary, the Mortgage Loans or any of Seller’s or REO Subsidiary’s Property is or may be subject to, or result in the violation of any law, rule, regulation, order, judgment or decree to which Seller or REO Subsidiary, the Mortgage Loans or Seller’s or REO Subsidiary’s Property is subject. Without limiting the generality of the foregoing, the consummation of the transactions contemplated herein or therein will not violate any policy, regulation or guideline of the FHA or VA or result in the voiding or reduction of the FHA insurance, VA guarantee or any other insurance or guarantee in respect of any Mortgage Loan or REO Property, and such FHA insurance or VA guarantee is in full force and effect or shall be in full force and effect as required by the applicable Agency Guide.

(ae)Legal Proceeding. There is no action, suit, proceeding, inquiry or investigation, at law or in equity, or before or by any court, public board or body pending or, to Seller’s or REO Subsidiary’s knowledge, threatened against or affecting Seller (or, to Seller’s knowledge, any basis therefor) wherein an unfavorable decision, ruling or finding would adversely affect the validity or enforceability of this Agreement, the Program Documents or any agreement or instrument to which Seller or REO Subsidiary is a party and which is used or contemplated for use in the consummation of the transactions contemplated hereby, would adversely affect the proceedings of Seller in connection herewith or would or could materially and adversely affect Seller’s or REO Subsidiary’s ability to carry out its obligations hereunder.

(af)Valid and Binding Obligations. This Agreement, the Program Documents and every other document to be executed by Seller in connection with this Agreement is and will be legal, valid, binding and subsisting obligations of Seller, enforceable in accordance with their respective terms, except that (A) the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors’ rights generally and (B) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(ag)Financial Statements. The financial statements of Seller, copies of which have been furnished to Purchaser, (i) are, as of the dates and for the periods referred to therein, complete and correct in all material respects, (ii) present fairly the financial condition and results of operations of Seller as of the dates and for the periods indicated and (iii) have been prepared in accordance with GAAP consistently applied, except as noted therein (subject as to interim statements to normal year-end adjustments). Since the date of the most recent financial statements, there has been no Material Adverse Change with respect to Seller. Except as disclosed in such financial statements or pursuant to Section 14(i) hereof, Seller is not subject to any contingent liabilities or commitments that, individually or in the aggregate, have a material possibility of causing a Material Adverse Change with respect to Seller.

(ah)Accuracy of Information. Neither this Agreement nor any representations and warranties or information relating to Seller that Seller has delivered or caused to be delivered to Purchaser, including, but not limited to, all documents related to this Agreement, the Program Documents or Seller’s financial statements, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made therein or herein in light of the circumstances under which they were made, not misleading. Since the furnishing of such documents or information, there has been no change, nor any development or event involving a prospective change that would render any of such documents or information untrue or misleading in any material respect.

(ai)No Consents. No consent, license, approval or authorization from, or registration, filing or declaration with, any regulatory body, administrative agency or other governmental instrumentality, nor any consent, approval, waiver or notification of any creditor, lessor or other non-governmental Person, is required in connection with the execution, delivery and performance by Seller of this Agreement or any other Program Document, other than any that have heretofore been obtained, given or made.

(aj)Compliance With Law, Etc. No practice, procedure or policy employed or proposed to be employed by Seller or REO Subsidiary in the conduct of its businesses violates any law, regulation, judgment, agreement, regulatory consent, order or decree applicable to it which, if enforced, would result in a Material Adverse Effect.

(ak)Solvency. Seller is solvent and will not be rendered insolvent by any Transaction and, after giving effect to each such Transaction, Seller will not be left with an unreasonably small amount of capital with which to engage in its business. Seller does not intend to incur, nor believes that it has incurred, debts beyond its ability to pay such debts as they mature. Seller is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of Seller or any of its assets.

(al)Fraudulent Conveyance. The amount of consideration being received by Seller in respect of each Transaction, taken as a whole, constitutes reasonably equivalent value and fair consideration for the related Purchased Assets. Seller is not transferring any Purchased Assets with any intent to hinder, delay or defraud any of its creditors. The Agreement and the Program Documents, any other document contemplated hereby or thereby and each transaction have not been entered into fraudulently by Seller hereunder, or with the intent to hinder, delay or defraud any creditor or Purchaser.

(am)Investment Company Act Compliance. Neither Seller nor any of its Subsidiaries (including, without limitation, the REO Subsidiary) is required to be registered as an “investment company” as defined under the Investment Company Act or as an entity under the control of an entity required to be registered as an “investment company” as defined under the Investment Company Act. REO Subsidiary (i) is not required to register under the Investment Company Act either pursuant to Section 3(c)(5)(C) of the Investment Company Act or based upon the definition of “Investment Company” in Section 3(a)(1)(C) of the Investment Company Act, and (ii) is not a “covered fund” within the meaning of the final regulations issued December 10, 2013, implementing Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, commonly known as the “Volcker Rule.”

(an)Taxes. Each of Seller and REO Subsidiary has filed all federal and state tax returns that are required to be filed and paid all taxes, including any assessments received by it, to the extent that such taxes have become due (other than for taxes that are being contested in good faith or for which it has established adequate reserves). Any taxes, fees and other governmental charges payable by Seller in connection with a Transaction and the execution and delivery of the Program Documents have been paid.

(ao)Additional Representations. With respect to each Asset to be sold hereunder by Seller to Purchaser, Seller hereby makes all of the applicable representations and warranties set forth in Exhibit B-1 or B-2, as applicable, as of the date the related Mortgage Loan File is delivered to Purchaser or the Custodian with respect to the related Assets or as of the date the REO Property converts to Converted REO Property, as applicable, and continuously while such Asset is subject to a Transaction. Further, as of each Purchase Date, Seller shall be deemed to have represented and warranted in like manner that Seller has no knowledge that any such representation or warranty may have ceased to be true in a material respect as of such date, except as otherwise stated in a written notice to Agent, any such exception to identify the applicable representation or warranty and specify in reasonable detail the related knowledge of Seller.

(ap)No Broker. Seller has not dealt with any broker, investment banker, agent, or other person, except for Purchaser, who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to this Agreement; provided, that if Seller has dealt with any broker, investment banker, agent, or other person, except for Purchaser, who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to this Agreement, such commission or compensation shall have been paid in full by Seller.

(aq)Good Title. Seller has not sold, assigned, transferred, pledged or hypothecated any interest in the REO Asset or any individual Mortgage Loan or REO Property subject to a Transaction to any person other than any sale, assignment, transfer, pledge or hypothecation that is released in conjunction with the sale to Purchaser hereunder or to REO Subsidiary as contemplated in this Agreement, and upon delivery of a Purchased Asset to Purchaser, the Purchaser will be the sole owner thereof (other than for tax and accounting purposes), free and clear of any lien, claim or encumbrance other than those arising under this Agreement.

(ar)Approvals. Seller has all requisite Approvals.

(as)Custodian. The Custodian is an eligible custodian under each Agency Guide and each Agency Program, and is not an Affiliate of Seller.

(at)No Adverse Actions. Sellerhas not received from any Agency a notice of extinguishment or a notice indicating material breach, default or material non-compliance which the Agent reasonably determines may entitle an Agency to terminate, suspend, sanction or levy penalties against the Seller, or a notice from any Agency, HUD, FHA or VA indicating any adverse fact or circumstance in respect of Seller which the Agent reasonably determines may entitle such Agency, HUD, FHA or VA, as the case may be, to revoke any Approval or otherwise terminate, suspend Seller as an Agency approved issuer or servicer, or with respect to which such adverse fact or circumstance has caused any Agency, HUD, FHA or VA, as the case may be, to terminate Seller, without any subsequent rescission thereof in such notice.

(au)Mortgage Recordation. Seller has submitted the original Mortgage in respect of each Mortgage Loan for recordation in the appropriate public recording office in the applicable jurisdictions wherein such recordation is necessary to perfect the lien thereof as against creditors of the applicable Mortgagor.
(av)Affiliated Parties. Seller is not an Affiliate of the Custodian, Disbursement Agent, Settlement Agent (other than Title365 Company Inc.) or any other party to a Program Document hereunder.

(aw)REO Subsidiaries. The Membership Certificate represents 100% of the beneficial ownership of Existing REO Subsidiary, the Trust Certificate represents 100% of the beneficial ownership of the Additional REO Subsidiary, and each REO Subsidiary continues to hold legal title to all of its respective REO Property subject to a Transaction.

The representations and warranties set forth in this Agreement shall survive transfer of the Purchased Assets to Purchaser and shall continue for so long as the Purchased Assets are subject to this Agreement.

14.COVENANTS OF SELLER

Seller hereby covenants and agrees with Purchaser and Agent as follows:

(ax)Defense of Title. Seller warrants and will defend the right, title and interest of Purchaser in and to all Purchased Assets against all adverse claims and demands.

(ay)No Amendment or Compromise. None of Seller or those acting on Seller’s behalf shall amend, modify, or waive any term or condition of, or settle or compromise any claim in respect of, any item of the Purchased Assets, any related rights or any of the Program Documents without the prior written consent of Purchaser, unless such amendment or modification does not (i) affect the amount or timing of any payment of principal or interest payable with respect to a Purchased Asset, extend its scheduled maturity date, modify its interest rate, or constitute a cancellation or discharge of its outstanding principal balance or (ii) materially and adversely affect the security afforded by the real property, furnishings, fixtures, or equipment securing the Purchased Asset. Notwithstanding the foregoing, the Seller may amend, modify or waive any term or condition of the individual Mortgage Loans in accordance with Accepted Servicing Practices and the Agency Guides; provided, that Seller shall promptly notify Purchaser of any amendment, modification or waiver that causes any Mortgage Loan to cease to be an Eligible Mortgage Loan.

(az)No Assignment. Except as permitted herein, Seller shall not sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or pledge, hypothecate or grant a security interest in, or Lien on or otherwise encumber (except pursuant to the Program Documents) any of the Purchased Assets or any interest therein, provided that this Section 14(c) shall not prevent any of the following: any contribution, sale, assignment, transfer or conveyance of Purchased Assets in accordance with the Program Documents and any forward purchase commitment or other type of take out commitment for the Purchased Assets (without vesting rights in the related purchasers as against the Purchaser).

(ba)No Economic Interest. Neither Seller nor any affiliate thereof will acquire any economic interest in or obligation with respect to any Mortgage Loan except for record title to the Mortgage relating to the Mortgage Loan and the right and obligation to repurchase the Mortgage Loan hereunder.

(bb)Preservation of Purchased Assets. Seller shall take all actions necessary or, in the opinion of Purchaser, desirable, to preserve the Purchased Assets so that they remain subject to a first priority perfected security interest hereunder and deliver evidence that such actions have been taken, including, without limitation, duly executed and filed Uniform Commercial Code financing statements on Form UCC1. Without limiting the foregoing, Seller will comply with all applicable laws, rules, regulations and other laws of any Governmental Authority applicable to Seller relating to the Purchased Assets and cause the Purchased Assets to comply with all applicable laws, rules, regulations and other laws of any such Governmental Authority. Seller will not allow any default to occur for which Seller is responsible under any Purchased Assets or any Program Documents and Seller shall fully perform or cause to be performed when due all of its obligations under any Purchased Assets or the Program Documents.

(bc)Maintenance of Papers, Records and Files.

(vi)Seller shall maintain all Records relating to the Purchased Assets not in the possession of Custodian in good and complete condition in accordance with industry practices and preserve them against loss. Seller shall collect and maintain or cause to be collected and maintained all such Records in accordance with industry custom and practice, and all such Records shall be in the Purchaser’s or Custodian’s possession unless the Purchaser otherwise approves in writing. Seller will not cause or authorize any such papers, records or files that are an original or an only copy to leave Custodian’s possession, except for individual items removed in connection with servicing a specific Mortgage Loan, in which event Seller will obtain or cause to be obtained a receipt from the Custodian for any such paper, record or file, or as otherwise permitted under the Custodial Agreement.

(vii)For so long as Purchaser has an interest in or Lien on any Purchased Asset, Seller will hold or cause to be held all related Records for the sole benefit of the Purchaser.

(viii)Upon reasonable advance notice from Custodian, Agent or Purchaser, Seller shall (x) make any and all such Records available to Custodian or Agent for examination, either by its own officers or employees, or by agents or contractors, or both, and make copies of all or any portion thereof, (y) permit Agent or its authorized agents to discuss the affairs, finances and accounts of Seller with its chief operating officer and chief financial officer and to discuss the affairs, finances and accounts of Seller with its independent certified public accountants.

(bd)Financial Statements and Other Information; Financial Covenants.

(i)Seller shall keep or cause to be kept in reasonable detail books and records setting forth an account of its assets and business and, as applicable, shall clearly reflect therein the transfer of Purchased Assets to Purchaser. Seller shall furnish or cause to be furnished to Purchaser and Agent the following:

(A)Financial Statements.

(1)Within ninety (90) days after the end of each fiscal year of Seller, the consolidated audited balance sheets of Seller and its consolidated Subsidiaries, which will be in conformity with GAAP, and the related consolidated audited statements of income and changes in equity showing the financial condition of Seller, and its consolidated Subsidiaries as of the close of such fiscal year and the results of operations during such year, and consolidated audited statements of cash flows, as of the close of such fiscal year, setting forth, in each case, in comparative form the corresponding figures for the preceding year. The foregoing consolidated financial statements are to be reported on by, and to carry the unqualified report (acceptable in form and content to Purchaser and Agent) of, an independent public accountant of national standing acceptable to Purchaser and Agent, which shall include KPMG LLP,
PricewaterhouseCoopers LLP, Deloitte LLP, and any other similarly situated independent public account;

(2)Within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of Seller, consolidated unaudited balance sheets and consolidated statements of income and changes in equity and unaudited statement of cash flows, all to be in a form acceptable to Purchaser and Agent, showing the financial condition and results of operations of Seller and its consolidated Subsidiaries, each on a consolidated basis as of the end of each such quarter and for the then elapsed portion of the fiscal year, setting forth, in each case, in comparative form the corresponding figures for the corresponding periods of the preceding fiscal year, certified by a financial officer of Seller (acceptable to Purchaser and Agent) as presenting fairly the financial position and results of operations of Seller and its consolidated Subsidiaries and as having been prepared in accordance with GAAP consistently applied, in each case, subject to normal year-end audit adjustments;

(3)Within forty-five (45) days after the end of each month, consolidated unaudited balance sheets and consolidated statements of income and changes in equity and unaudited statement of cash flows, all to be in a form acceptable to Purchaser and Agent, showing the financial condition and results of operations of Seller and its consolidated Subsidiaries on a consolidated basis as of the end of each such month and for the then elapsed portion of the fiscal year, setting forth, in each case, in comparative form the corresponding figures for the corresponding month of the preceding fiscal year, certified by a financial officer of Seller (acceptable to Purchaser and Agent) as presenting fairly the financial position and results of operations of Seller and its consolidated Subsidiaries and as having been prepared in accordance with GAAP consistently applied, in each case, subject to normal year-end audit adjustments;

(4)Reserved;

(5)Promptly upon becoming available, copies of all financial statements, reports, notices and proxy statements sent by Seller’s Parent Company, Seller or any of Seller’s consolidated Subsidiaries in a general mailing to their respective stockholders and of all reports and other material (including copies of all registration statements under the Securities Act of 1933, as amended) filed by any of them with any securities exchange or with the SEC or any governmental authority succeeding to any or all of the functions of the SEC;

(6)Promptly upon becoming available, copies of any press releases issued by Seller’s Parent Company or Seller and copies of any annual and quarterly financial reports and any reports on Form H-(b)12 that Seller’s Parent Company or Seller may be required to file with the SEC, the FDIC or the OTS or comparable reports which such Parent Company or Seller may be required to file with the SEC, the FDIC or the OTS or any other federal banking agency containing such financial statements and other information concerning such Parent Company’s or Seller’s business and affairs as is required to be included in such reports in accordance with the rules and regulations of the SEC, the OTS, the FDIC or such other banking agency, as may be promulgated from time to time;

(7)Such supplements to the aforementioned documents and such other information regarding the operations, business, affairs and financial condition of Seller’s Parent Company, Seller or any of Seller’s consolidated Subsidiaries as Purchaser may reasonably request.

Seller’s obligation to deliver any report or other document under this Section 14(g)(i)(A) shall be deemed to have been satisfied if, and as of the date, such report or other document is filed with the SEC pursuant to the SEC’s Electronic Data Gathering ~~&~~, Analysis ~~Recovery~~, and Retrieval system.

(B)Warehouse Capacity. On or prior to the date on which Seller is required to deliver the monthly financial report required Section 14(g)(i)(A)(iii), Seller shall provide to Agent a report detailing its total warehouse capacity and utilization for the prior calendar month. Such warehouse capacity shall be (i) issued directly to Seller and
(ii) in an amount equal to or greater than $1,000,000 or such other amount as may be required by a Governmental Authority.

(C)Other Information. Upon the request of Purchaser or Agent, such other information or reports as Purchaser or Agent may from time to time reasonably request.

(ii)Seller shall comply with the following financial covenants:

(A)As of the last day of any quarter, the Tangible Net Worth of Seller shall exceed $500,000,000;

(B)As of the last day of any quarter, Seller shall not permit the ratio of the Seller’s Total Net Indebtedness to Tangible Net Worth to be greater than 9:1.

(C)As of the close of business on the last Business Day of any calendar month, Seller shall not permit its Liquidity to be less than $125,000,000.

(A) Seller shall not permit its pre-tax Operating Income on a two-quarter rolling basis to be less than $0.00.

(iii)Certifications. Seller shall execute and deliver a monthly certification substantially in the form of Exhibit A attached hereto within ten (10) days after the end of each calendar month. Each certification to be executed and delivered hereunder shall be sent via electronic mail to ~~USResiFinancing@barclayscapital.com,~~USResiFinancing@barclays.com and

CoreRMBSBanking@barclayscapital.com ~~and CreditSecuritizedP1@barclayscapital.com~~ or such other email address as the Agent may furnish to the Seller from time to time by written notice.

(be)Agency Reporting. Seller shall comply with the reporting requirements of each Agency Guide.
(bf)

(i)Notice of Material Events. Seller shall promptly inform Purchaser and Agent in writing (via electronic mail to ~~USResiFinancing@barclayscapital.com~~USResiFinancing@barclays.com and CoreRMBSBanking@barclayscapital.com or such other email address as the Agent may furnish to the Seller from time to time by written notice) of any of the following:

(i)any Default, Event of Default by Seller or any other Person (other than Purchaser or Purchaser’s Affiliates) of any material obligation under any Program Document, or the occurrence or existence of any event or circumstance that Seller reasonably expects will with the passage of time become a Default, Event of Default by Seller or any other Person;

(ii)any material change in the insurance coverage of Seller as required to be maintained pursuant to Section 14(q) hereof, or any other Person pursuant to any Program Document, with copy of evidence of same attached;

(iii)the commencement of, or any determination in, any material dispute, litigation, investigation, proceeding, sanctions or suspension between Seller or its Parent Company, on the one hand, and any Governmental Authority or any other Person, on the other;

(iv)any material change in accounting policies or financial reporting practices of Seller which could reasonably be expected to have a Material Adverse Effect;

(v)any event, circumstance or condition that has resulted, or has a reasonable likelihood of resulting in either a Material Adverse Change or a Material Adverse Effect with respect to Seller;

(vi)any material modifications to the Seller’s underwriting or acquisition guidelines;

(vii)any financial covenants or margin maintenance requirements Seller becomes subject to or any change or modification to, or waiver of compliance with, any financial covenants or margin maintenance requirements Seller is obligated to comply with, in either case, under any agreement for Indebtedness;

(viii)any penalties, sanctions or charges levied, or threatened to be levied, against Seller or any change, or threatened change, in Approval status, or actions taken, or threatened to be taken, against Seller by or disputes between Seller and any Applicable Agency, or any supervisory or regulatory Government Authority (including, but not limited to HUD, FHA and VA) supervising or regulating the origination or servicing of mortgage loans by, or the issuer status of, Seller;

(ix)any Change in Control of Seller; or

(x)promptly after Seller becoming aware of any termination or threatened termination by an Agency of the Custodian as an eligible custodian.

(j)Maintenance of Approvals. Seller shall take all necessary actions to maintain its Approvals at all times during the term of this Agreement. If, for any reason, Seller ceases to maintain any such Approval, Seller shall so notify Purchaser and Agent immediately.

(k)Maintenance of Licenses. Seller shall (i) maintain all licenses, permits or other approvals necessary for Seller to conduct its business and to perform its obligations under the Program Documents, (ii) remain in good standing under, and comply in all material respects with, all laws of each state in which it conducts business or any Mortgaged Property is located, and (iii) conduct its business strictly in accordance with applicable law.

(l)Taxes, Etc. Seller shall pay and discharge or cause to be paid and discharged, when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income and profits or upon any of its Property, real, personal or mixed (including without limitation, the Purchased Assets) or upon any part thereof, as well as any other lawful claims which, if unpaid, might become a Lien upon such properties or any part thereof, except for any such taxes, assessments and governmental charges, levies or claims as are appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are provided. Seller shall file on a timely basis all federal, and state and local tax and information returns, reports and any other information statements or schedules required to be filed by or in respect of it.

(m)Nature of Business. Seller shall not make any material change in the nature of its business as carried on at the date hereof.

(n)Limitation on Distributions. Seller shall have the right to pay dividends so long as Seller remains in compliance with the financial covenants set forth in Section 14(g)(ii) immediately following such dividend distribution. Notwithstanding the foregoing, if an Event of Default has occurred and is continuing, Seller shall not make any payment of any dividends or make distributions on account of, or set apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any capital stock, senior or subordinate debt of Seller or other equity interests, respectively, thereof, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or Property or in obligations of Seller.

(o)Use of Custodian. Without the prior written consent of Purchaser, Seller shall use no third party custodian as document custodian other than the Custodian for the Mortgage Loan File relating to the Mortgage Loans.

(p)Merger of Seller. Seller shall not, at any time, directly or indirectly (i) liquidate or dissolve or enter into any consolidation or merger or be subject to a Change in Control or sell all or substantially all of its Property (other than in connection with an asset-based financing or other secondary market transaction related to the Seller’s assets in the ordinary course of the Seller’s business) without providing Purchaser with not less than forty-five (45) days’ prior written notice of such event;
(ii) form or enter into any partnership, joint venture, syndicate or other combination which would have a Material Adverse Effect with respect to Seller; or (iii) make any Material Adverse Change with respect to Seller.

(q)Insurance. Seller shall obtain and maintain insurance with responsible companies in such amounts and against such risks as are customarily carried by business entities engaged in similar businesses similarly situated, including without limitation, the insurance required to be obtained and maintained by each Agency pursuant to the Agency Guides, and will furnish Purchaser on request full information as to all such insurance, and provide within fifteen (15) days after receipt of such request the certificates or other documents evidencing renewal of each such policy. Seller shall continue to maintain coverage, for itself and its Subsidiaries, that encompasses employee dishonesty, forgery or alteration, theft, disappearance and destruction, robbery and safe burglary, Property (other than money and securities), and computer fraud in an aggregate amount of at least such amount as is required by each Agency.

(r)Affiliate Transaction. Seller shall not, at any time, directly or indirectly, sell, lease or otherwise transfer any Property or assets to, or otherwise acquire any Property or assets from, or otherwise engage in any transactions with, any of its Affiliates unless the terms thereof are no less favorable to Seller, than those that could be obtained at the time of such transaction in an arm’s length transaction with a Person who is not such an Affiliate.

(s)Change of Fiscal Year. Seller shall not, at any time, directly or indirectly, except upon ninety (90) days’ prior written notice to Purchaser, change the date on which its fiscal year begins from its current fiscal year beginning date.

(t)Transfer of Servicing Rights, Servicing Files and Servicing. With respect to the Servicing Rights of each Mortgage Loan, Seller shall transfer such Servicing Rights to the Purchaser or its designee on the related Purchase Date. With respect to the Servicing Files and the physical and contractual servicing of each Mortgage Loan to the extent in the possession of Seller, Seller shall deliver such Servicing Files and the physical and contractual servicing to the Purchaser or its designee upon the expiration of the Servicing Term unless either such Servicing Term is renewed by the Purchaser or the termination of the Seller as servicer pursuant to Section 16. Seller’s transfer of the Servicing Rights, Servicing Files and the physical and contractual servicing under this Section shall be in accordance with customary standards in the industry including the transfer of the gross amount of all escrows held for the related Mortgagors (without reduction for unreimbursed advances or “negative escrows”).

(u)Audit and Approval Maintenance. Seller shall (i) at all times maintain copies of relevant portions of all final written Agency audits, examinations, evaluations, monitoring reviews and reports of its origination and servicing operations (including those prepared on a contract basis for any such agency) in which there are material adverse findings, including without limitation notices of defaults, notices of termination of approved status, notices of imposition of supervisory agreements or interim servicing agreements, and notices of probation, suspension, or non-renewal, and all necessary approvals from each Agency, (ii) promptly provide Agent with copies of such audits, examinations, evaluations, monitoring reviews and reports promptly upon receipt from any Agency or agent of any Agency, and (iii) take all actions necessary to maintain its respective Approvals.

(v)MERS. The Seller is a member of MERS in good standing and current in the payment of all fees and assessments imposed by MERS, and has complied with all rules and procedures of MERS. In connection with the assignment of any Mortgage Loan registered on the MERS System, the Seller agrees that at the request of the Purchaser it will, at the Purchaser’s cost and expense prior to the occurrence of an Event of Default, but at the Seller’s cost and expense following the occurrence and during the continuance of an Event of Default, cause the MERS System to indicate that such Mortgage Loan has been transferred to the Purchaser in accordance with the terms of this Agreement by including in MERS’ computer files (a) the code in the field which identifies the specific owner of the Mortgage Loans and (b) the code in the field “Pool Field” which identifies the series in which such Mortgage Loans were sold. The Seller further agrees that it will not alter codes referenced in this paragraph with respect to any Mortgage Loan at any time that such Mortgage Loan is subject to this Agreement, and the Seller shall retain its membership in MERS at all times during the term of this Agreement.

(w)Fees and Expenses. Seller shall timely pay to Purchaser all fees and actual out of pocket expenses required to be paid by Seller hereunder and under any other Program Document to Purchaser in immediately available funds, and without deduction, set-off or counterclaim in accordance with the Purchaser’s Wire Instructions.

(x)Agency Status. Once the Seller or any of its subservicers has obtained any status with an Agency mortgage loan pools for which Seller is issuer or servicer, Seller shall not take or omit to take any act that (i) would result in the suspension or loss of any of such status, or (ii) after which Seller or any such relevant subservicer would no longer be in good standing with respect to such status, or (iii) after which Seller or any such relevant subservicer would no longer satisfy all applicable Agency net worth requirements, if both (x) all of the material effects of such act or omission shall not have been cured by Seller or waived by the applicable Agency before termination of such status and (y) the termination of such status could reasonably be expected to have a Material Adverse Effect.

(y)Further Documents. Seller shall, upon request of Purchaser or Agent, promptly execute and deliver to Purchaser or Agent all such other and further documents and instruments of transfer, conveyance and assignment, and shall take such other action as Purchaser or Agent may require more effectively to transfer, convey, assign to and vest in Purchaser and to put Purchaser in possession of the Property to be transferred, conveyed, assigned and delivered hereunder and otherwise to carry out more effectively the intent of the provisions under this Agreement.

(z)Due Diligence. Subject to the limitations contained in the Pricing Side Letter and the EPF Pricing Side Letter, Seller will permit Purchasers, Agent or their respective agents or designees, including the Verification Agent, to perform due diligence reviews on the Mortgage Loans subject to each Transaction hereunder up to the Due Diligence Review Percentage and within thirty (30) days following the related Purchase Date. Seller shall cooperate in all respects with such diligence and shall provide Purchasers, Agent or their respective agents or designees, including the Verification Agent, with all loan files and other information (including, without limitation, Seller’s quality control procedures and results) reasonably requested by Purchasers, Agent or their respective agents or designees, including the Verification Agent, and shall bear all costs and expenses associated with such due diligence identified in this Section 14(z).

(aa)    Reserved.

(bb) REO Subsidiary Governance. Neither Seller nor REO Subsidiary shall, at any time, directly or indirectly modify the REO Subsidiary’s governing documents or otherwise permit such modification without the prior written consent of Purchaser. Seller shall comply with, and shall cause REO Subsidiary to comply with, REO Subsidiary’s Separateness Covenants.

(cc) BPO or REO Property Valuation. With respect to each Converted REO Property that has been contributed to the REO Subsidiary, Seller shall deliver to Purchaser a BPO or a substantially similar property valuation report (i) on or around the date of the foreclosure sale therefor and on each six (6) month anniversary of such date thereafter, and (ii) at the time Seller or REO Subsidiary obtains marketable title thereto to the extent a new valuation is obtained at that time, for so long as such Converted REO Property remains within the REO Subsidiary.

15.REPURCHASE OF MORTGAGE LOANS

Upon discovery by Seller of a breach of any of the representations and warranties set forth on Exhibit B-1 or B-2 to this Agreement, as applicable, Seller shall give prompt written notice thereof to Purchaser. Upon any such discovery by the Purchaser, the Purchaser will notify Seller. It is understood and agreed that the representations and warranties set forth in Exhibit B-1 or B-2 to this Agreement, as applicable, with respect to the Mortgage Loans and REO Property, as applicable, shall survive delivery of the respective Mortgage Loan Files to the Purchaser or Custodian with respect to the Mortgage Loans or of the respective REO Property File with respect to the REO Property and shall inure to the benefit of Purchaser. The fact that Purchaser has conducted or has failed to conduct any partial or complete due diligence investigation in connection with its purchase of any Mortgage Loan shall not affect Purchaser’s right to demand repurchase or any other remedy as provided under this Agreement. Seller shall, within five (5) Business Days of the earlier of Seller’s discovery or receipt of notice with respect to any Mortgage Loan or REO Property of (i) any breach of a representation or warranty contained in Exhibit
B-1 or B-2 to this Agreement, as applicable, or (ii) any failure to deliver any of the items required to be delivered as part of the Mortgage Loan File or REO Property File within the time period required for delivery pursuant to the Custodial Agreement, promptly cure such breach or delivery failure in all material respects. If within five (5) Business Days after the earlier of Seller’s discovery of such breach or delivery failure or receipt of notice thereof that such breach or delivery failure has not been remedied by Seller, Seller shall promptly upon receipt of written instructions from Purchaser, at Purchaser’s option, repurchase such Mortgage Loan at a purchase price equal to the Repurchase Price with respect to such Mortgage Loan by wire transfer to the account designated by the Purchaser.

16.SERVICING OF THE MORTGAGE LOANS; SERVICER TERMINATION

(a)Seller to Subservice.

(ix)Upon payment of the Initial Purchase Price, the Purchaser shall own the servicing rights related to the Mortgage Loans including the Mortgage Loan File. Seller and Purchaser each agree and acknowledges that the Mortgage Loans sold hereunder shall be sold to Purchaser on a servicing-released basis, and that Purchaser is engaging and hereby does engage Seller to provide subservicing of each Mortgage Loan for the benefit of Purchaser.

(x)So long as a Mortgage Loan is outstanding or an REO Property is owned by the REO Subsidiary, Seller shall neither assign, encumber or pledge its obligation to subservice the Mortgage Loans or REO Properties in whole or in part, nor delegate its rights or duties under this Agreement (to other than a subservicer) without the prior written consent of Purchaser, the granting of which consent shall be in the sole discretion of Purchaser. Seller hereby acknowledges and agrees that (i) Purchaser is entering into this Agreement in reliance upon Seller’s representations as to the adequacy of its financial standing, servicing facilities, personnel, records, procedures, reputation and integrity, and the continuance thereof; and (ii) Seller’s engagement hereunder to provide mortgage servicing for the benefit of Purchaser is intended by the parties to be a “personal service contract” and Seller is hereunder intended by the parties to be an “independent contractor”.

(xi)Seller shall subservice and administer the Mortgage Loans on behalf of Purchaser in accordance with Accepted Servicing Practices (and, with respect to any REO Properties, on behalf of the REO Subsidiary). Seller shall have no right to modify or alter the terms of any Mortgage Loan or consent to the modification or alteration of the terms of any Mortgage Loan except in Strict Compliance with the related Agency Program. Seller shall at all times maintain accurate and complete records of its servicing of the Mortgage Loans and REO Properties, and Agent may, at any time during Seller’s business hours on reasonable notice, examine and make copies of such Servicing Records. Seller agrees that Purchaser is the 100% beneficial owner of all Servicing Records relating to the Mortgage Loans and REO Properties. Seller covenants to hold such Servicing Records for the benefit of Purchaser and to safeguard such Servicing Records and to deliver them promptly to Agent or its designee (including the Custodian) at Agent’s request or otherwise as required by operation of this Section 16.

(b)Servicing Term. Seller shall service or cause the Servicer to service such Mortgage Loans and REO Properties on behalf of Purchaser commencing as of the related Purchase Date until the first next Monthly Payment Date, which term may be extended in writing by Agent in its sole discretion, until the next following Monthly Payment Date (each, a “Servicing Term”). Notwithstanding the foregoing, that Purchaser and/or Agent shall have the right to immediately terminate the Seller, in its capacity as servicer, or any Servicer at any time following a Servicer Termination Event. If such Servicing Term is not extended by Agent or if Purchaser or Agent has terminated Seller, in its capacity as servicer, or Servicer as a result of a Servicer Termination Event, Seller shall transfer or shall cause such Servicer to transfer such servicing to Purchaser or its designee at no cost or expense to Purchaser as provided in Section 14(t). Seller, in its capacity as servicer, shall hold or cause to be held all Escrow Payments collected with respect to the Mortgage Loans it or a Servicer is subservicing on behalf of purchaser in segregated accounts for the sole benefit of the related Mortgagor and shall apply the same for the purposes for which such funds were collected. If Seller or Servicer should discover that, for any reason whatsoever, it or the Servicer has failed to fully perform its servicing obligations in any material respect with respect to the Mortgage Loans or REO Properties it is subservicing on behalf of Purchaser, Seller shall promptly notify Purchaser and Agent.

(c)Servicing Reports. As requested by Purchaser from time to time, Seller shall furnish to Purchaser, Agent and Verification Agent reports in form and scope satisfactory to Purchaser, setting forth (i) data regarding the performance of the individual Mortgage Loans, (ii) a summary report of all Mortgage Loans serviced by the Seller and originated pursuant to an Agency Guide, HUD and/or FHA guidelines (on a portfolio basis) and all REO Properties serviced by the Seller, in each case, for the immediately preceding month, including, without limitation, all collections, delinquencies, defaults, defects, claim rates, losses and recoveries and (iii) any other information reasonably requested by Purchaser or Agent or Verification Agent.

(d)Backup Servicer. The Agent, in its sole discretion, may appoint a backup servicer at any time during the term of this Agreement. In such event, Seller shall commence monthly delivery to such backup servicer of the servicing information required to be delivered to Purchaser pursuant to Section 16(d) hereof and any other information reasonably requested by backup servicer, all in a format that is reasonably acceptable to such backup servicer. Purchaser shall pay all costs and expenses of such backup servicer, including, but not limited to all fees of such backup servicer in connection with the processing of such information and the maintenance of a servicing file with respect to the Purchased Assets. Seller shall cooperate fully with such backup servicer in the event of a transfer of servicing hereunder and will provide such backup servicer with all documents and information necessary for such backup servicer to assume the servicing of the Purchased Assets.

(e)Collection Account. Prior to the initial Purchase Date, Seller shall establish and maintain a separate account (the “Barclays Collection Account”). Such account shall be subject to the Collection Account Control Agreement. The Seller shall deposit or credit to the Collection Account all amounts collected on account of the Mortgage Loans and REO Properties within two (2) Business Days of receipt and such amounts shall be deposited or credited irrespective of any right of setoff or counterclaim arising in favor of Seller (or any third party claiming through it) under any other agreement or arrangement. Amounts on deposit in the Collection Account shall be distributed as provided in Section 16(f). Seller shall have the right to withdraw amounts on deposit therein at any time subject to the restrictions set forth in subsections 16(f)(ii) and (iv); provided, that Agent shall have the right to block such withdrawals at any time by providing written notice thereof to Seller and Bank in accordance with the terms of the Collection Account Control Agreement. Seller shall deliver, or cause Bank to deliver, to Purchaser, daily account statements in respect of the Collection Account.

(f)Income Payments.

(i)Where a particular term of a Transaction extends over the date on which Income is paid in respect of any Purchased Asset subject to that Transaction, (i) Seller shall deposit or cause to be deposited such Income into the related Collection Account no later than two (2) Business Days after receipt thereof, and (ii) such Income shall be the Property of the Purchaser subject to subsections 16(f)(ii), (iii) and (iv) below.
(ii)Seller shall have the option to (i) withdraw from a Collection Account all Income on deposit therein with respect to the Purchased Assets and use such funds at its discretion or (ii) cause the Bank to disburse such Income to the Purchaser, which amounts shall be applied by Purchaser in the following order of priority (i) to reduce outstanding Price Differential due and payable in respect of Purchased Assets for which the Purchaser has received the related Outstanding Purchase Price pursuant to Section 3(f) during the prior calendar month,
(ii) to reduce the Outstanding Purchase Price for all outstanding Transactions, and (iii) to pay all other Obligations then due and payable to such Purchaser.

(iii)Notwithstanding anything herein or in the Collection Account Control Agreements to the contrary, Seller shall in no event be permitted to withdraw funds from the Collection Account to the extent that such action would result in the creation of a Margin Deficit (unless prior thereto or simultaneously therewith Seller cures such Margin Deficit in accordance with Section 16), or if an Event of Default is then continuing. Further, if an uncured Margin Deficit exists as of such Monthly Payment Date, Seller shall cause the Bank to disburse the Income related to the Transaction for which the Margin Deficit exists to the Purchaser (up to the amount of such Margin Deficit), which amounts shall be applied by the Purchaser to reduce the related Outstanding Purchase Price.

(iv)If a successor servicer takes delivery of such Mortgage Loans and rights to service such REO Properties either under the circumstances set forth in Section 16(i) or otherwise, all amounts deposited in the related Collection Account shall be paid to the Purchaser promptly upon such delivery.

(g)With respect to each FHA Buyout Loan, (i) Seller shall deposit FHA claims payments on such FHA Buyout Loan into the Barclays Collection Account within one Business Day of receipt and (ii) Seller shall service such FHA Buyout Loan in strict compliance with all FHA requirements.

(h)With respect to each HECM Buyout Loan, (i) Seller shall deposit FHA claims payments on such HECM Buyout Loan into the Barclays Collection Account within one Business Day of receipt and (ii) Seller shall service such HECM Buyout Loan in strict compliance with all FHA requirements.

(i)With respect to each VA Buyout Loan, (i) Seller shall deposit VA claim payments on such VA Buyout Loan into the Barclays Collection Account within one Business Day of receipt and (ii) Seller shall cause each Servicer to service the VA Buyout Loans in strict compliance with all VA requirements.

(j)Servicer Termination. Purchaser, in its sole discretion (and, with respect to any REO Properties, on behalf of the REO Subsidiary), may terminate Seller’s rights and obligations as subservicer of the affected Mortgage Loans and REO Properties and require Seller to deliver the related Servicing Records to Purchaser or its designee upon the occurrence of (i) an Event of Default or (ii) upon the expiration of the Servicing Term as set forth in Section 16(b) by delivering written notice to Seller requiring such termination. Such termination shall be effective upon Seller’s receipt of such written notice; provided, that Seller’s subservicing rights shall be terminated immediately upon the occurrence of any event described in Section 17(t), regardless of whether notice of such event shall have been given to or by Purchaser or Seller. Upon any such termination, all authority and power of Seller respecting its rights to subservice and duties under this Agreement relating thereto, shall pass to and be vested in the successor servicer appointed by Purchaser, and Purchaser is hereby authorized and empowered to transfer such rights to subservice the Mortgage Loans and REO Properties for such price and on such terms and conditions as Purchaser shall reasonably determine. Seller shall promptly take such actions and furnish to Purchaser such documents that Purchaser deem necessary or appropriate to enable Purchaser to enforce such Mortgage Loans and manage such REO Properties and shall perform all acts and take all actions so that the Mortgage Loans and REO Properties and all files and documents relating to such Mortgage Loans and REO Properties held by Seller, together with all escrow amounts relating to such Mortgage Loans and REO Properties, are delivered to a successor servicer, including but not limited to preparing, executing and delivering to the successor servicer any and all documents and other instruments, placing in the successor servicer’s possession all Servicing Records pertaining to such Mortgage Loans and REO Properties and doing or causing to be done, all at Seller’s sole expense. To the extent that the approval of the Applicable Agency is required for any such sale or transfer, Seller shall fully cooperate with Purchaser to obtain such approval. All amounts paid by any purchaser of such rights to service or subservice the Mortgage Loans and REO Properties shall be the Property of Purchaser. The subservicing rights required to be delivered to the successor servicer in accordance with this Section 16(i) shall be delivered free of any servicing rights in favor of Seller or any third party (other than Purchaser) and free of any title, interest, lien, encumbrance or claim of any kind of Seller other than record title to the Mortgages relating to the Mortgage Loans and the right and obligation to repurchase the Mortgage Loans and REO Properties hereunder. No exercise by Purchaser of its rights under this Section 16(i) shall relieve Seller of responsibility or liability for any breach of this Agreement.

(k)With respect to each FHA Buyout Loan and HECM Buyout Loan subject to a Transaction as of October 17, 2016, Seller shall, on or before November 16, 2016, revise the current U.S. Department of Housing and Urban Development’s form for Single-Family Application for Insurance Benefits, as necessary, to remove all references relating to Sutton Funding LLC.

17.EVENTS OF DEFAULT

With respect to any Transactions covered by or related to this Agreement, the occurrence of any of the following events shall constitute an “Event of Default”:

(l)Seller fails to transfer the Purchased Assets to the applicable Purchaser on the applicable Purchase Date (provided the Purchaser has tendered the related Initial Purchase Price);

(m)Seller either fails to repurchase the Purchased Assets on the applicable Repurchase Date or fails to perform its obligations under Section 7 or the last sentence of Section 15;

(n)Seller shall fail to (i) remit to Purchaser when due any payment required to be made under the terms of this Agreement, any of the other Program Documents or any other contracts or agreements delivered in connection herewith or therewith, or (ii) perform, observe or comply with any material term, condition, covenant or agreement contained in this Agreement or any of the other Program Documents (other than the other “Events of Default” set forth in this Section 17) or any other contracts or agreements delivered in connection herewith or therewith, and such failure is not cured within the time period expressly provided for therein, or, if no such cure period is provided, within two (2) Business Days of the earlier of (x) Seller’s receipt of written notice from Purchaser or Custodian of such breach or
(y)the date on which Seller obtains notice or knowledge of the facts giving rise to such breach;

(o)Any representation or warranty made by Seller (or any of Seller’s officers) in the Program Documents or in any other document delivered in connection therewith, or in any other contract or agreement, shall have been incorrect or untrue in any material respect when made or repeated or deemed by the terms thereof to have been incorrect or untrue in any material respect when made or repeated (other than the representations or warranties in Exhibit B-1 or B-2, as applicable, which shall be considered solely for the purpose of determining whether the related Purchased Asset is an Eligible Asset, unless (i) Seller shall have made any such representation or warranty with the knowledge that it was materially false or misleading at the time made or repeated or deemed to have been made or

(p)Seller or any of its Affiliates or Subsidiaries shall (A) be in default under, or fail to perform as requested under, or shall otherwise breach, beyond any applicable cure period, the terms of any warehouse, credit, repurchase, line of credit, financing or other similar agreement relating to any Indebtedness between Seller or any of its Affiliates or Subsidiaries, on the one hand, and any Person, on the other, which default or failure entitles any party to require acceleration or prepayment of any Indebtedness thereunder; or (B) fail to satisfy, when due and beyond any applicable cure period, any payment obligation under any other material agreement between Seller or any of its Affiliates or Subsidiaries, on the one hand, and any Person, on the other (it being understood that for the purposes of this clause (B) an agreement is material if the payment obligations thereunder exceed $25,000,000 in the aggregate over the term of such agreement);

(q)Any Act of Insolvency of the Seller or any of its Affiliates;

(r)Any final judgment or order for the payment of money in excess of $15,000,000 in the aggregate (to the extent that it is, in the reasonable determination of Purchaser, uninsured and provided that any insurance or other credit posted in connection with an appeal shall not be deemed insurance for these purposes) shall be rendered against Seller or any of Seller’s Affiliates by one or more courts, administrative tribunals or other bodies having jurisdiction over them and the same shall not be discharged (or provisions shall not be made for such discharge) satisfied, or bonded, or a stay of execution thereof shall not be procured, within sixty (60) days from the date of entry thereof and Seller or any of Seller’s Affiliates, as applicable, shall not, within said period of sixty (60) days, or such longer period during which execution of the same shall have been stayed or bonded, appeal therefrom and cause the execution thereof to be stayed during such appeal;

(s)Any Governmental Authority or any person, agency or entity acting or purporting to act under governmental authority (i) shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the Property of Seller or any of Seller’s Affiliates, or shall have taken any action to displace the management of Seller or any of Seller’s Affiliates or to curtail its authority in the conduct of the business of Seller or any of Seller’s Affiliates, or
(ii)takes any action in the nature of enforcement to remove, limit or restrict the approval of Seller or any of Seller’s Affiliates as an issuer, Purchaser or a seller/servicer of Mortgage Loans or securities backed thereby;

(i)Seller, shall fail to comply with any of the financial covenants set forth in Section 14(g)(ii);

(j)Any Material Adverse Effect shall have occurred;

(k)This Agreement shall for any reason cease to create a valid first priority security interest or ownership interest upon transfer in any material portion of the Purchased Assets purported to be covered hereby;

(l)A Change in Control of Seller shall have occurred that has not been approved by Agent;

(m)Purchaser or Agent shall reasonably request, specifying the reasons for such request, reasonable information, and/or written responses to such requests, regarding the financial well-being of
Seller, and such reasonable information and/or responses shall not have been provided within ten (10) Business Days of such request;

(n)A default by Seller or any of its Affiliates or Subsidiaries shall have occurred and be continuing beyond the expiration of any applicable cure periods under any material agreement (including, without limitation, the Program Documents and the EPF Program Documents) or obligation entered into between such Person and Purchaser or any of its Affiliates;

(o)The Seller ceases to be a member of MERS in good standing for any reason (unless MERS is no longer acting in such capacity);

(p)Change of Servicer without consent of Agent;

(q)Failure of Servicer to service the Mortgage Loans in accordance with Accepted Servicing Practices;

(r)Failure of Servicer to meet the qualifications to maintain all requisite Approvals, such Approvals are revoked or such Approvals are materially modified;

(s)If, at any time, Servicer’s HUD ranking falls below “Tier 2” lender;

(t)Failure by Servicer or Seller to remit when due Income payments or FHA claims, VA Claims or payments with respect to an FHA Buyout Loan, VA Buyout Loan or HECM Buyout Loan sold to Barclays hereunder when such remittance is required to be made under the terms of this Agreement or such Mortgage Loan;

(u)the Servicer or any of its Affiliates fails to operate or conduct its business operations or any material portion thereof in the ordinary course;

(v)the Verification Agent is terminated by the Agent, or resigns and the selection and approval by the Agent of a successor Verification Agent (such approval not to be unreasonably withheld or delayed) and the assumption of the Verification Agent’s duties by such successor verification agent does not become effective within thirty (30) days of such termination or resignation;

(w)Seller fails to deliver the 1940 Act Opinion to Purchaser within fifteen (15) days of the date hereof; and

(x)REO Subsidiary breaches of any of its Separateness Covenants in any material respect.

18.REMEDIES

Upon the occurrence of an Event of Default, the Purchaser, at its option, shall have the right to exercise any or all of the following rights and remedies:

(a)(i) The Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (except that, in the event that the Purchase Date for any Transaction has not yet occurred as of the date of such exercise or deemed exercise, such Transaction shall be deemed immediately canceled). Seller’s Obligations hereunder, to repurchase all Purchased Assets at the Repurchase Price therefor on the Repurchase Date in such Transactions shall thereupon become immediately due and payable; all Income paid after such exercise or deemed exercise shall be remitted to and retained by the Purchaser and applied to the aggregate Repurchase Prices and any other amounts owing by Seller hereunder; Seller shall immediately deliver to Purchaser or its designee any and all original papers, records and files relating to the Purchased Assets subject to such Transaction then in its possession and/or control; and all right, title and interest in and entitlement to such Purchased Assets and Servicing Rights thereon shall become Property of the Purchaser.

(ii)Purchaser may (A) sell, on or following the Business Day following the date on which the Repurchase Price becomes due and payable pursuant to Section 18(a)(i) without notice or demand of any kind, at a public or private sale and at such price or prices as Purchaser may reasonably deem satisfactory, any or all or portions of the Purchased Assets on a servicing-released or servicing-retained basis, as Purchaser may determine in its sole discretion and/or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Assets, to give Seller credit for such Purchased Assets (including the Servicing Rights in respect of sales on a servicing-retained basis) in an amount equal to the Market Value of the Purchased Assets against the aggregate unpaid Repurchase Price and any other amounts owing by Seller hereunder. Seller shall remain liable to Purchaser for any amounts that remain owing to Purchaser following a sale and/or credit under the preceding sentence. The proceeds of any disposition of Purchased Assets shall be applied first to the reasonable costs and expenses including but not limited to legal fees incurred by Purchaser in connection with or as a result of an Event of Default; second to costs of cover and/or related hedging transactions; third to the aggregate Repurchase Prices; and fourth to all other Obligations.

(iii)The parties recognize that it may not be possible to purchase or sell all of the Purchased Assets on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Assets may not be liquid. In view of these characteristics of the Purchased Assets, the parties agree that liquidation of a Transaction or the underlying Purchased Assets does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Purchaser may elect the time and manner of liquidating any Purchased Asset and nothing contained herein shall obligate Purchaser to liquidate any Purchased Asset upon the occurrence of an Event of Default or to liquidate all Purchased Assets in the same manner or on the same Business Day or shall constitute a waiver of any right or remedy of Purchaser. Notwithstanding the foregoing, the parties to this Agreement agree that the Transactions have been entered into in consideration of and in reliance upon the fact that all Transactions hereunder constitute a single business and contractual obligation and that each Transaction has been entered into in consideration of the other Transactions.

(iv)The Purchaser may terminate the Agreement.

(b)Seller hereby acknowledges, admits and agrees that Seller’s obligations under this Agreement are recourse obligations of Seller. In addition to its rights hereunder, Purchaser shall have the right to proceed against any of Seller’s assets which may be in the possession of Purchaser, any of Purchaser’s Affiliates or its designee (including the Custodian), including the right to liquidate such assets and to set-off the proceeds against monies owed by Seller to Purchaser pursuant to this Agreement. Purchaser may set off cash, the proceeds of the liquidation of the Purchased Assets and Additional Purchased Mortgage Loans and all other sums or obligations owed by Purchaser to Seller or against all of Seller’s Obligations to Purchaser, or Seller’s obligations to Purchaser under any other agreement among the parties, or otherwise, whether or not such obligations are then due, without prejudice to Purchaser’s right to recover any deficiency.

(c)Purchaser shall have the right to obtain physical possession of the Records and all other files of Seller relating to the Purchased Assets and all documents relating to the Purchased Assets which are then or may thereafter come into the possession of Seller or any third party acting for Seller and Seller shall deliver to the Purchaser such assignments as the Purchaser shall request.

(d)Purchaser shall have the right to direct all Persons servicing the Purchased Assets to take such action with respect to the Purchased Assets as Purchaser determine appropriate, including,

without limitation, using its rights under a power of attorney granted pursuant to Section 9(b) hereof.

(e)Purchaser shall, without regard to the adequacy of the security for the Obligations, be entitled to the appointment of a receiver by any court having jurisdiction, without notice, to take possession of and protect, collect, manage, liquidate, and sell the Purchased Assets or any portion thereof, collect the payments due with respect to the Purchased Assets or any portion thereof, and do anything that Purchaser is authorized hereunder to do. Seller shall pay all costs and expenses incurred by Purchaser in connection with the appointment and activities of such receiver, and such shall be deemed part of the Obligations hereunder.

(f)Purchaser may, at its option, enter into one or more hedging transactions covering all or a portion of the Purchased Assets, and Seller shall be responsible for all damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against Purchaser relating to or arising out of such hedging transactions; including without limitation any losses resulting from such hedging transactions, and such shall be deemed part of the Obligations hereunder.

(g)In addition to all the rights and remedies specifically provided herein, Purchaser shall have all other rights and remedies provided by applicable federal, state, foreign and local laws, whether existing at law, in equity or by statute, including, without limitation, all rights and remedies available to a purchaser/secured party under the Uniform Commercial Code.

Except as otherwise expressly provided in this Agreement, Purchaser shall have the right to exercise any of its rights and/or remedies without presentment, demand, protest or further notice of any kind, other than as expressly set forth herein, all of which are hereby expressly waived by Seller.

Purchaser may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives, to the extent permitted by law, any right Seller might otherwise have to require Purchaser to enforce its rights by judicial process. Seller also waives, to the extent permitted by law, any defense Seller might otherwise have to the Obligations, or any guaranty thereof, arising from use of nonjudicial process, enforcement and sale of all or any portion of the Purchased Assets or from any other election of remedies. Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

Seller shall cause all sums received by it with respect to the Purchased Assets to be deposited promptly upon receipt thereof but in no event later than twenty-four (24) hours thereafter. Seller shall be liable to Purchaser for the amount of all losses, costs and/or expenses (plus interest thereon at a rate equal to the Default Rate) which Purchaser may sustain or incur in connection with hedging transactions relating to the Purchased Assets, conduit advances and payments for mortgage insurance.

19.DELAY NOT WAIVER; REMEDIES ARE CUMULATIVE

No failure on the part of Purchaser to exercise, and no delay by Purchaser in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Purchaser of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All rights and remedies of Purchaser provided for herein are cumulative and in addition to any and all other rights and remedies provided by law, the Program Documents and the other instruments and agreements contemplated hereby and thereby, and are not conditional or contingent on any attempt by Purchaser to exercise any of its rights under any other related document. Purchaser may exercise at any time after the occurrence of an Event of Default one or more remedies permitted hereunder, as it so desires, and may thereafter at any time and from time to time exercise any other remedy or remedies permitted hereunder.

20.USE OF EMPLOYEE PLAN ASSETS

No assets of an employee benefit plan subject to any provision of ERISA shall be used by either party hereto in a Transaction.

21.INDEMNITY

(h)Seller agrees to indemnify and hold harmless Purchaser, Agent and their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same is incurred within thirty (30) days following receipt of an invoice therefor) any and all claims, damages, losses, liabilities, increased costs and all other expenses including out-of-pocket expenses (including, without limitation, reasonable fees and expenses of outside counsel and audit and due diligence fees) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including without limitation, in connection with) (i) any investigation, litigation or other proceeding (whether or not such Indemnified Party is a party thereto) relating to, resulting from or arising out of any of the Program Documents and all other documents related thereto, any breach by Seller of any representation or warranty or covenant in this Agreement or any other Program Document, and all actions taken pursuant thereto, (ii) the Transactions, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated thereby, including, without limitation, any acquisition or proposed acquisition, or any indemnity payable under the servicing agreement or other servicing arrangement, (iii) the actual or alleged presence of hazardous materials on any Property or any environmental action relating in any way to any Property, (iv) the actual or alleged violation of any federal, state, municipal or local predatory lending laws, or (v) the reduction of the unpaid principal balance due to a cram down or similar action authorized by any bankruptcy proceeding or other case arising out of or relating to any petition under the Bankruptcy Code, in each case, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted directly from such Indemnified Party’s gross negligence or willful misconduct or is the result of a claim made by Seller against the Indemnified Party, and Seller is ultimately the successful party in any resulting litigation or arbitration. Seller hereby agrees not to assert any claim against Purchaser or any of its Affiliates, or any of their respective officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Program Documents, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated thereby. This paragraph (a) shall not apply with respect to taxes other than taxes that represent losses, claims, damages, etc. arising from any non-tax claim. THE FOREGOING INDEMNITY AND AGREEMENT NOT TO ASSERT CLAIMS EXPRESSLY APPLIES, WITHOUT LIMITATION, TO THE NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE INDEMNIFIED PARTIES.

(i)If Seller fails to pay when due any costs, expenses or other amounts payable by it under this Agreement, including, without limitation, reasonable fees and expenses of counsel and indemnities, such amount may be paid on behalf of Seller by Purchaser, in its sole discretion and Seller shall remain liable for any such payments by Purchaser and such amounts shall be deemed part of the Obligations hereunder. No such payment by Purchaser shall be deemed a waiver of any of the Purchaser’s rights under the Program Documents.

(j)Without prejudice to the survival of any other agreement of Seller hereunder, the covenants and obligations of Seller contained in this Section 21 shall survive the payment in full of the Repurchase Price and all other amounts payable hereunder and delivery of the Purchased Assets by Purchaser against full payment therefor.

22.WAIVER OF REDEMPTION AND DEFICIENCY RIGHTS

Seller hereby expressly waives, to the fullest extent permitted by law, every statute of limitation on a deficiency judgment, any reduction in the proceeds of any Purchased Assets as a result of restrictions upon Purchaser or Custodian contained in the Program Documents or any other instrument delivered in connection therewith, and any right that they may have to direct the order in which any of the Purchased Assets shall be disposed of in the event of any disposition pursuant hereto.

23.REIMBURSEMENT; SET-OFF

(k)Seller agrees to pay on demand all reasonable out-of-pocket costs and expenses of Purchaser in connection with the initial and subsequent negotiation, modification, renewal and amendment of the Program Documents (including, without limitation, (A) all collateral review and UCC search and filing fees and expenses and (B) the reasonable fees and expenses of outside counsel for Purchaser with respect to advising Purchaser as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under this Agreement and any other Program Document, with respect to negotiations with Seller or with other creditors of Seller arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto). Seller agrees to pay on demand, with interest at the Default Rate to the extent that an Event of Default has occurred, all costs and expenses, including without limitation, reasonable attorneys’ fees and disbursements (and fees and disbursements of Purchaser’s outside counsel) expended or incurred by Purchaser and/or Custodian in connection with the modification, renewal, amendment and enforcement (including any waivers) of the Program Documents (regardless of whether a Transaction is entered into hereunder), the taking of any action, including legal action, required or permitted to be taken by Purchaser (without duplication to Purchaser) and/or Custodian pursuant thereto or by refinancing or restructuring in the nature of a “workout.” Further, Seller agrees to pay, with interest at the Default Rate to the extent that an Event of Default has occurred, all costs and expenses, including without limitation, reasonable attorneys’ fees and disbursements (and fees and disbursements of Purchaser’s outside counsel) expended or incurred by Purchaser in connection with (a) the rendering of legal advice as to Purchaser’s rights, remedies and obligations under any of the Program Documents, (b) the collection of any sum which becomes due to Purchaser under any Program Document, (c) any proceeding for declaratory relief, any counterclaim to any proceeding, or any appeal, or (d) the protection, preservation or enforcement of any rights of Purchaser. For the purposes of this Section 23(a), attorneys’ fees shall include, without limitation, fees incurred in connection with the following: (1) discovery; (2) any motion, proceeding or other activity of any kind in connection with a bankruptcy proceeding or case arising out of or relating to any petition under Title 11 of the United States Code, as the same shall be in effect from time to time, or any similar law; (3) garnishment, levy, and debtor and third party examinations; and (4) post-judgment motions and proceedings of any kind, including without limitation any activity taken to collect or enforce any judgment. Any and all of the foregoing amounts referred to in this Section 23(a) shall be deemed a part of the Obligations hereunder. Without prejudice to the survival of any other agreement of Seller hereunder, the covenants and obligations of Seller contained in this Section 23(a) shall survive the payment in full of the Repurchase Price and all other amounts payable hereunder and delivery of the Purchased Assets by the Purchaser against full payment therefor.

(l)In addition to any rights and remedies of Purchaser under this Agreement and by law, Purchaser and its related Affiliates shall have the right, without prior notice to Seller, any such notice being expressly waived by Seller to the extent permitted by applicable law, upon any amount becoming due and payable (whether at the stated maturity, by acceleration or otherwise) by Seller hereunder or under any Set Off Eligible Agreement, to set-off and appropriate and apply against such amount (subject to any existing limitations on recourse) any and all Property and deposits (general or special, time or demand, provisional or final), in any currency, or any other credits, indebtedness or claims, in any currency, or any other collateral (in the case of collateral not in the form of cash or such other marketable or negotiable form, by selling such collateral in a recognized market therefor or as otherwise permitted by law or as may be in accordance with custom, usage or trade practice), in each case, whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Purchaser or any Affiliate thereof to or for the credit or the account of Seller or any of its Subsidiaries (including, without limitation, the amount of any accrued and unpaid Completion Fees) except and to the extent that any of the same are held by Seller or such Subsidiary for the account of another Person. Purchaser may also (subject to any existing limitations on recourse) set-off cash and all other sums or obligations owed by the Purchaser or its Affiliates to Seller or its Subsidiaries hereunder or under any Set Off Eligible Agreement against all of Seller’s obligations to the Purchaser or its Affiliates hereunder or under any Set Off Eligible Agreement, whether or not such obligations are then due. The exercise of any such right of set-off shall be without prejudice to any Purchaser’s or its Affiliate’s right to recover any deficiency. The Purchaser agrees to promptly notify Seller after any such set-off and application made by the Purchaser; provided that the failure to give such notice shall not affect the validity of such set-off and application.

24.FURTHER ASSURANCES

Seller agrees to do such further acts and things and to execute and deliver to Purchaser such additional assignments, acknowledgments, agreements, powers and instruments as are reasonably required by Purchaser and Agent to carry into effect the intent and purposes of this Agreement, to perfect the interests of Purchaser in the Purchased Assets or to better assure and confirm unto Purchaser its rights, powers and remedies hereunder.

25.ENTIRE AGREEMENT; PRODUCT OF NEGOTIATION

This Agreement supersedes and integrates all previous negotiations, contracts, agreements and understandings among the parties relating to a sale and repurchase of Purchased Assets and Additional Purchased Mortgage Loans, and it, together with the other Program Documents, and the other documents delivered pursuant hereto or thereto, contains the entire final agreement of the parties. No prior negotiation, agreement, understanding or prior contract shall have any validity hereafter.

26.TERMINATION

This Agreement shall remain in effect until the Termination Date. However, no such termination shall affect Seller’s outstanding obligations to Purchaser at the time of such termination. Seller’s obligations to indemnify Purchaser pursuant to this Agreement and the other Program Documents shall survive the termination hereof.

27.REHYPOTHECATION; ASSIGNMENT

(m)Purchaser may, in its sole election, and without the consent of the Seller engage in repurchase transactions with the Purchased Assets or otherwise pledge, hypothecate, assign, transfer or otherwise convey the Purchased Assets with a counterparty of the Purchaser’s choice, in all cases subject to the Purchaser’s obligation to reconvey the Purchased Assets (and not substitutes therefor) on the Repurchase Date, all at no cost to the Seller. In the event Purchaser engages in a repurchase transaction with any of the Purchased Assets or otherwise pledges or hypothecates any of the Purchased Assets, the Purchaser shall have the right to assign to the Purchaser’s counterparty any of the applicable representations or warranties in Exhibit B-1 or B-2 to this Agreement, as applicable, and the remedies for breach thereof, as they relate to the Purchased Assets that are subject to such repurchase transaction.

(n)The Program Documents and the Seller’s rights and obligations thereunder are not assignable by Seller without the prior written consent of the Purchaser. Any Person into which Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which Seller shall be a party, or any Person succeeding to the business of Seller, shall be the successor of Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding. Without any requirement for further consent of the Seller and at no cost or expense to the Seller, each of the Purchaser and Agent may, in its sole election, assign or participate all or a portion of its rights and obligations under this Agreement and the Program Documents with a counterparty of the Purchaser’s or Agent’s choice. The Purchaser or Agent shall notify Seller of any such assignment and participation and shall maintain, for review by Seller upon written request, a register of assignees and participants and a copy of any executed assignment and acceptance by the Purchaser or Agent and assignee (“Assignment and Acceptance”), specifying the percentage or portion of such rights and obligations assigned. The Seller agrees that, for any such permitted assignment, Seller will cooperate with the prompt execution and delivery of documents reasonably necessary for such assignment process to the extent that Seller incurs no cost or expense that is not paid by the Purchaser or Agent, as applicable. Upon such assignment, (a) such assignee shall be a party hereto and to each Program Document to the extent of the percentage or portion set forth in the Assignment and Acceptance, and shall succeed to the applicable rights and obligations of the Purchaser or Agent hereunder, and (b) the Purchaser or Agent shall, to the extent that such rights and obligations have been so assigned by it to either (i) an Affiliate of the Purchaser or Agent which assumes the obligations of the Purchaser or Agent hereunder or (ii) to another Person which assumes the obligations of the Purchaser or Agent hereunder, be released from its obligations hereunder accruing thereafter and under the Program Documents.

(o)The Purchaser and Agent may distribute to any prospective assignee, participant or pledgee any document or other information delivered to the Purchaser by Seller subject to the confidentiality restrictions contained in Section 35 hereof; accordingly, such prospective assignee, participant or pledgee shall be required to agree to confidentiality provisions similar to those set forth in Section 35.

28.AMENDMENTS, ETC.

No amendment or waiver of any provision of this Agreement nor any consent to any failure to comply herewith or therewith shall in any event be effective unless the same shall be in writing and signed by Seller, Purchaser and Agent, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

29.SEVERABILITY

If any provision of any Program Document is declared invalid by any court of competent jurisdiction, such invalidity shall not affect any other provision of the Program Documents, and each Program Document shall be enforced to the fullest extent permitted by law.

30.BINDING EFFECT; GOVERNING LAW

This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors and assigns. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, GOVERNED BY AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF (EXCEPT FOR SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

31.WAIVER OF JURY TRIAL; CONSENT TO JURISDICTION AND VENUE; SERVICE OF PROCESS

SELLER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE PROGRAM DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. SELLER HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS, ON BEHALF OF ITSELF AND ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF ANY COURT OF THE STATE OF NEW YORK, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE PROGRAM DOCUMENTS IN ANY ACTION OR PROCEEDING. SELLER HEREBY SUBMITS TO, AND WAIVES ANY OBJECTION IT MAY HAVE TO, NON-EXCLUSIVE PERSONAL JURISDICTION AND VENUE IN THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, WITH RESPECT TO ANY DISPUTES ARISING OUT OF OR RELATING TO THE PROGRAM DOCUMENTS. SELLER HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF A SUMMONS AND COMPLAINT AND OTHER PROCESS IN ANY ACTION, CLAIM OR PROCEEDING BROUGHT BY ANOTHER PARTY IN CONNECTION WITH THIS AGREEMENT OR THE OTHER PROGRAM DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS, ON BEHALF OF ITSELF OR ITS PROPERTY, IN THE MANNER SPECIFIED IN THIS SECTION 31 AND TO SUCH PARTY’S ADDRESS SPECIFIED IN SECTION 34 OR SUCH OTHER ADDRESS AS SUCH PARTY SHALL HAVE PROVIDED IN WRITING TO THE OTHER PARTIES HERETO. NOTHING IN THIS SECTION 31 SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO (I) SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW, OR (II) BRING ANY ACTION OR PROCEEDING AGAINST ANY OTHER PARTY OR ITS PROPERTIES IN THE COURTS OF ANY OTHER JURISDICTIONS.

32.SINGLE AGREEMENT

Seller, Purchaser and Agent acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, Seller, Purchaser and Agent each agree (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, and (ii) that payments, deliveries and other transfers made by any of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transaction hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

33.INTENT

Seller, Purchaser and Agent recognize that each of the Transactions and this Agreement is a “repurchase agreement” as that term is defined in Section 101 of the Bankruptcy Code, and a “securities contract” as that term is defined in Section 741 of the Bankruptcy Code, or a “qualified financial contract” as that term is defined in the Federal Deposit Insurance Act, as applicable, and a “master netting agreement” as that term is defined in Section 101 of the Bankruptcy Code.

It is understood that Purchaser’s right to liquidate, the Purchased Assets and terminate and accelerate the Transactions and this Agreement or to exercise any other remedies pursuant to Section 18 hereof is a contractual right to liquidate, terminate and accelerate the Transactions under a repurchase agreement, a securities contract, a master netting agreement, and a qualified financial contract as described in Sections 559, 555 and 561 of the Bankruptcy Code and Section 1821(e)(8)(A)(i) of the Federal Deposit Insurance Act, as applicable, and a contractual right to offset under a master netting agreement and across contracts, as described in Section 561 of the Bankruptcy Code. It is understood that Purchaser’s right to accelerate the Repurchase Date with respect to the Purchased Assets and any Transaction hereunder pursuant to Section 18 hereof is a contractual right to liquidate, terminate and accelerate the Transactions under a repurchase agreement, a securities contract, a master netting agreement, and a qualified financial contract as described in Sections 559, 555 and 561 of the Bankruptcy Code and Section 1821(e)(8)(A)(i) of the Federal Deposit Insurance Act, as applicable.

The parties hereby intend that any provisions hereof or in any other document, agreement or instrument that is related in any way to the servicing of the individual Mortgage Loans shall be deemed “related to” this Agreement within the meaning of Sections 101(38A)(A) and 101(47)(A)(v) of the Bankruptcy Code and part of the “contract” as such term is used in Section 741 of the Bankruptcy Code.

34.NOTICES AND OTHER COMMUNICATIONS

Except as provided herein, all notices required or permitted by this Agreement shall be in writing (including without limitation by Electronic Transmission, e-mail or facsimile) and shall be effective and deemed delivered only when received by the party to which it is sent; provided that notices of Events of Default and exercise of remedies or under Sections 6 or 18 shall be sent via overnight mail and by electronic transmission. Any such notice shall be sent to a party at the address, electronic mail or facsimile transmission number set forth below:

if to Seller:    Nationstar Mortgage LLC
8950 Cypress Waters Boulevard Coppell, Texas 75019
Attention: Pedro Alvarez Telephone Number: (469) 426-3057
E-mail: pedro.alvarez@mrcooper.com With a copy to:

Nationstar Mortgage LLC
8950 Cypress Waters Boulevard Coppell, Texas 75019

Attention: General Counsel
E-mail: eldridge.burns@mrcooper.com

if to Purchaser:    Barclays Bank PLC
745 Seventh Avenue, 2nd Floor New York, New York 10019
Attention: US Residential Financing Telephone: (212) 412-7990
E-mail: USResiFinancing@barclays.com

Barclays Bank PLC
745 Seventh Avenue, 5th Floor New York, New York 10019 Attention: RMBS Banking Telephone: (212) 528-7482
Email: CoreRMBSBanking@barclayscapital.com With copies to:
Barclays Bank PLC – Operations US 400 Jefferson Park
Whippany, New Jersey 07981 Attention: Whole Loan Operations Telephone: (201) 499-4456
E-mail: WholeLoanOperati@barclayscapital.com

if to Agent:    Barclays Bank PLC
745 Seventh Avenue, 2nd Floor New York, New York 10019
Attention: US Residential Financing Telephone: (212) 412-7990
E-mail: USResiFinancing@barclays.com

Barclays Bank PLC
745 Seventh Avenue, 5th Floor New York, New York 10019 Attention: RMBS Banking Telephone: (212) 528-7482
Email: CoreRMBSBanking@barclayscapital.com
With copies to:

Barclays Bank PLC – Operations US 400 Jefferson Park
Whippany, New Jersey 07981 Attention: Whole Loan Operations Telephone: (201) 499-4456
E-mail: WholeLoanOperati@barclayscapital.com

or to such other address, e-mail address or facsimile number as either party may notify to the others in writing from time to time.

35.CONFIDENTIALITY

Seller, Purchaser and Agent each hereby acknowledge and agree that all written or computer-readable information provided by one party to the other in connection with the Program Documents or the Transactions contemplated thereby, including without limitation, Seller’s Mortgagor information in the possession of Purchaser (the “Confidential Terms”) shall be kept confidential and shall not be divulged to any party without the prior written consent of such other party except for (i) disclosure to Seller’s direct and indirect parent companies, directors, attorneys, agents or accountants, provided that such attorneys or accountants likewise agree to be bound by this covenant of confidentiality, or are otherwise subject to confidentiality restrictions or (ii) with prior (if feasible) written notice to Purchaser, disclosure required by law, rule, regulation or order of a court or other regulatory body or (iii) with prior (if feasible) written notice to Purchaser, disclosure to any approved hedge counterparty to the extent necessary to obtain any Hedge Instrument hereunder or (iv) with prior (if feasible) written notice to Purchaser, any disclosures or filing required under Securities and Exchange Commission (“SEC”) or state securities’ laws; provided that in the case of clause (iv), Seller shall not file the Pricing Side Letter. Notwithstanding anything herein to the contrary, except as reasonably necessary to comply with applicable securities laws, each party (and each employee, representative, or other agent of each party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. For this purpose, tax treatment and tax structure shall not include (i) the identity of any existing or future party (or any Affiliate of such party) to this Agreement or (ii) any specific pricing information or other commercial terms, including the amount of any fees, expenses, rates or payments arising in connection with the transactions contemplated by this Agreement.

36.DUE DILIGENCE

Subject to Section 14(z) and the limitations contained in the Pricing Side Letter and the EPF Pricing Side Letter, (i) Purchaser, Agent, Verification Agent or any of their respective agents, representatives or permitted assigns shall have the right, upon reasonable prior notice and during normal business hours, to conduct inspection and perform continuing due diligence reviews of (x) Seller and its Affiliates, directors, officers, employees and significant shareholders, including, without limitation, their respective financial condition and performance of its obligations under the Program Documents, and (y) the Servicing File and the Purchased Assets (including, but not limited to, any documentation related to Seller’s FHA servicing practices) and (ii) Seller agrees promptly to provide Purchaser, Agent, Verification Agent and their respective agents with access to, copies of and extracts from any and all documents, records, agreements, instruments or information (including, without limitation, any of the foregoing in computer data banks and computer software systems) relating to Seller’s respective business, operations, servicing, financial condition, performance of their obligations under the Program Documents, the documents contained in the Servicing Files or the Purchased Assets or assets proposed to be sold hereunder in the possession, or under the control, of Seller. In addition, Seller shall also make available to Purchaser, Agent and/or Verification Agent, upon reasonable prior notice and during normal business hours, a knowledgeable financial or accounting officer of Seller for the purpose of answering questions respecting any of the foregoing. Without limiting the generality of the foregoing, Seller acknowledges that Purchaser shall enter into transactions with Seller based solely upon the information provided by Seller to Purchaser and/or Agent and the representations, warranties and covenants contained herein, and that Purchaser, Agent and/or Verification Agent, at its option, shall have the right at any time to conduct itself or through its agents, or require Seller to conduct quality reviews and underwriting compliance reviews of the individual Mortgage Loans at the expense of Seller. Any such diligence conducted by Purchaser, Agent and/or Verification Agent shall not reduce or limit the Seller’s representations, warranties and covenants set forth herein. Seller agrees to reimburse Purchaser, Agent and/or Verification Agent for all reasonable out-of-pocket due diligence costs and expenses incurred pursuant to this Section 36.

37.AMENDMENT AND RESTATEMENT OF ORIGINAL AGREEMENT; NO NOVATION

(p)As of the date first written above, the terms and provisions of the Original Agreement as amended and restated shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement.

(q)Notwithstanding the amendment and restatement of the Original Agreement by this Agreement, any amounts owing to Barclays under the Original Agreement whether on account of Transactions or otherwise which remain outstanding as of the date hereof, shall constitute Obligations owing hereunder. This Agreement is given in substitution for the Original Agreement, and not as payment of the obligations of the Seller thereunder, and is in no way intended to constitute a novation of the Original Agreement.

(r)Upon the effectiveness of this Agreement on the date first written above, unless the context otherwise requires, each reference to the Original Agreement in any of the Program

Documents and in each document, instrument or agreement executed and/or delivered in connection therewith shall mean and be a reference to this Agreement. Except as expressly modified as of the date hereof, all of the other Program Documents shall remain in full force and effect and are hereby ratified and confirmed.

38.CONTRACTUAL RECOGNITION OF BAIL-IN

Seller acknowledges and agrees that notwithstanding any other term of this Agreement or any other agreement, arrangement or understanding with Purchaser, any of Purchaser’s liabilities, as the Bank of England (or any successor resolution authority) may determine, arising under or in connection with this Agreement may be subject to Bail-In Action and Seller accepts to be bound by the effect of:

(s)any Bail-In Action in relation to such liability, including (without limitation):

(i)a reduction, in full or in part, of any amount due in respect of any such liability;

(ii)a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, Seller; and

(iii)a cancellation of any such liability; and
(t)a variation of any term of this Agreement to the extent necessary to give effect to Bail-In Action in relation to any such liability.

39.USA PATRIOT ACT; SANCTIONS AND ANTI-TERRORISM

Each of Purchaser and Agent hereby notifies the Seller that pursuant to the requirements of the USA PATRIOT Improvement and Reauthorization Act, Title III of Pub. L. 109-177 (signed into law March 9, 2009) (the “Act”), it is required to obtain, verify, and record information that identifies the Seller, which information includes the name and address of the Seller and other information that will allow each of Purchaser and Agent, as applicable, to identify the Seller in accordance with the Act. Seller hereby represents and warrants to each of Purchaser and Agent, and shall on and as of the Purchase Date for any Transaction and on and as of each date thereafter through and including the related Repurchase Date be deemed to represent and warrant to each of Purchaser and Agent that:

(u)(i) Neither the Seller, nor the Parent Company nor, to the Seller’s actual knowledge, any director, officer, or employee of the Seller or any of its subsidiaries, or to the Seller’s actual knowledge, any Originator of a Purchased Asset is named on the list of Specifically Designated Nationals maintained by OFAC or any similar sanctions list issued by OFAC, OFSI, or any other Governmental Authority (collectively, the “Sanctions Lists”) or is located, organized, or resident in a country or territory that is, or whose government is, the target of sanctions imposed by OFAC, OFSI, or any other Governmental Authority; (ii) no Person or Persons on the Sanctions Lists owns, whether individually or in the aggregate, directly or indirectly, a fifty percent or greater interest in, or otherwise controls, the Seller, the Parent Company or, to the Seller’s actual knowledge, any Originator; and (iii) to the knowledge of the Seller, neither the Purchaser nor Agent is precluded by any Economic and Trade Sanctions and Anti-Terrorism Laws from entering into this Agreement or any transactions pursuant to this Agreement with the Seller due to the ownership or control by any person or entity of stocks, shares, bonds, debentures, notes, drafts or other securities or obligations of the Seller.

(v)(i) Seller will not conduct business with or engage in any transaction with any Obligor that the Seller knows, after reasonable diligence or after being notified by an Originator of a Purchased Asset, (x) is named on any of the Sanctions Lists or is located, organized, or resident in a country or territory that is, or whose government currently is, the target of sanctions imposed by OFAC or any other Governmental Authority; (y) is owned fifty percent or more, directly or indirectly, or otherwise controlled, by a Person named on any Sanctions List; (ii) if the Seller obtains actual knowledge, after reasonable due diligence, that any Obligor is named on any of the Sanctions Lists or that any Person or Persons on the Sanctions Lists owns, whether individually or in the aggregate, directly or indirectly, a fifty percent or greater interest in, or otherwise controls, the

Obligor, the Seller, or any Originator, as applicable, Seller will give prompt written notice to the Purchaser and Agent of such fact or facts; and
(iii) the Seller will (x) comply at all times with the requirements of the Economic and Trade Sanctions and Anti-Terrorism Laws applicable to any transactions, dealings or other actions relating to this Agreement and (y) will, upon the Purchaser’s or Agent’s reasonable request from time to time during the term of this Agreement, deliver a certification confirming its compliance with the covenants set forth in this Section 39.

40.CONTRACTUAL RECOGNITION OF UK STAY IN RESOLUTION

(w)Where a resolution measure is taken in relation to any BRRD undertaking or any member of the same group as that BRRD undertaking and that BRRD undertaking or any member of the same group as that BRRD undertaking is a party to this Agreement (any such party to this Agreement being an “Affected Party”), each other party to this Agreement agrees that it shall only be entitled to exercise any termination right under this Agreement against the Affected Party to the extent that it would be entitled to do so under the Special Resolution Regime if this Agreement were governed by the laws of any part of the United Kingdom.

(x)For the purpose of this Section 40, “resolution measure” means a ‘crisis prevention measure’, ‘crisis management measure’ or ‘recognised third-country resolution action’, each with the meaning given in the “PRA Rulebook: CRR Firms and Non-Authorised Persons: Stay in Resolution Instrument 2015”, as may be amended from time to time (the “PRA Contractual Stay Rules”), provided, however, that ‘crisis prevention measure’ shall be interpreted in the manner outlined in Rule 2.3 of the PRA Contractual Stay Rules ; “BRRD undertaking”, “group”, “Special Resolution Regime” and “termination right” have the respective meanings given in the PRA Contractual Stay Rules.

41.NOTICE REGARDING CLIENT MONEY RULES

Purchaser, as a CRD credit institution (as such term is defined in the rules of the FCA), holds all money received and held by it hereunder as banker and not as trustee. Accordingly, money that is received and held by Purchaser from Seller will not be held in accordance with the provisions of the FCA’s Client Asset Sourcebook relating to client money (the “Client Money Rules”) and will not be subject to the statutory trust provided for under the Client Money Rules.

In particular, Purchaser shall not segregate money received by it from Seller from Purchaser money and Purchaser shall not be liable to account to you for any profits made by Purchaser use as banker of such cash and upon failure of Purchaser, the client money distribution rules within the Client Asset Sourcebook (the “Client Money Distribution Rules”) will not apply to these sums and so you will not be entitled to share in any distribution under the Client Money Distribution Rules.

42.BENCHMARK REPLACEMENT

(y)Upon the occurrence of a Benchmark Transition Event, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Program Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to Purchaser and Seller without any amendment to, or further action or consent of any other party to, this Agreement or any other Program Document so long as the Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Purchaser. At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Seller may revoke any request for a Transaction to be made or continued that would bear interest by reference to such Benchmark until the Seller’s receipt of notice from the Agent that a Benchmark Replacement has replaced such Benchmark.

(z)In connection with the implementation and administration of a Benchmark Replacement, the Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Program Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.
(aa)The Agent will promptly notify the Seller and the Purchaser of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes.

(ab)Any determination, decision or election that may be made by the Agent or Purchaser pursuant to this Section 42, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 42.

43.EXECUTION IN COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing and delivering one or more counterparts. The parties intend that faxed signatures and electronically imaged signatures such as .pdf files shall constitute original signatures and are binding on all parties. The original documents shall be promptly delivered, if requested. The parties agree that this Agreement, any addendum, exhibit or amendment hereto or any other document necessary for the consummation of the transactions contemplated by this Agreement may be accepted, executed or agreed to through the use of an electronic signature in accordance with E-Sign, UETA and any applicable state law. Any document accepted, executed or agreed to in conformity with such laws will be binding on all parties hereto to the same extent as if it were physically executed and each party hereby consents to the use of any secure third party electronic signature capture service with appropriate document access tracking, electronic signature tracking and document retention as may be reasonably chosen by a signatory hereto, including but not limited to DocuSign.

[SIGNATURE PAGE FOLLOWS]
IN WITNESS WHEREOF, Seller, Agent and Purchaser have caused their names to be signed to this Second Amended and Restated Master Repurchase Agreement by their respective officers thereunto duly authorized as of the date first above written.

NATIONSTAR MORTGAGE LLC,
as Seller

By:
Name:
Title:

BARCLAYS BANK PLC, as Purchaser and Agent

By:
Name:
Title:

EXHIBIT A MONTHLY CERTIFICATION

I,    ,    of Nationstar Mortgage LLC (the “Seller”), in accordance with that certain Second Amended and Restated Master Repurchase Agreement (“Agreement”), dated as of January 29, 2016, by and between Barclays Bank PLC and Seller do hereby certify that:

(i)To the best of my knowledge, no Default or Event of Default has occurred and is continuing;

(ii)Attached hereto as Schedule One is a schedule of each financial covenant that the Seller is subject to under any agreement (other than this Agreement), and a calculation which demonstrates compliance with each such financial covenant; and

(iii)The Seller has complied with each of the covenants set forth in Section 14(g)(ii), as evidenced by the worksheet attached hereto as Schedule Two.

[Signature Page Follows]
Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Agreement.

IN WITNESS WHEREOF, I have signed this certificate.

Date:    , 201[    ]

NATIONSTAR MORTGAGE LLC

By:
Name:
Title:

[SEAL]

I,    ,    of Seller, do hereby certify that
    is the duly elected or appointed, qualified and acting    of
Seller, and the signature set forth above is the genuine signature of such officer on the date hereof.

SCHEDULE ONE TO EXHIBIT A OTHER FINANCIAL COVENANTS

SCHEDULE TWO TO EXHIBIT B FINANCIAL COVENANTS WORKSHEET

EXHIBIT B-1

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO MORTGAGE LOANS

Capitalized terms used but not defined in this Exhibit B-1 have the meanings assigned to such terms in the Second Amended and Restated Master Repurchase Agreement dated as of January 29, 2016 (the “Agreement”), by and between Barclays Bank PLC (“Purchaser” or “Agent”) and Nationstar Mortgage LLC (“Seller”). Seller hereby represents and warrants to the Purchaser and Agent that, for each Mortgage Loan, as of the related Purchase Date and the related Repurchase Date and on each date that such Mortgage Loan, is subject to a Transaction:

(ac)All information provided to Purchaser by Seller, including without limitation the information set forth in the Seller Mortgage Loan Schedule, with respect to the Mortgage Loan is true and correct in all material respects;

(ad)Such Mortgage Loan is an Eligible Mortgage Loan;

(ae)Such Mortgage Loan was owned solely by Seller, is not subject to any lien, claim or encumbrance, including, without limitation, any such interest pursuant to a loan or credit agreement for warehousing mortgage loans, and was originated or acquired by Seller from an Originator, underwritten and serviced in Strict Compliance (in respect of Fannie Mae Mortgage Loans, Freddie Mac Mortgage Loans and Ginnie Mae Mortgage Loans) or Barclays’ underwriting guidelines (in respect of Jumbo Mortgage Loans) and has at all times remained in compliance with all applicable law and regulations, including without limitation the Federal Truth-in-Lending Act, the Real Estate Settlement Procedures Act, regulations issued pursuant to any of the aforesaid, and any and all rules, requirements, guidelines and announcements of each Agency, and, as applicable, the FHA and VA, as the same may be amended from time to time;

(af)The improvements on the land securing such Mortgage Loan are and will be kept insured at all times by responsible insurance companies reasonably acceptable to Purchaser and the Applicable Agency against fire and extended coverage hazards under policies, binders or certificates of insurance with a standard mortgagee clause in favor of Seller and its assigns, providing that such policy may not be canceled without prior notice to Seller. Any proceeds of such insurance shall be held in trust for the benefit of Purchaser. The scope and amount of such insurance shall satisfy the rules, requirements, guidelines and announcements of the Applicable Agency, and shall in all cases be at least equal to the lesser of (A) the principal amount of such Mortgage Loan or (B) the maximum amount permitted by applicable law, and shall not be subject to reduction below such amount through the operation of a coinsurance, reduced rate contribution or similar clause;

(ag)Each Mortgage is a valid first lien subject only to exceptions permitted by the applicable Agency Program. Seller shall hold for the benefit of Purchaser such policy of title insurance, and, upon request of Purchaser, shall immediately deliver such policy to the Purchaser or to the Custodian on behalf of the Purchaser;

(ah)Such Mortgage Loan (other than a Jumbo Mortgage Loan) is either (i) insured by the FHA under the National Housing Act, guaranteed by the VA under the Servicemen’s Readjustment Act of 1944 or (ii) with respect to Fannie Mae Mortgage Loans and Freddie Mac Mortgage Loans, is otherwise eligible to be insured or guaranteed in accordance with the requirements of the applicable Agency Program and, in either case, such Mortgage Loan is not subject to any defect that would prevent recovery in full or in part against the FHA, VA or other insurer or guarantor, as the case may be;

(ai)Except with respect to HECM Buyout Loans, a mortgage identification number (“MIN”) has been assigned by MERS and such MIN is accurately provided on the Seller Mortgage Loan Schedule. Except with respect to HECM Buyout Loans, either the Mortgage is in favor of MERS or an Assignment of Mortgage to MERS has been duly and properly recorded;

(aj)Except with respect to HECM Buyout Loans, Seller has not received any notice of liens or legal actions with respect to such Mortgage Loan and no such notices have been electronically posted by MERS;

(ak)Each Mortgage Loan (other than a Jumbo Mortgage Loan, a HECM Buyout Loan, a VA Buyout Loan or an FHA Buyout Loan) is eligible for sale to the Applicable Agency and fully complies with all of the terms and conditions, including any covenants, representations and warranties, in the applicable Agency Guide and eligible for securitization by and/or sale to Fannie Mae, Freddie Mac or eligible for inclusion in a Ginnie Mae MBS pool;

(al)There are no restrictions, contractual or governmental, which would impair the ability of Seller from servicing the Mortgage Loans;

(am)Such Mortgage Loan may not result in Negative Amortization;

(an)The Mortgagor is one or more natural persons and/or trustees for an Illinois land trust or a trustee under a “living trust” and such “living trust” is in compliance with Applicable Agency guidelines for such trusts;

(ao)Such Mortgage Loan is not a High Cost Mortgage Loan;

(ap)No predatory, abusive or deceptive lending practices, including but not limited to, the extension of credit to a Mortgagor without regard for the Mortgagor’s ability to repay the Mortgage Loan and the extension of credit to a Mortgagor which has no tangible net benefit to the Mortgagor, were employed in connection with the origination of the Mortgage Loan. Such Mortgage Loan is in compliance with the anti-predatory lending eligibility for purchase requirements of the Fannie Mae Guide;

(aq)With respect to any Mortgage Loan (other than a Streamline Mortgage Loan, a Mortgage Loan guaranteed by the VA under the Servicemen’s Readjustment Act of 1944, a HARP Mortgage Loan, a Fannie Mae Non-Traditional Loan, and any other Mortgage Loan underwritten and originated in accordance with a program sponsored and/or administered by a Governmental Authority; provided, that such program has been approved by the Purchaser in its sole discretion), on the Origination Date the related Mortgagor’s FICO Score was equal to or greater than 550 (for this purpose, it being acknowledged that, other than with respect to any Fannie Mae Non-Traditional Loan, the related Mortgagor shall be deemed to have a FICO Score of zero where no FICO Score is available);

(ar)If such Mortgage Loan was pledged to another warehouse, credit, repurchase or other financing facility immediately prior to the related Purchase Date, (i) such pledge has been released immediately prior to, or concurrently with, the related Purchase Date hereunder and (ii) Barclays has received a Warehouse Lender’s Release Letter in respect of such Mortgage Loan;

(as)Such Mortgage Loan has not been released from the possession of the Custodian under (i) Section 5 of the DB Custodial Agreement, to Seller or its bailee for a period in excess of thirty (30) calendar days (or if such thirtieth day is not a Business Day, the next succeeding Business Day); or (ii) Section 5 of the U.S. Bank Custodial Agreement, to Seller or its bailee for a period in excess of thirty (30) calendar days (or if such thirtieth day is not a Business Day, the next succeeding Business Day) or, in each case, such earlier time period as indicated on the related Request for Release of Documents;

(at)Each Streamline Mortgage Loan and HARP Mortgage Loan fully complies with all applicable terms and conditions, including any covenants, representations and warranties, of the related Agency Guide, the FHA regulations and the VA regulations, and the guidance issued by the Federal Housing Finance Authority, Fannie Mae and Freddie Mac for origination of mortgage loans under the Home Affordable Refinance Program, as applicable, unless the Seller has obtained a waiver in respect of any such noncompliance from the related Agency, FHA, VA or the Federal Housing Finance Authority, as applicable;

(au)Except with respect to HECM Buyout Loans and Cooperative Loans, such Mortgage Loan is a MERS Designated Mortgage Loan;

(av)With respect to each Mortgage Loan that is a Wet-Ink Mortgage Loan, the Settlement Agent has been instructed in writing by Seller to hold the related Mortgage Loan File as agent and bailee for Barclays or Agent and to promptly forward such Mortgage Loan File in accordance with the provisions of the Custodial Agreement and the Escrow Instruction Letter (if applicable);

(aw)Each Mortgage Loan has been fully disbursed and is secured by a first lien;

(ax)The Mortgage Loan does not have a loan-to-value ratio in excess of what is permitted under the Pricing Side Letter or the Agency Guides for mortgage loans of the same type as the Mortgage Loans; provided, that if any Mortgage Loan fails to comply with any loan-to-value representations and warranties required by any Agency, then Seller has obtained a waiver in respect of any such noncompliance from such Agency;

(ay)The Mortgage Loan is not secured by property located in (a) a state where the Seller is not licensed as a lender/mortgage banker or (b) a state that the Purchaser has notified Seller is unacceptable due to a high cost, predatory lending or other law in such state;

(az)The Mortgage Loan has not been converted to an ownership interest in real property through foreclosure or deed-in-lieu of foreclosure;

(ba)The Mortgage Loan relates to Mortgaged Property that consists of (i) a detached single family dwelling, (ii) a two-to-four family dwelling, (iii) a one-family dwelling unit in a Freddie Mac eligible condominium project, (iv) a townhouse, or (v) a detached single family dwelling in a planned unit development none of which is a cooperative (except to the extent of the Cooperative Loan Sublimit) or commercial property; and is not related to Mortgaged Property that consists of (a) mixed use properties, (b) log homes, (c) earthen homes, (d) underground homes, (e) mobile homes or manufactured housing units (whether or not secured by real property), (f) any dwelling situated on more than ten acres of property or (g) any dwelling situated on a leasehold estate;

(bb)The Mortgage Loan is not a Restricted Mortgage Loan; and

(aa) The Mortgage Loan made its first scheduled Monthly Payment when it was due (inclusive of any)

EXHIBIT B-2

REPRESENTATIONS AND WARRANTIES
WITH RESPECT TO CONVERTED REO PROPERTIES

Capitalized terms used but not defined in this Exhibit B-2 have the meanings assigned to such terms in the Second Amended and Restated Master Repurchase Agreement dated as of January 29, 2016 (the “Agreement”), by and between Barclays Bank PLC (“Purchaser” or “Agent”) and Nationstar Mortgage LLC (“Seller”). Seller hereby represents and warrants to the Purchaser and Agent that, for each Converted REO Property as of the date of the pledge of the REO Asset and on each date that such Converted REO Property is held by the Seller or Wilmington Savings Fund Society, as trustee for the Additional REO Subsidiary (“Trustee”), as applicable:

(a)The information set forth in the REO Subsidiary Schedule of Assets with respect to such Converted REO Property is true and correct.

(b)The Seller or Trustee, as applicable, is the sole owner and holder of the related Converted REO Property and has the full right to transfer the Converted REO Property. The Converted REO Property is free and clear of any Lien or encumbrance other than (A) Liens for real estate taxes not yet due and payable, (B) covenants, conditions and restrictions, rights of way, easements and other matters of public record as of the date of recording of the related security instrument, such exceptions appearing of record being acceptable to mortgage lending institutions generally, and (C) other matters to which like properties are commonly subject which do not, individually or in the aggregate, materially interfere with the use, enjoyment or marketability of the REO Property.

(c)The Converted REO Property was foreclosed in the name of Seller or Trustee, as applicable. Except with respect to any right of redemption to which such title may be subject as identified on the related REO Subsidiary Schedule of Assets, the Seller or Trustee has good and marketable title to the Converted REO Property with full right to transfer and sell the Converted REO Property to Purchaser. To Seller’s knowledge, the foreclosure sale was properly conducted and the interests of all persons in the related loan were foreclosed, other than any unexpired rights of redemption that inure to the related Mortgagor under applicable law.

(d)All buildings or other customarily insured improvements upon the Converted REO Property are insured by an insurer against loss by fire, hazards of extended coverage and such other hazards in an amount not less than the greater of (i) 100% of the replacement cost of all improvements to the Converted REO Property, or (ii) the amount necessary to avoid the operation of any co insurance provisions with respect to the Converted REO Property, and consistent with the amount that would have been required as of the date of origination in accordance with the Applicable Agency guidelines in place on the date of origination of the related Mortgage Loan. The Converted REO Property is also covered by comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related Converted REO Property, in an amount customarily required by prudent institutional lenders. If any improvement on, or any portion of, the Converted REO Property, at the time of origination, is in an area identified by any federal Governmental Authority as having special flood hazards, and flood insurance is available, a flood insurance policy meeting the current guidelines of the Federal Emergency Management Agency is in effect with a generally acceptable insurance carrier. All individual insurance policies contain a standard insured party clause naming Seller and its successors and assigns as insured party, and all premiums thereon have been or will be paid. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of Purchaser upon the consummation of the transactions contemplated by this Agreement.
The applicable Servicer has administered such insurance policies in accordance with the applicable servicing agreement. The Seller has not engaged in any act or omission which would impair the coverage of any such policy, or the validity and binding effect of either, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by Seller.

(e)Except, as otherwise disclosed an REO Subsidiary Schedule of Asset, there are no real property taxes including supplemental or other taxes, if any, governmental assessments, insurance premiums, water, sewer and municipal charges, condominium charges and assessments, leasehold payments or ground rents that are delinquent by more than ninety (90) days; provided, however, that a disclosure of outstanding charges provided to Purchaser may include the total amount without specifying the related categories of outstanding charges.

(f)Seller has not received any written notice that there exists a violation that would have a material adverse effect on the value of the Converted REO Property or Purchaser’s interest therein or of any local, state or federal environmental law, rule or regulation with respect to the Converted REO Property. There has been no violation of any law or regulation or breach of any contractual obligation contained in any agreement included in the REO Property File, by Seller in connection with the management of the Converted REO Property in each case which is material and adverse to Purchaser.

(g)The REO Deed (or a copy thereof) other documents required to be delivered by Seller under the Custodial Agreement have been delivered to the Trustee, Custodian or its designee, as applicable. Seller or Trustee, as applicable, is in possession of complete, true and accurate REO Property File for each Converted REO Property, except for such documents the originals of which have been delivered to the Custodian. The REO Deed is in recordable form and is acceptable in all respects for recording under the laws of the jurisdiction in which the Converted REO Property is located and has been delivered for recordation to the appropriate recording office. The REO Deed has been properly recorded in the name of Seller or Trustee, as applicable or properly submitted for recording to the applicable recording office in accordance with the applicable servicing agreement. Notwithstanding the foregoing, the representation and warranty set forth in this clause (h) shall be deemed satisfied if
(ii)the Seller shall have provided a receipt or other written acknowledgment acceptable to Purchaser from the filing clerk evidencing the submission for filing of an REO Deed with respect to the related Mortgaged Property, or (ii) Seller shall have received a receipt issued by a Governmental Authority evidencing the Seller’s or Trustee’s right to receive the REO Deed for the related Mortgaged Property.

(h)Except as otherwise disclosed in an REO Subsidiary Schedule of Assets, (i) the Seller has not received notice of any proceeding pending or threatened for the total or partial condemnation of the Converted REO Property and (ii) the Seller has no actual knowledge of any Converted REO Property that is damaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado, vandalism, natural disaster or other casualty which would cause such REO Property to become uninhabitable.

(i)To the best of Seller’s knowledge the Converted REO Property is free, in all material respects, from any and all toxic or hazardous substances, other than those commonly used for homeowner repair and maintenance and/or household purposes, and there exists no pending action or proceeding directly involving the Converted REO Property in which material compliance with any environmental law, rule or regulation is at issue.
(j)To the best of Seller’s knowledge, any eviction proceeding relating to a Converted REO Property that has been commenced has been commenced in accordance with applicable law and such eviction proceeding will not materially and adversely affect Buyer.

(k)The Converted REO Property has been and is currently being managed and maintained by the applicable Servicer and any other prior property manager in compliance in all material respects with all applicable laws and regulations and customary practices employed by managers of similar Converted REO Property in accordance with the applicable servicing agreement.

(l)None the Seller, Trustee nor the Servicer has received notice from any Person (including without limitation any Governmental Authority) that any Converted REO Property is subject to any consumer litigation which could have a material and adverse effect on the value of any such Converted REO Property.

(m)Solely with respect to Converted REO Properties which are condominium units, neither Seller nor the Additional REO Subsidiary are “sponsors” or nominees of a “sponsor” under any plan of condominium organization affecting the unit and the ownership and sale of any such condominium unit will not violate any federal, state or local law or regulation regarding condominiums or require registration, qualification or similar action under such law or regulation.

(n)To Seller’s actual knowledge, there are no valid and enforceable mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the Converted REO Property, which are material and adverse to Purchaser.

(o)There are no existing lease agreements with any tenant with respect to the Converted REO Property.

(p)To the knowledge of Seller and the applicable Servicer, there are no material management, service, supply, security, maintenance or other similar contracts or agreements with respect to any Converted REO Property which are not terminable at will and if not terminated would have a material adverse effect on the value of the Converted REO Property or Purchaser’s interest therein.

(q)Other than with respect to a Converted REO Property as to which the redemption period has not yet expired or the eviction process has not yet been completed, no holdover borrower or other tenant has any right to occupy or is currently occupying any Converted REO Property.

(r)Following the related date of conversion, each Converted REO Property is covered by an ALTA owner’s title insurance policy, insuring the Seller or Trustee, applicable as fee owner, or an ALTA lender’s title insurance policy, insuring the Seller as fee owner by virtue of it having succeeded to the interests of the borrower with respect to the insured mortgage loan, issued by a title insurer generally acceptable to institutional lenders, ensuring that the Seller or Trustee, as applicable, is the holder of good and marketable, fee simple title to the Converted REO Property. The Seller or Additional REO Subsidiary is the sole insured of such lender’s or owner’s title insurance policy, as applicable, and such lender’s or owner’s title insurance policy is in full force and effect and will be in full force and effect upon a sale of the Converted REO Properties to Purchaser. To the Seller’s knowledge no claims have been made under such owner’s title insurance policy by Seller and Seller has not taken or failed to take, an act or omission, anything which would impair the coverage of such owner’s title insurance policy.

(s)Each Converted REO Property is covered by FHA Mortgage Insurance (including, without limitation, with respect to Part A FHA Claims and Part B FHA Claims) and there exists no impairment to full recovery in accordance with the terms of such FHA Mortgage Insurance without indemnity to HUD or the FHA under the FHA Mortgage Insurance. All necessary steps have been taken to keep such guaranty or insurance valid, binding and enforceable and each of such is the binding, valid and enforceable obligation of the FHA to the full extent thereof, without surcharge, set-off or defense. There are no circumstances existing with respect to each Converted REO Property that would permit HUD or the the FHA, as applicable, to deny coverage under any applicable insurance or guaranty.

EXHIBIT C

FORM OF TRANSACTION NOTICE

[insert date]

Barclays Bank PLC
745 Seventh Avenue~~, 4th Floor~~ New York, New York 10019 ~~Attention: Ellen Kiernan~~

Email: USResiFinancing@barclays.com

Re:    Second Amended and Restated Master Repurchase Agreement, dated as of January 29, 2016 by and between Barclays Bank PLC (“Purchaser” and “Agent”) and Nationstar Mortgage LLC (“Seller”)

Ladies/Gentlemen:

Reference is made to the above-referenced Second Amended and Restated Master Repurchase Agreement (the “Repurchase Agreement”; capitalized terms used but not otherwise defined herein shall have the meaning given them in the Repurchase Agreement).

In accordance with Section 3(c) of the Repurchase Agreement, the undersigned Seller hereby requests, and the Purchaser agree, agrees to enter into a Transaction with us, in connection with our delivery of Eligible Mortgage Loans and all related Servicing Rights, on      [insert requested Purchase Date, which must be at least one (1) Business Day following the date of the request] (the “Purchase Date”), in connection with which we shall sell to you such Eligible Mortgage Loans on the Seller Mortgage Loan Schedule attached hereto. The unpaid principal balance of the Eligible Mortgage Loans that are not FHA Buyout Loans, VA Buyout Loans or HECM Buyout Loans is $    and the Outstanding Purchase Price to be paid by Barclays for such Eligible Mortgage Loans shall beinsert applicable Outstanding Purchase Price]. The unpaid principal balance of the Eligible Mortgage Loans that are FHA Buyout Loans is $    and the Outstanding Purchase Price to be paid by Barclays for such FHA Buyout Loans shall be [insert applicable Outstanding Purchase Price]. The unpaid principal balance of the Eligible Mortgage Loans that are VA Buyout Loans is $        and the Outstanding Purchase Price to be paid by Barclays for such VA Buyout Loans shall be [insert applicable Outstanding Purchase Price]. The unpaid principal balance of the Eligible Mortgage Loans that are HECM Buyout Loans is
$    and the Outstanding Purchase Price to be paid by Barclays for such HECM Buyout Loans shall be [insert applicable Outstanding Purchase Price]. Barclays shall transfer to the Seller an amount equal to $    [insert amount which represents the Outstanding Purchase Price of the Eligible Mortgage Loans that are not FHA Buyout Loans, VA Buyout Loans or HECM Buyout Loans net of any related Structuring Fee or any other fees then due and payable by Seller to Barclays pursuant to the Agreement]. Barclays shall transfer to the Seller an amount equal to $        [insert amount which represents the Outstanding Purchase Price of the FHA Buyout Loans net of any related Structuring Fee, Transaction Fees or any other fees then due and payable by Seller to Barclays pursuant to the Agreement]. Barclays shall transfer to the Seller an amount equal to $    [insert amount which represents the Outstanding Purchase Price of the VA Buyout Loans net of any related Structuring Fee, Transaction Fees or any other fees then due and payable by Seller to Barclays pursuant to the Agreement]. Barclays shall transfer to the Seller an amount equal to $    [insert amount which represents the Outstanding Purchase Price of the HECM Buyout Loan net of any related Structuring Fee, Transaction Fees or any other fees then due and payable by Seller to Barclays pursuant to the Agreement]. Seller agrees to repurchase such Purchased Asset on the Repurchase Date(s) at the Repurchase Price(s) listed below.

The Eligible Mortgage Loans have the characteristics on the electronic file or computer tape or disc delivered by Seller to the Purchaser with respect thereto in connection with this Transaction Notice.

The Seller hereby certifies, as of such Purchase Date, that:

(1)no Default or Event of Default has occurred and is continuing on the date hereof (or to the extent existing, shall be cured after giving effect to such Transaction) nor will occur after giving effect to such Transaction as a result of such Transaction;

(2)each of the representations and warranties made by the Seller in or pursuant to the Program Documents is true and correct in all material respects on and as of such date as if made on and as of the date hereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(3)the Seller is in compliance with all governmental licenses and authorizations and are qualified to do business and are in good standing in all required jurisdictions, except as would not be reasonably likely to have a Material Adverse Effect;

(4)Seller has all requisite Approvals; and

(5)the Seller has satisfied all applicable conditions precedent in Sections 10(a) and
(b) of the Repurchase Agreement and all other requirements of the Program Documents.

The undersigned duly authorized officer of Seller further represents and warrants that (a) with respect to the Eligible Mortgage Loans subject to the Transaction requested herein that are not Wet-Ink Mortgage Loans, the documents constituting the Mortgage Loan Files (as defined in the Custodial Agreement) and (b) with respect to Eligible Mortgage Loans that are Wet-Ink Mortgage Loans, the Transaction Notice and the Seller Mortgage Loan Schedule, in each case as more specifically identified on the Seller Mortgage Loan Schedule delivered to the Barclays and the Custodian in connection herewith (the “Receipted Assets”), have been or are hereby submitted to Custodian and such required documents are to be held by the Custodian for the Purchaser, (2) all other documents related to such Receipted Assets (including, but not limited to, mortgages, insurance policies, loan applications and appraisals) have been or will be created and held by Seller for the Purchaser, (3) all documents related to such Receipted Assets withdrawn from Custodian shall be held by Seller for the Purchaser, and (4) upon the Purchaser’s wiring of the Outstanding Purchase Price pursuant to Section 3(b) of the Repurchase Agreement, the Purchaser will have agreed to the terms of the Transaction as set forth herein and purchased the Receipted Assets from the Seller.

Seller hereby represents and warrants that (x) the Receipted Assets have an unpaid principal balance as of the date hereof of $    and (y) the number of Receipted Assets is     .

Very truly yours,

NATIONSTAR MORTGAGE LLC

By:      Name:
Title:

EXHIBIT D

FORM OF GOODBYE LETTER

«Primary_Borrower»    [    ] [ ], 201[ ]
«Mailing_address_line_1»
«Mail_city», «Mail_state» «Mail_zip»

RE:    Transfer of Mortgage Loan Servicing Mortgage Loan «Account_number»

Dear Customer:

Nationstar Mortgage LLC is the present servicer of your mortgage loan. Effective [Date] the servicing of your mortgage will be transferred to    . This transfer does not affect the terms and conditions of your mortgage, other than those directly related to servicing. Because of the change in servicer, we are required to provide you with this disclosure.

Nationstar Mortgage LLC cannot accept any payments received after [Date]. Effective [Date], all payments are to be made to    . Any payments received by Nationstar Mortgage LLC after [Date] will be forwarded to        .    will be contacting you shortly with payment instructions. Please make future payments to:

Attn:
[Address]

If you currently make payments by an automatic checking or savings account deduction, that service will discontinue effective with the transfer date. After the servicing transfer, you may request this service from    .

In [Date], you will receive a statement from Nationstar Mortgage LLC reflecting the amount, if any, of the interest and taxes paid on your behalf in 201[ ]. A similar statement will be sent for the period beginning [Date] through year-end. Both statements must be added together for income tax purposes.

If you have any questions concerning your account through [Date], you should continue to contact Nationstar Mortgage LLC, at <Seller’s Phone Number>, <HOURS OF OPERATION>. Questions after the transfer date should be directed to    Customer Service Department at 1-800-    , Monday – Friday, 7 a.m. – 7 p.m. EST.

Sincerely,

Loan Servicing Department Nationstar Mortgage LLC

NOTICE OF ASSIGNMENT, SALE OR TRANSFER OF SERVICING RIGHTS
You are hereby notified that the servicing of your mortgage loan, that is the right to collect payments from you, is being assigned, sold or transferred.

The assignment, sale or transfer of the servicing of the mortgage loan does not affect any term or condition of the mortgage instruments, other than the terms directly related to the servicing of your loan.

Except in limited circumstances, the law requires that your present servicer send you a notice at least 15 days before the effective date, or at closing. Your new servicer must also send you this notice no later than 15 days after this effective date.

This notification is a requirement of Section 6 of the Real Estate Settlement Procedures Act (RESPA) (12
U.S.C. 2605). You should also be aware of the following information, which is set out in more detail in Section 6 of RESPA (12 U.S.C. 2605).

During the 60 day period following the effective date of the transfer of the loan servicing, a loan payment received by your old servicer before its due date may not be treated by the new loan servicer as late, and a late fee may not be imposed upon you.

Section 6 of RESPA (12 U.S.C. 2605) gives you certain consumer rights. If you send a “qualified written request” to you loan servicer concerning the servicing of your loan, your servicer must provide you with a written acknowledgement within 20 Business Days of receipt of your request. A “qualified written request” is written correspondence, other than notice on a payment coupon or other payment medium supplied by the servicer, which includes your name and account number and your reasons for the request. If you want to send a “qualified written request” regarding the servicing of your loan, it must be sent to this address:

[Address]

No later than 60 Business Days after receiving your request, your servicer must make any appropriate corrections to your account, and must provide you with a written clarification regarding any dispute. During this 60 Business Day period, your servicer may not provide information to a consumer reporting agency concerning any overdue payment related to such period or qualified written request. However, this does not prevent the servicer from initiating foreclosure if proper grounds exist under the mortgage documents.

A Business Day is any day excluding legal public holidays (State or federal), Saturday and Sunday.

Section 6 of RESPA also provides for damages and costs for individuals or classes of individuals, in circumstances where servicers are shown to have violated the requirements of that Section. You should seek legal advice if you believe your rights have been violated.

MIRANDA DISCLOSURE – For your protection, please be advised that we are attempting to collect a debt and any information obtained will be used for that purpose. Calls will be monitored and recorded for quality assurance purposes. If you do not wish for your call to be recorded please notify the customer service associate when calling.
BANKRUPTCY INSTRUCTION – Attention to any customer in Bankruptcy or who has received a bankruptcy discharge of this debt. Please be advised that this letter constitutes neither a demand for payment of the captioned debt nor a notice of personal liability to any recipient hereof who might have received a discharge of such debt in accordance with applicable bankruptcy laws or who might be subject to the automatic stay of Section 362 of the United States Bankruptcy Code. However, it may be a notice of possible enforcement of our lien against the collateral property, which has not been discharged in your bankruptcy.

EXHIBIT E

FORM OF WAREHOUSE LENDER’S RELEASE

(Date)

Barclays Bank PLC ~~– Mortgage Finance~~ 745 Seventh Avenue~~, 4th Floor~~
New York, New York 10019
~~Attention: Joseph O’Doherty~~
Email: USResiFinancing@barclays.com
xrawholeloanreleases@barclays.com

Barclays Bank PLC – Legal Department 745 Seventh Avenue, 20th Floor
New York, New York 10019

Barclays Capital – Operations US-400 Jefferson Park Whippany, New Jersey 07981 Attention: Matt Lederman Telephone: (201) 499-4456
E-mail: matt.lederman@barclays.com

Nationstar Mortgage LLC
8950 Cypress Waters Boulevard Coppell, Texas 75019
Attention: General Counsel

Re:    Certain Assets Identified on Schedule A hereto and owned by Nationstar Mortgage LLC

Capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Second Amended and Restated Master Repurchase Agreement, dated as of January 29, 2016 (the “Repurchase Agreement”), between Barclays Bank, PLC and Nationstar Mortgage LLC.

The undersigned hereby releases all right, interest, lien or claim of any kind with respect to the Mortgage Loan described in the attached Schedule A, such release to be effective automatically without any further action by any party upon receipt by Barclays Bank PLC in immediately available funds of
$        , in accordance with the following wire instructions: [        ]

Very truly yours,

[WAREHOUSE LENDER]

By:
Name: Title:

[SCHEDULE A TO EXHIBIT E – LIST OF ASSETS TO BE RELEASED]
EXHIBIT F

[RESERVED]
EXHIBIT G

[RESERVED]
EXHIBIT H

FORM OF SELLER MORTGAGE LOAN SCHEDULE

field header	Description
pool_user_key	GNMA Pool num
collateral_user_key	NS loan id
track_user_description	borrower name
Lnamount	original or modified loan amount
curr_upb	unpaid balance (optional)
Rate	interest rate
pi	original or modified P&I
casenum	case number
zip	zipcode
state	state
city	city
address	property address
maturity	maturity date
closedate	Note date
firstdue	first pay date
mers_register_flag	MERS registered
mers_min	MIN #
is_mom	MOM loan Y/N
armindex	index type
armadj	first rate change date
armround	rounding factor
armmargin	margin
anncap	annual rate cap
lifecap	life cap
armfloor	floor rate
rounding_method	round nearest, up, or down
arm_lookback	lookback days
armindex_rate	index rate
c_armfix	loan type (ARM or Fixed)
armpcap_init	initial periodic rate cap
armpfloor_init	initial periodic rate floor
mod flag	yes or no
collateral status	wet or dry
judicial/nonjudicial	state is judicial or nonjudicial
mod effective date	effective date of mod
mod term	loan term after mod

EXHIBIT I

SPECIAL ELIGIBILITY REQUIREMENTS FOR FHA BUYOUT LOANS, VA BUYOUT LOANS AND HECM BUYOUT LOANS

1.Each FHA Buyout Loan is an FHA-insured mortgage loan.

2.Each VA Buyout Loan is an VA-insured mortgage loan.

2. Each HECM Buyout Loan is an FHA-insured mortgage loan.

EXHIBIT J CORRESPONDENT SELLER RELEASE
[insert date]

Nationstar Mortgage LLC
8950 Cypress Waters Boulevard Coppell, Texas 75019
Attention: General Counsel

Re:    Correspondent Seller Release

Effective immediately upon the receipt (the date and time of such receipt, the “Date and Time of Sale”) by [Name of Correspondent Seller] of $    , [Name of Correspondent Seller] hereby relinquishes any and all right, title and interest it may have in and to the mortgage loans described in Exhibit A attached hereto (the “Loans”), including any security interest therein, and certifies that all notes, mortgages, assignments and other documents in its possession or in the possession of its custodial agent relating to such Loans have been released to Nationstar Mortgage LLC or its designee as of the Date and Time of Sale.

[NAME OF CORRESPONDENT SELLER]

By:
Name:
Title:

EXHIBIT K FORM OF GUARANTY

This GUARANTY (as the same may be amended, restated, supplemented or otherwise modified from time to time, this “Guaranty”), dated as of [    ], 20 is by Nationstar Mortgage LLC, a Delaware limited liability company (“Guarantor”).

WHEREAS, Guarantor is furnishing its guaranty of the Guaranteed Obligations (as hereinafter defined) in order to induce Purchaser (as hereinafter defined) to purchase certain Eligible Mortgage Loans under the Master Repurchase Agreement (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Master Repurchase Agreement”), dated as of August 20, 2013, among Home Community Mortgage LLC (“Seller”) and Barclays Bank PLC (“Purchaser” and “Agent”).

Capitalized terms not otherwise defined herein are used herein with the same meanings given to such terms in the Master Repurchase Agreement.

Therefore, for good and valuable consideration, the receipt of which is hereby acknowledged by the Guarantor, the parties hereto agree as follows:

SECTION 1.    Guarantee.

(a)Guarantor unconditionally and irrevocably guarantees to Agent the due and punctual payment by, and performance of, the Obligations (as defined in the Master Repurchase Agreement) by Seller arising under or in connection with the Program Documents (the “Guaranteed Obligations”). Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and it will remain bound upon this Guaranty notwithstanding any extension or renewal of any Guaranteed Obligation until the Guaranteed Obligations have been paid in full.    Anything contained herein to the contrary notwithstanding, the obligations of Guarantor hereunder at any time shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section
548 of the Bankruptcy Code (Title 11, United States Code) or any comparable provisions of any similar federal or state law.

(b)Guarantor, to the extent permitted by applicable law, waives presentation to, demand for payment from and protest to Seller, and also waives notice of protest for nonpayment, notice of acceleration and notice of intent to accelerate. The obligations of Guarantor hereunder shall not be affected by (i) the failure of Agent or Purchaser to assert any claim or demand or to enforce any right or remedy against Seller under the provisions of the Program Documents or any other agreement or otherwise; (ii) any extension or renewal of any provision hereof or thereof; (iii) any rescission, waiver, compromise, acceleration, amendment or modification of any of the terms or provisions of the Program Documents or of any other agreement; (iv) the release, exchange, waiver or foreclosure of any security held by Agent or Purchaser for the Guaranteed Obligations or any of them or (v) the failure of Agent or Purchaser to exercise any right or remedy against any other guarantor of the Guaranteed Obligations.

(c)Guarantor further agrees that this Guaranty constitutes a guaranty of performance and of payment when due and not just of collection, and waives, to the extent permitted by applicable law, any right to require that any resort be had by Agent or Purchaser to any security held for payment of the Guaranteed Obligations or to any balance of any deposit, account or credit on the books of Agent in favor of Seller or to any other Person.

(d)Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of Seller and any and all endorsers and/or other guarantors of all or any part of the Guaranteed Obligations, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations, or any part thereof, that diligent inquiry would reveal, and Guarantor hereby agrees that Agent shall have no duty to advise Guarantor of information known to it regarding such condition or any such circumstances. In the event Agent, in its sole discretion, undertakes at any time or from time to time to provide any such information to Guarantor, Agent shall be under no obligation (i) to undertake any investigation not a part of its regular business routine, (ii) to disclose any information which Agent, pursuant to accepted or reasonable commercial finance or banking practices, wishes to maintain confidential or (iii) to make any other or future disclosures of such information or any other information to Guarantor.

(e)This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations, the Program Documents or any other instrument evidencing any of the Guaranteed Obligations, or by the existence, validity, enforceability, perfection, or extent of any collateral therefore or by any other circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to this Guaranty. Agent makes no representation or warranty in respect to any such circumstances or has any duty or responsibility whatsoever to Guarantor in respect to the management and maintenance of the Guaranteed Obligations or any collateral which may secure the Guaranteed Obligations.

SECTION 2.    No Impairment of Guaranty. The obligations of Guarantor hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, until the Guaranteed Obligations have been paid in full, shall not be released, discharged or otherwise affected by:

(a)any extension, renewal, settlement, indulgence, compromise, claim, waiver, release, surrender, of or with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, whether (in any such case) by operation of law or otherwise, or any failure or omission to enforce any right, power or remedy with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto;

(b)any modification, amendment or restatement of or supplement to the Program Documents or any other instrument or document delivered in connection therewith, including, without limitation, any such amendment which may increase the amount of, or the interest rates applicable to, any of the Guaranteed Obligations guaranteed hereby;

(c)any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any collateral securing the Guaranteed Obligations or any part thereof, or any other obligation of any person or entity with respect to the Guaranteed Obligations or any part thereof, or any nonperfection or invalidity of any direct or indirect security for the Guaranteed Obligations;

(d)any change in the corporate, partnership or other existence, structure or ownership of Seller, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting Seller, or any of their respective assets or any resulting release or discharge of any obligation of Seller;

(e)the existence of any setoff, claim, counterclaim, recoupment, termination or other rights which Guarantor may have at any time against Seller or any other person, whether in connection herewith or in connection with any unrelated transactions; provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(f)the enforceability or validity of the Guaranteed Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral securing the Guaranteed Obligations or any part thereof, or any other invalidity or unenforceability relating to or against Seller for any reason related to the Program Documents, or any provision of applicable law, decree, order or regulation of any jurisdiction purporting to prohibit the payment by Seller of any of the Guaranteed Obligations or otherwise affecting any term of any of the Guaranteed Obligations;

(g)the failure of Agent or Purchaser to take any steps to perfect and maintain any security interest in, or to preserve any rights to, any security or collateral for the Guaranteed Obligations, if any;

(h)the election by, or on behalf of Agent or Purchaser, in any proceeding instituted under Chapter 11 of Title 11 of the United States Code (11 U.S.C. 101 et. seq.) (the “Bankruptcy Code”), of the application of Section 1111(b)(2) of the Bankruptcy Code;

(i)any borrowing or grant of a security interest by Seller, as debtor-in-possession, under
Section 364 of the Bankruptcy Code;

(j)the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of the claims of Agent for repayment of all or any part of the Guaranteed Obligations; or

(k)any other act or omission to act or delay of any kind by Seller, willful or otherwise, Agent or any other person or any other circumstance whatsoever which might, but for the provisions of this Section 2, constitute a legal or equitable discharge of Guarantor’s obligations hereunder.

SECTION 3.    Continuation and Reinstatement, etc.

(a)Guarantor further agrees that its guaranty hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by Agent upon the bankruptcy or other reorganization of Seller or otherwise. In furtherance of the provisions of this Guaranty, and not in limitation of any other right which Agent may have at law or in equity against Seller by virtue hereof, upon failure of Seller to pay any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice or otherwise, Guarantor hereby promises to and will, upon receipt of written demand by Agent, forthwith pay or cause to be paid to Agent in cash an amount equal to the unpaid amount of all such Guaranteed Obligation, and thereupon Agent shall assign such Guaranteed Obligation, together with all security interests, if any, then held by Agent or Purchaser in respect of such Guaranteed Obligation, to Guarantor.

(b)Upon payment by Guarantor of any sums to Agent hereunder, all rights of Guarantor against Seller involved, arising as a result thereof by way of right of subrogation or otherwise, shall in all respects be subordinate and junior in right of payment to the prior final and indefeasible payment in full of all the Guaranteed Obligations (other than unasserted contingent indemnification obligations) to Agent. If any amount shall be paid to Guarantor for the account of Seller, such amount shall be held in trust for the benefit of Agent to be credited and applied to the Guaranteed Obligations, whether matured or unmatured.

SECTION 4.    Representation and Warranties. Guarantor makes the following representations and warranties to Agent, all of which shall survive the execution and delivery of this Guaranty and the issuance and purchase of the Notes:

(a)Guarantor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is in good standing as a foreign limited liability company in all jurisdictions where the nature of its properties or business so requires, except where the failure to be in good standing in such other jurisdiction would not, in the aggregate, have a Material Adverse Effect. Guarantor has the power and authority to own its properties and carry on its businesses as now being conducted and to execute, deliver and perform its obligations under this Guaranty.

(b)The execution, delivery and performance of this Guaranty (i) have been duly authorized by all necessary corporate action on the part of Guarantor, (ii) will not violate any provision of applicable law or any approval of a Governmental Authority applicable to Guarantor, (iii) will not violate any provision of the certificate of formation or operating agreement or any other organizational document of Guarantor, (iv) will not violate or result in a default under any provision of any indenture, material agreement, bond, note or other similar material instrument to which Guarantor is a party or by which Guarantor or any of its properties or assets are bound, and (v) will not result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any properties or assets of Guarantor.

(c)This Guaranty when executed will constitute the legal, valid and binding obligation of Guarantor, enforceable in accordance with its terms, subject (i) as to the enforcement of remedies, to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and (ii) to general principles of equity.

(d)Guarantor will realize a direct economic benefit as a result of the amounts paid by

Purchaser to Seller pursuant to the Master Repurchase Agreement.

(e)The execution of this Guaranty and the consummation of the transactions contemplated hereby are in the ordinary course of business of Guarantor and will not conflict with, result in the breach of or violate any provision of the certificate of formation or operating agreement of Seller nor result in the violation of any law, rule, regulation, order, judgment or decree to which Guarantor or Seller is subject, including without limitation the Real Estate Settlement Procedures Act, and any and all rules, requirements, guidelines and announcements of any Governmental Authority issued pursuant to any of the aforesaid.

SECTION 5.    General Waivers; Additional Waivers.

(a)General Waivers. To the extent permitted by applicable law, Guarantor irrevocably waives acceptance hereof, presentment, demand or action on delinquency, protest, the benefit of any statutes of limitations and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against Seller or any other person.

(b)Additional Waivers. Notwithstanding anything herein to the contrary, to the extent permitted by applicable law, Guarantor hereby absolutely, unconditionally, knowingly, and expressly waives:

(1)any right it may have to revoke this Guaranty as to future indebtedness or notice of acceptance hereof;

(2)notices, demands, presentments, protests, notices of protest, notices of dishonor, notices of any action or inaction, including acceptance hereof, notices of default under this Guaranty notices of Event of Defaults under the Program Documents or any agreement or instrument related thereto, notices of any renewal, extension, modification or amount of the Guaranteed Obligations or any agreement related thereto, notices of any adverse change in the financial condition of Sellers or of any other fact that might increase Guarantor’s risk hereunder, and notices of any Transactions, purchases, loans or other financial accommodations made or extended under the Program Documents or the creation or existence of any Guaranteed Obligations;

(3)its right, if any, to require Agent to institute suit against, or to exhaust any rights and remedies which Agent has or may have against any third party, or against any collateral provided by any third party. In this regard, Guarantor agrees that it is bound to the payment of each and all Guaranteed Obligations, whether now existing or hereafter arising, as fully as if the Guaranteed Obligations were directly owing to Agent by Guarantor. Guarantor further waives any defense arising by reason of any disability or other defense (other than the defense that the Guaranteed Obligations shall have been fully and finally performed and indefeasibly paid) of Guarantor in respect thereof;

(4)(i) any rights to assert against Agent or Purchaser any defense (legal or equitable), set-off, counterclaim, or claim which Guarantor may now or at any time hereafter have against any other party liable to Agent; (ii) any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Guaranteed Obligations or any security therefor; (iii) any defense Guarantor has to performance hereunder, and any right Guarantor has to be exonerated, arising by reason of the alteration by Agent of the Guaranteed Obligations or the acceptance by Agent or Purchaser of anything in partial satisfaction of the Guaranteed Obligations; and (iv) the benefit of any statute of limitations affecting Guarantor’s liability hereunder or the enforcement thereof, and any act which shall defer or delay the operation of any statute of limitations applicable to the Guaranteed Obligations shall similarly operate to defer or delay the operation of such statute of limitations applicable to Guarantor’s liability hereunder; and

(5)any defense arising by reason of or deriving from (i) any claim or defense based upon an election of remedies by Agent, such as nonjudicial foreclosure; or (ii) any election by Agent under Section 1111(b) of Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect (or any successor statute), to limit the amount of, or any collateral securing, its claim against Guarantor.

SECTION 6.    Notices. Notices and other communication provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or electronic photocopy format sent by electronic mail, to the applicable party at its address set forth below its name on the signature pages of this Guaranty or such other address as shall be designated by such party in a written notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Guaranty shall be deemed to have been given on the fifth (5th) Business Day after the date when sent by registered or certified mail, postage prepaid, return receipt requested, if by mail, or upon receipt by such party, if by any electronic or facsimile communications equipment, in each case addressed to such party as provided herein or in accordance with the latest unrevoked written direction from such party.

SECTION 7.    Successors.    Each reference herein to Agent shall be deemed to include its successors and permitted assigns (including but not by way of limitation, Purchaser or any assignee of any of the Guaranteed Obligations), in whose favor the provisions of this Guaranty shall inure. Each reference herein to Guarantor shall be deemed to include its successors and assigns, all of whom shall be bound by the provisions of this Guaranty.

SECTION 8.    Stay of Acceleration. If acceleration of the time for payment of any amount payable by Seller under the Program Documents is stayed upon the insolvency, bankruptcy or reorganization of Seller, all such amounts otherwise subject to acceleration under the terms of the Program Documents shall nonetheless be payable by Guarantor hereunder forthwith on demand by Agent.

SECTION 9.    Setoff; No Deductions.

(a)Upon the occurrence and during the continuance of an Event of Default or the failure by Seller or Guarantor to timely perform all or any part of the Guaranteed Obligations in accordance with the Program Documents or this Guaranty, Agent may, without notice to Guarantor and regardless of the acceptance of any security or collateral for the payment hereof, appropriate and apply in accordance with the terms of the Program Documents toward the payment of all or any part of the Guaranteed Obligations (i) any indebtedness due or to become due from Agent to Guarantor, and (ii) any moneys, credits or other property belonging to Guarantor, at any time held by or coming into the possession of Agent or any of its affiliates.

(b)Guarantor represents and warrants that it is organized and resides in the United States of America. Guarantor shall make all payments hereunder without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless Guarantor is compelled by law to make such deduction or withholding

SECTION 10.    SERVICE    OF    PROCESS.    GUARANTOR    (I) HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE COURTS OF THE STATE OF NEW YORK AND TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, FOR THE PURPOSE OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR BASED UPON THIS GUARANTY, OR THE SUBJECT MATTER HEREOF BROUGHT BY AGENT, PURCHASER OR ANY OF THEIR RESPECTIVE SUCCESSORS OR ASSIGNS AND (II) HEREBY WAIVES, AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, OR OTHERWISE, IN ANY SUCH SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT SUBJECT PERSONALLY TO THE JURISDICTION OF THE ABOVE-NAMED COURTS, THAT ITS PROPERTY IS EXEMPT OR IMMUNE FROM ATTACHMENT OR EXECUTION, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER, OR THAT THIS GUARANTY OR THE SUBJECT MATTER HEREOF OR THEREOF MAY NOT BE ENFORCED IN OR BY SUCH COURT, AND (III) HEREBY AGREES NOT TO ASSERT ANY OFFSETS OR COUNTERCLAIMS (OTHER THAN COMPULSORY COUNTERCLAIMS) IN ANY SUCH ACTION, SUIT OR PROCEEDING. GUARANTOR HEREBY CONSENTS TO SERVICE OF PROCESS BY CERTIFIED MAIL AT

ITS ADDRESS SET FORTH ON THE SIGNATURE PAGES OF THIS GUARANTY, AND AGREES THAT THE SUBMISSION TO JURISDICTION AND THE CONSENT TO SERVICE OF PROCESS BY MAIL IS MADE FOR THE EXPRESS BENEFIT OF AGENT AND PURCHASER. FINAL JUDGMENT AGAINST GUARANTOR IN ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE CONCLUSIVE, AND MAY BE ENFORCED IN OTHER JURISDICTIONS (X) BY SUIT, ACTION OR PROCEEDING ON THE JUDGMENT, A CERTIFIED OR TRUE COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND OF THE AMOUNT OF ANY INDEBTEDNESS OR LIABILITY OF GUARANTOR THEREIN DESCRIBED OR (Y) IN ANY OTHER MANNER PROVIDED BY OR PURSUANT TO THE LAWS OF SUCH OTHER JURISDICTION; PROVIDED, HOWEVER, THAT AGENT OR PURCHASER MAY AT ITS OPTION BRING SUIT OR INSTITUTE OTHER JUDICIAL PROCEEDINGS AGAINST GUARANTOR OR ANY OF ITS ASSETS IN ANY STATE OR FEDERAL COURT OF THE UNITED STATES OR OF ANY COUNTRY OR PLACE WHERE GUARANTOR OR SUCH ASSETS MAY BE FOUND.

SECTION 11.    GOVERNING    LAW. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF (EXCEPT FOR SECTION 5-1401 AND SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, EXCEPT TO THE EXTENT PREEMPTED BY FEDERAL LAW.

SECTION 12. No Waiver, etc. Neither a failure nor a delay on the part of Agent or Purchaser in exercising any right, power or privilege under this Guaranty shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of Agent or Purchaser herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which Agent or Purchaser may have under this Guaranty, at law, in equity, by statute, or otherwise.

SECTION 13. Modification, etc. No modification, amendment or waiver of any provision of this Guaranty, nor the consent to any departure by Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by Agent and Guarantor, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on Guarantor in any case shall entitle Guarantor to any other or further notice or demand in the same, similar or other circumstances.

SECTION 14.    Severability. If any one or more of the provisions contained in this Guaranty should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall in no way be affected or impaired thereby.

SECTION 15. Headings. Section headings used herein are for convenience of reference only and are not to affect the construction of, or be taken into consideration in interpreting, this Guaranty.

SECTION 16.    Expenses.    Guarantor shall pay on demand all reasonable and documented out-of-pocket expenses (including reasonable attorneys’ fees) in any way relating to the enforcement or protection of Agent’s rights under this Guaranty or in respect of the Guaranteed Obligations, including any incurred during any “workout” or restructuring in respect of the Guaranteed Obligations and any incurred in the preservation, protection or enforcement of any rights of Purchaser in any insolvency proceeding. The obligations of Guarantor under this paragraph shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty.

SECTION 17.    Indemnification and Survival.    Without limitation on any other obligations of Guarantor or remedies of Agent or Purchaser (each such Person being called an “Indemnitee”) under this Guaranty, Guarantor shall, to the fullest extent permitted by law, indemnify, defend and save and hold harmless Agent and Purchaser from and against, and shall pay on demand, any and all damages, losses, liabilities and expenses (including reasonable attorneys’ fees) that may be suffered or incurred by Agent or Purchaser in connection with or as a result of any failure of any Guaranteed Obligations to be the legal, valid and binding obligations of Seller enforceable against Seller in accordance with their terms; provided that such indemnity shall not be available, as to any Indemnitee, to the extent that such damages, losses, liabilities and expenses resulted from the gross negligence or willful misconduct of such Indemnitee. The obligations of Guarantor under this paragraph shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty.

SECTION 18.    WAIVER OF JURY TRIAL.    TO    THE    EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF AGENT AND GUARANTOR HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS GUARANTY OR THE SUBJECT MATTER HEREOF, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING OR WHETHER IN CONTRACT OR TORT OR OTHERWISE. GUARANTOR ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY AGENT THAT THE PROVISIONS OF THIS SECTION 18 CONSTITUTE A MATERIAL INDUCEMENT UPON WHICH AGENT HAS RELIED, IS RELYING AND WILL RELY IN ENTERING INTO THIS GUARANTY. GUARANTOR MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 18 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF AGENT TO THE WAIVER OF ITS RIGHTS TO TRIAL BY JURY. AGENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 18 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF GUARANTOR TO THE WAIVER OF ITS RIGHTS TO TRIAL BY JURY.

SECTION 19.    Obligations Independent. The obligations of Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations. A separate action may be brought against Guarantor to enforce this Guaranty whether or not Seller or any other person or entity is joined as a party.

[Signature Page Follows]

IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be executed by its duly authorized officer as of the date first written above.

NATIONSTAR MORTGAGE LLC, as Guarantor

By:      Name:      Title:

Address for Notices:
8950 Cypress Waters Boulevard Coppell, Texas 75019 Attention: General Counsel

Acknowledged and Agreed By:

BARCLAYS BANK PLC, as Purchaser and Agent

By:      Name:      Title:

Address for Notices:

745 Seventh Avenue, 4th Floor New York, New York 10019 Attention: Joseph O’Doherty